Exhibit 10.2

EXECUTION VERSION

Sunstone Hotel Partnership, Llc

Sunstone Hotel Investors, Inc.

Fourth Amendment And Consent

Dated as of November 22, 2021

to

Note And Guarantee Agreement

Dated as of December 20, 2016

Re:	$120,000,000 4.69% Series A Guaranteed Senior Notes due January 10, 2026
$120,000,000 4.79% Series B Guaranteed Senior Notes due January 10, 2028

Fourth amendment and consent

This Fourth Amendment And Consent dated as of November 22, 2021 (this “Amendment”) is entered into by and among Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Issuer”), and Sunstone Hotel Investors, Inc., a Maryland corporation (the “Parent Guarantor” and, together with the Issuer, collectively the “Constituent Companies” and individually each a “Constituent Company”), and each of the institutional investors listed on the signature pages hereto (collectively, the “Noteholders”).

Recitals:

A.       The Constituent Companies and the purchasers listed on the Purchaser Schedule thereto have heretofore entered into that certain Note and Guarantee Agreement dated as of December 20, 2016 (as amended by the First Amendment dated as of July 15, 2020, the Second Amendment dated as of December 21, 2020 and the Third Amendment dated as of July 2, 2021, the “Note Agreement”), pursuant to which the Issuer issued and sold $120,000,000 aggregate principal amount of its 4.69% Series A Guaranteed Senior Notes due January 10, 2026 (the “Series A Notes”) and $120,000,000 aggregate principal amount of its 4.79% Series B Guaranteed Senior Notes due January 10, 2028 (the “Series B Notes” and, together with the Series A Notes, collectively the “Notes”).

B.       The Constituent Companies have requested that the Noteholders consent to the issuance of High Yield Notes (as hereinafter defined) on the terms set forth in Section 1.1 and the Noteholders have agree to such consent on such terms.

D.       The Constituent Companies and the Noteholders now desire to further amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

E.        Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement (as amended hereby) unless herein defined or the context shall otherwise require.

D.       All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Constituent Companies and the Noteholders do hereby agree as follows:

SECTION 1. Consent, Acknowledgment And Amendment.

1.1.       Consent. Notwithstanding anything to the contrary set forth in the Note Agreement, the Noteholders hereby consent to the issuance by the Constituent Companies of the High Yield Notes; provided that the proceeds of such High Yield Notes are used, within five Business Days of the issuance thereof, to prepay in full, pursuant to Section 8.2 of the Note Agreement, all of the Notes then outstanding, together with interest accrued thereon to the date of prepayment and the applicable Make-Whole Amount, if any; provided further, that any failure of the Constituent Companies to prepay in full the Notes on the terms set forth above shall constitute and immediate Event of Default under Section 11 of the Note Agreement. In connection with the prepayment of the Notes as contemplated by this Section 1.1, the Noteholders hereby consent to reducing the minimum time period for notice of prepayment required by the second sentence of Section 8.2 of the Note Agreement to one Business Day.

1.2.             Acknowledgment. Upon prepayment in cash in full of all of the outstanding Notes, together with interest accrued thereon to the date of prepayment and the applicable Make-Whole Amount, if any, the Noteholders agree that the Intercreditor Agreement and the Pledge Agreement shall automatically be terminated as to the Noteholders and be of no further force or effect and the Noteholders shall have no further rights to or liens on the Collateral as defined in the Pledge Agreement.

1.3.             Amendments. Subject to the full and complete satisfaction of the conditions to effectiveness set forth in Section 3 below, the Note Agreement is amended as set forth in Annex A hereto. Language being inserted into the applicable section of the Note Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Note Agreement is evidenced by ~~strike-through~~ formatting.

1.4.             Section 1 Defined Terms. As used herein:

“High Yield Notes” means, if issued, those certain high yield bonds issued by the Issuer under the High Yield Notes Agreement in an amount not less than $300,000,000.

“High Yield Notes Agreement” means the indenture or other primary credit document entered into by the Issuer to evidence and govern the terms of the issuance by the Issuer of the High Yield Notes, if any.

SECTION 2. Representations And Warranties Of The Constituent Companies.

To induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), each Constituent Company represents and warrants to the Noteholders that:

(a)       this Amendment has been duly authorized by all necessary limited liability company or corporate action on the part of such Constituent Company and executed and delivered by such Constituent Company, and this Amendment and the Note Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations of such Constituent Company enforceable against such Constituent Company in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)                the execution and delivery of this Amendment by such Constituent Company and performance by such Constituent Company of this Amendment and the Note Agreement, as amended by this Amendment, will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Liens contemplated by such Amendment) in respect of any property of such Constituent Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which such Constituent Company is bound or by which such Constituent Company or any of its Subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to such Constituent Company or any of its Subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Constituent Company or any of its Subsidiaries;

(c)                no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution and delivery by such Constituent Company of this Amendment or the performance by such Constituent Company of this Amendment or the Note Agreement, as amended by this Amendment;

(d)              all the representations and warranties contained in Section 5 of the Note Agreement are true and correct with the same force and effect as if made by such Constituent Company on and as of the date hereof (except (1) to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date and (2) for purposes of this clause (d): (i)(A) the reference in Section 5.3 of the Note Agreement to “October 18, 2016” shall be deemed to be a reference to “November 4, 2021” and (B) any determination of Material Adverse Effect under such Section shall exclude any event or circumstance resulting from the COVID-19 pandemic as described in the Parent Guarantor’s quarterly report on Form 10-Q filed with the SEC on May 11, 2020 and in subsequent public disclosures of the Parent Guarantor in accordance with applicable securities laws prior to the Fourth Amendment Date; (ii) a reference to Schedule 5.4 to the Note Agreement shall be deemed to be a reference to Schedule 2 hereto; (iii) the reference in Section 5.9(a) of the Note Agreement to “December 31, 2012” shall be deemed to be a reference to “December 31, 2017”; (iv) (A) the reference in Section 5.10 to “Execution Date” shall be deemed to be a reference to the “Fourth Amendment Date” and (B) a reference to Schedule 5.10 of the Note Agreement shall be deemed to be a reference to Schedule 3 hereto; and (v) the reference in Section 5.15(a) of the Note Agreement to “September 30, 2016” shall be deemed to be a reference to “September 30, 2021” and (B) a reference to Schedule 5.15 to the Note Agreement shall be deemed to be a reference to Schedule 4 hereto;

(e)                except to the extent the Notes have been prepaid in full in accordance with Section 1.1 with the proceeds of the High Yield Notes, neither such Constituent Company nor any other Person has paid or agreed to pay, and neither such Constituent Company nor any Subsidiary will pay or agree to pay, any amendment fees or similar consideration to any Person, in connection with amending the Bank Credit Agreement in a manner consistent with the amendments set forth herein, in excess (based on basis points) of the amendment fee paid to the Noteholders in connection with this Amendment; and

(f)                 as of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3. Conditions To Effectiveness Of This Amendment.

Upon satisfaction of each and every one of the following conditions, the amendments set forth in Section 1.3 of this Amendment shall become effective as of the date first written above:

(a)                executed counterparts of this Amendment, duly executed by the Company and the Required Holders, shall have been delivered to each Noteholder or its special counsel;

(b)               the representations and warranties of the Company set forth in Section 2 shall be true and correct on and with respect to the date hereof and each Noteholder shall have received an Officer’s Certificate to such effect;

(c)                except to the extent the Notes have been prepaid in full in accordance with Section 1.1 with the proceeds of the High Yield Notes, the Bank Credit Agreement shall have been amended in a manner such that the terms of the Note Agreement, after giving effect to this Amendment, shall be no less favorable to the Noteholders than the terms of the Bank Credit Agreement, as so amended;

(d)               on the date of the execution of this Amendment, each Noteholder shall have received, by payment in immediately available funds to the account of such holder set forth in the Purchaser Schedule to the Note Agreement or to such other account as such Noteholder shall have heretofore provided to the Company, the amount set forth opposite such holder’s name in Schedule 1 hereto;

(e)               on the date of the execution of this Amendment, the Company shall have paid the fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment to the extent invoiced by noon (New York time) on such date; and

(f)                If the Notes have not been prepaid in full in accordance with Section 1.1 with the proceeds of the High Yield Notes, the Issuer shall have consummated the sale of the Property known as Embassy Suites La Jolla and (1) such Asset Sale shall have resulted in Net Proceeds equal to or greater than $130,000,000 and (2) the Net Proceeds from such Asset Sale shall have been, or contemporaneously herewith shall be, paid and applied in accordance Section 9.14. of the Note Agreement.

SECTION 4. Reaffirmation Of Guaranty Agreement.

By their execution and delivery hereof, the undersigned Subsidiary Guarantors hereby acknowledge and agree to this Amendment, reaffirm the Subsidiary Guaranty Agreement given in favor of each Noteholder and their respective successors and assigns and acknowledge and agree that Excess Leverage Fees and Change in Control Prepayment Fees shall constitute additional obligations guaranteed under the Subsidiary Guaranty Agreement.

SECTION 5. Miscellaneous.

5.1.            This Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

5.2.             Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

5.3.            The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

5.4.             This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

5.5.            The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Remainder of page intentionally left blank.]

Sunstone Hotel Partnership, Llc,

a Delaware limited liability company

By:	/s/ Bryan A. Giglia
Name: Bryan A. Giglia
Title: Chief Financial Officer

Sunstone Hotel Investors, Inc.,
a Maryland corporation

By:	/s/ Bryan A. Giglia
Name: Bryan A. Giglia
Title: Chief Financial Officer

Sunstone East Grand, LLC
Sunstone St. Charles, LLC
Sunstone Saint Clair, LLC
Wb Sunstone -portland, LLC
Sunstone Ocean, LLC
Sunstone K9, LLC
Sunstone Ec5, LLC
Sunstone Hawaii 3-0, LLC
Sunstone Holdco 4, LLC
Sunstone Holdco 5, LLC
Sunstone Holdco 6, LLC
Sunstone Holdco 8, LLC
Boston 1927 Owner, LLC
Sunstone Wharf, LLC
Sunstone Sea Harbor, LLC
Key West 2016, LLC
Sunstone Holdco 10, LLC
Sunstone Sea Harbor Holdco, LLC
Sww No. 1 LLC
Oaks & Olives,, LLC

By:	/s/ Bryan A. Giglia
Name: Bryan A. Giglia
Title: Chief Financial Officer

[Signature Page to Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Accepted and Agreed to:

USAA Life Insurance Company
USAA Casualty Insurance Company
United Services Automobile Association

By:	BlackRock Financial Management, Inc., its
investment manager

By:	/s/ Marshall Merriman
Name:	Marshall Merriman
Title:	Managing Director

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Equitable Financial Life Insurance Company

By:	/s/ Amy Judd
Name: Amy Judd
Title: Investment Officer

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Ab us diversified credit bm fund

By:	AllianceBernstein L.P., Its Investment Advisor

By:
Name:
Title:

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Thrivent Financial For Lutherans

By:	/s/ Martin Rosacker
Name: Martin Rosacker
Title: Managing Director

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Pacific Life Insurance Company

By:	/s/ Kevin Liang
Name: Kevin Liang
Title: Senior Director

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Bankers Life And Casualty Company
Washington National Insurance Company

By:	40|86 Advisors, Inc., acting as Investment Advisor

By:	/s/ Jesse Horsfall
Name: Jesse Horsfall
Title: SVP, Portfolio Management

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Life Insurance Company Of The Southwest

By:	/s/ Paul Koenig
Name: Paul Koenig
Title: Head of Portfolio Management

National Life Insurance Company

By:	/s/ Paul Koenig
Name: Paul Koenig
Title: Head of Portfolio Management

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Americo Financial Life & Annuity Insurance Company

By:	/s/ Gregory A. Hamilton
Name: Gregory A. Hamilton
Title: SVP & Chief Investment Officer

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Travelers Casualty And Surety Company

By:	/s/ Mark W. Vandermyde
Name:	Mark W. Vandermyde
Title:	Senior Vice President

The Standard Fire Insurance Company

By:	/s/ Mark W. Vandermyde
Name:	Mark W. Vandermyde
Title:	Senior Vice President

[Sunstone Fourth Amendment and Consent to Note and Guarantee Agreement]

Schedule 1

Fee Schedule

Noteholder	Fee
Usaa Life Insurance Company	$15,000
Usaa Casualty Insurance Company	$10,000
United Services Automobile Association	$10,000
Americo Financial Life & Annuity Insurance Company	$10,000
Travelers Casualty And Surety Company	$5,000
The Standard Fire Insurance Company	$5,000
Life Insurance Company Of The Southwest	$8,000
National Life Insurance Company	$2,000
National Life Insurance Company	$2,000
Pacific Life Insurance Company	$25,000
American Republic Insurance Company	$2,000
Blue Cross And Blue Shield Of Florida, Inc.	$3,000
Catholic United Financial	$650
Catholic Financial Life	$1,000
The Cincinnati Life Insurance Company	$5,300
Farm Bureau Life Insurance Company Of Michigan	$5,400
Gleaner Life Insurance Society	$1,000
Great Western Insurance Company	$2,650
Minnesota Life Insurance Company	$13,000
Unitedhealthcare Insurance Company	$1,000
Trinity Universal Insurance Company	$3,500
Western Fraternal Life Association	$500
Equitable Financial Life Insurance Company	$26,000
Ab Us Diversified Credit Bm Fund	$6,000
Thrivent Financial For Lutherans	$30,000
Bankers Life And Casualty Company	$8,000
Washington National Insurance Company	$4,000
Total	$205,000

Schedule 2

Subsidiaries of the Parent Guarantor and

Ownership of Subsidiary Stock

(1)       Subsidiaries:

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Boston 1927 Lessee,	Delaware	100% Sunstone Hotel	Subsidiary
Inc.		TRS Lessee, Inc.
Boston 1927 Owner,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC	Guarantor
Calistoga Vines, LLC	Delaware	100% Sunstone Hotel	Subsidiary
Partnership, LLC
Calistoga Vines	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Grateful Red, LLC	Delaware	100% Sunstone Hotel	Subsidiary
TRS Lessee, Inc.
EP Holdings, LLC	Delaware	100% Sunstone East	Subsidiary
Pratt, LP
One Park Boulevard,	Delaware	75% Sunstone Park,	Excluded
LLC		LLC; 25% HHC One	Subsidiary
Park Boulevard, LLC
Sun CHP I, Inc.	Delaware	100% Sunstone Hotel	Significant
		Investors, Inc.	Subsidiary
Sun SHP II, LLC	Delaware	90.9092% Sunstone	Significant
		Hotel Investors, Inc.;	Subsidiary
9.0908% Sun CHP I,
Inc.
Sunstone 42nd Street	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone 42nd Street,	Delaware	100% Sunstone	Excluded
LLC		Holdco 5, LLC	Subsidiary
Sunstone Canal	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Canal, LLC	Delaware	100% Sunstone	Excluded
		Holdco 9, LLC	Subsidiary
Sunstone Century	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Cowboy, LP	Delaware	99.5% Sunstone	Subsidiary
Holdco 3, LLC, 0.5%
Sunstone Cowboy
GP, LLC
Sunstone Cowboy GP,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 3, LLC

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Sunstone Cowboy	Delaware	99.5% Sunstone Hotel	Subsidiary
Lessee, LP		TRS Lessee, Inc.;
0.5% Sunstone
Cowboy Lessee GP,
LLC
Sunstone Cowboy	Delaware	100% Sunstone Hotel	Subsidiary
Lessee GP, LLC		TRS Lessee, Inc.
Sunstone East Grand,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 6, LLC	Guarantor
Sunstone East Grand	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone East Pratt,	Maryland	99% Sunstone Holdco	Subsidiary
LP		4, LLC; 1% Sunstone
East Pratt GP, LLC
Sunstone East Pratt	Delaware	100% Sunstone	Subsidiary
GP, LLC		Holdco 4, LLC
Sunstone East Pratt	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone EC5, LLC	Delaware	100% Sunstone Hotel	Subsidiary
		Partnership, LLC	Guarantor
Sunstone EC5 Lessee,	Delaware	100% Sunstone Hotel	Subsidiary
Inc.		TRS Lessee, Inc.
Sunstone Hawaii 3-0,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC	Guarantor
Sunstone Hawaii 3-0	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Holdco 3,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC
Sunstone Holdco 4,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC	Guarantor
Sunstone Holdco 5,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC	Guarantor
Sunstone Holdco 6,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC	Guarantor
Sunstone Holdco 8,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC	Guarantor
Sunstone Holdco 9,	Delaware	100% Sunstone Hotel	Significant
LLC		Partnership, LLC	Subsidiary
Sunstone Holdco 10,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC	Guarantor
Sunstone Hotel	Delaware	100% Sunstone Hotel	Subsidiary
Acquisitions, LLC		Partnership, LLC
Sunstone Hotel	Delaware	98.9% Sunstone Hotel	Issuer
Partnership, LLC		Investors, Inc., 1.1%
Sun SHP II, LLC

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Sunstone Hotel TRS	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		Partnership, LLC
Sunstone Jamboree,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 8, LLC
Sunstone Jamboree	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone K9, LLC	Delaware	100% Sunstone	Excluded
		Holdco 5, LLC	Subsidiary
Sunstone K9 Lessee,	Delaware	100% Sunstone Hotel	Subsidiary
Inc.		TRS Lessee, Inc.
Sunstone LA Airport,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 8, LLC
Sunstone LA Airport	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone MacArthur,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 8, LLC
Sunstone MacArthur	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone North State	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone North State,	Delaware	100% Sunstone	Significant
LLC		Pledgeco, LLC	Subsidiary
Sunstone Ocean, LLC	Delaware	100% Sunstone	Subsidiary
		Holdco 4, LLC	Guarantor
Sunstone Ocean	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Park, LLC	Delaware	100% Sunstone Hotel	Significant
		Partnership, LLC	Subsidiary
Sunstone Park Lessee,	Delaware	75% Sunstone Hotel	Subsidiary
LLC		TRS Lessee, Inc.;
25% Park US Lessee
Holdings Inc.
Sunstone Pledgeco,	Delaware	100% Sunstone Hotel	Significant
LLC		Partnership, LLC	Subsidiary
Sunstone Red Oak,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 8, LLC
Sunstone Red Oak	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Saint Clair,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 6, LLC	Guarantor
Sunstone Saint Clair	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Sunstone Sea Harbor	Delaware	100% Sunstone	Subsidiary
Holdco, LLC		Holdco 4, LLC	Guarantor
Sunstone Sea Harbor	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Sea Harbor,	Delaware	100% SWW No. 1,	Subsidiary
LLC		LLC	Guarantor
Sunstone St. Charles,	Delaware	100% Sunstone	Subsidiary
LLC		Holdco 10, LLC	Guarantor
Sunstone St. Charles	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Top Gun	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Top Gun,	Delaware	100% Sunstone	Excluded
LLC		Holdco 5, LLC	Subsidiary
Sunstone Von	Delaware	100% Sunstone Hotel	Subsidiary
Karman, LLC		Partnership, LLC
Sunstone Westwood,	Delaware	100% Sunstone	Significant
LLC		Holdco 8, LLC	Subsidiary
Sunstone Wharf	Delaware	100% Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Sunstone Wharf, LLC	Delaware	100% Sunstone	Subsidiary
		Holdco 6, LLC	Guarantor
SWW No. 1, LLC	Florida	100% Sunstone Sea	Subsidiary
		Harbor Holdco, LLC	Guarantor
WB Sunstone-	Delaware	100% Sunstone	Subsidiary
Portland, LLC		Holdco 8, LLC	Guarantor
WB Sunstone-	Delaware	100% Sunstone Hotel	Subsidiary
Portland, Inc.		TRS Lessee, Inc.
Sunstone Orlando	Delaware	100 % Sunstone Hotel	Subsidiary
Lender, LLC		Partnership, LLC
Gumbo Alley, LLC	Delaware	100 % Sunstone Hotel	Significant
		Partnership, LLC	Subsidiary
Key West 2016, LLC	Delaware	100 % Sunstone Hotel	Subsidiary
		Partnership, LLC	Guarantor
Key West 2016	Delaware	100 % Sunstone Hotel	Subsidiary
Lessee, Inc.		TRS Lessee, Inc.
Oaks & Olives, LLC	Delaware	100% Sunstone Hotel	Subsidiary
		Partnership, LLC	Guarantor
Oaks & Olives Lessee,	Delaware	100 % Sunstone Hotel	Subsidiary
Inc.		TRS Lessee, Inc.
Jenolia RIP, LLC	Delaware	100% Sunstone Hotel	Subsidiary
Partnership, LLC

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Yuma Motel Ventures,	Delaware	100% Sunstone Hotel	Subsidiary
LLC		Partnership, LLC
TM20, LLC	Delaware	100% Sunstone Hotel	Subsidiary
TRS Lessee, Inc.

(2)	Affiliates:

None other than as listed above.

(3)	Issuer’s Directors and Senior Officers:

Sunstone Hotel Investors, Inc., managing member

Douglas M. Pasquale, Interim Chief Executive Officer

Bryan Giglia, Chief Financial Officer

Robert C. Springer, Senior Vice President, Secretary & Treasurer

(4)	Parent Guarantor’s Directors and Senior Officers:

Douglas M. Pasquale, Chairman of the Board of Directors, Interim Chief Executive Officer

Bryan Giglia, Executive Vice President & Chief Financial Officer

Robert C. Springer, Executive Vice President & Chief Investment Officer

David Klein, Executive Vice President & General Counsel

Andrew Batinovich, Director

Kristina M. Leslie, Director

W. Blake Baird, Director

Verett Mims, Director

Murray J. McCabe, Director

Monica Digilio, Director

Schedule 3

Real Estate Assets

PROPERTY NAME	ADDRESS	FEE AND/OR	OCCUPANCY	Property	Encumbered
		LEASEHOLD	STATUS[1]	Classification
		OWNER
Hilton Garden Inn	10 E. Grand	Sunstone East	84.2%	Seasoned	No
Chicago	Ave., Chicago,	Grand, LLC
Downtown/Magnificent	IL 60611
Mile
Hilton New Orleans St.	333 St. Charles	Sunstone St.	74.3%	Seasoned	No
Charles	Ave., New	Charles, LLC
	Orleans, LA
	70130

Hyatt Chicago	633 N St. Clair	Sunstone Saint	83.1%	Seasoned	No
Magnificent Mile	St, Chicago, IL	Clair, LLC
	60611

Marriott Portland	520 SW	WB Sunstone-	80.1%	Seasoned	No
	Broadway,	Portland, LLC
	Portland,
	Oregon 97205

Renaissance Long	111 E. Ocean	Sunstone	81.6%	Seasoned	No
Beach	Blvd., Long	Ocean, LLC
	Beach, CA
	90802

Hyatt Regency San	5 Embarcadero	Sunstone EC5,	89.0%	Seasoned	No
Francisco	Center, San	LLC
	Francisco, CA
	94111
Wailea Beach Resort	3700 Wailea	Sunstone	91.2%	Seasoned	No
	Alanui Drive,	Hawaii 3-0,
	Maui, HI	LLC
	96753
Boston Park Plaza	50 Park Plaza,	Boston 1927	90.6%	Seasoned	No
	Boston, MA	Owner, LLC
	02116

1 Occupancy percentages as shown reflect the average occupancy rates for each property for year ended December 31, 2019.

PROPERTY NAME	ADDRESS	FEE AND/OR	OCCUPANCY	Property	Encumbered
		LEASEHOLD	STATUS[1]	Classification
		OWNER
Marriott Boston Long	296 State	Sunstone	86.7%	Seasoned	No
Wharf	Street, Boston,	Wharf, LLC
	MA 02109
Embassy Suites	600 North	Sunstone North	90.0%	Seasoned	No
Chicago	State Street,	State, LLC
	Chicago, IL
	60654
Embassy Suites La	4550 La Jolla	Sunstone Top	86.6%	Seasoned	Yes
Jolla	Village Drive,	Gun, LLC
	San Diego, CA
	92122
JW Marriott New	614 Canal	Sunstone	83.9%	Seasoned	Yes
Orleans	Street, New	Canal, LLC
	Orleans, LA
	70130
Renaissance Orlando at	6677 Sea	Sunstone Sea	78.9%	Seasoned	No
SeaWorld	Harbor Drive,	Harbor, LLC
	Orlando, FL
	32821
Hilton San Diego	One Park	One Park	81.4%	Seasoned	Yes
Bayfront	Blvd., San	Boulevard,
	Diego, CA	LLC
	92101
Renaissance	999 9th Street	Sunstone K9,	78.1%	Seasoned	Yes
Washington D.C.	NW,	LLC
	Washington,
	DC 20001
Oceans Edge Resort	5950	Key West	88.7%	Seasoned	No
& Marina	Peninsular	2016, LLC
	Avenue, Key
	West FL
	33040
Montage Healdsburg	100 Montage	Oaks &	N/A	New	No
	Way,	Olives, LLC
	Healdsburg,
	CA 95448

Schedule 4

Existing Indebtedness of the Parent Guarantor and its Subsidiaries

Mortgage Loans Payable	Borrower	Lender	Outstanding[2]

Mortgage loan (fixed) secured by	Sunstone Canal, LLC	Wells Fargo Bank	$78,626,000
JW Marriott New Orleans

Mortgage loan (fixed) secured by	Sunstone Top Gun, LLC	Deutsche Bank	$56,858,000
Embassy Suites La Jolla

Mortgage loan (variable) secured	One Park Boulevard, LLC	Wells Fargo Bank	$220,000,000
by Hilton San Diego Bayfront

Unsecured Loans Payable			Outstanding[3]

Unsecured term loan (fixed)[4] #1	Sunstone Hotel Partnership,	Wells Fargo Bank, Bank of America,	$85,000,000
	LLC	JP Morgan, PNC Bank, U.S. Bank,
		Truist Bank

Unsecured term loan (fixed)[5] #2	Sunstone Hotel Partnership,	Wells Fargo Bank, Bank of America,	$100,000,000
	LLC	JP Morgan, PNC Bank, U.S. Bank,
		BBVA, Truist Bank

Revolving Portion of Bank	Sunstone Hotel Partnership,	Wells Fargo Bank, Bank of America,	$0
Credit Agreement (variable)	LLC	JP Morgan, PNC Bank, U.S. Bank,
		Citibank, BBVA, The Bank of Nova
		Scotia, Truist Bank

2 Loan balances as of September 30, 2021.

3 Loan balances as of September 30, 2021.

4 Loan swapped to fixed interest rate.

5 Loan swapped to fixed interest rate.

ANNEX A

~~Conformed~~ Composite Copy

Incorporating The First Amendment Dated As Of July 15, 2020, The Second Amendment

Dated As Of December 21, 2020 ~~And~~ , The Third Amendment Dated As Of July 2, 2021 And

The Fourth Amendment Dated As Of November 22, 2021.

Sunstone Hotel Partnership, Llc

Sunstone Hotel Investors, Inc.

$240,000,000

4.69% Series A Guaranteed Senior Notes due January 10, 2026

4.79% Series B Guaranteed Senior Notes due January 10, 2028

Note And Guarantee Agreement

Dated as of December 20, 2016

-i-

-ii-

-iii-

-iv-

Schedule A	—	Defined Terms

Schedule 1(a)	—	Form of 4.69% Series A Guaranteed Senior Note due January 10, 2026

Schedule 1(b)	—	Form of 4.79% Series B Guaranteed Senior Note due January 10, 2028

Schedule 4.4(a)(1)	—	Form of Opinion of Special Counsel for the Consistent Companies and the Subsidiary Guarantors

Schedule 4.4(a)(2)	—	Form of Opinion of Maryland Counsel for the Parent Guarantor

Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Parent Guarantor and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.10	—	Real Estate Assets

Schedule 5.15	—	Existing Indebtedness

Schedule 10.5	—	Certain Permitted Liens

Purchaser Schedule	—	Information Relating to Purchasers

Exhibit SGA	—	Form of Subsidiary Guaranty Agreement

Exhibit PA	—	Form of Pledge Agreement

Exhibit ICA	—	Form of Intercreditor Agreement

Sunstone hotel partnership, llc

Sunstone Hotel Investors, Inc.

120 Vantis, Suite 300

Aliso Viejo, CA 92656

4.69% Series A Guaranteed Senior Notes due January 10, 2026

4.79% Series B Guaranteed Senior Notes due January 10, 2028

Dated as of December 20, 2016

To Each of the Purchasers Listed in

The Purchaser Schedule Hereto:

Ladies and Gentlemen:

Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Issuer”), and Sunstone Hotel Investors, Inc., a Maryland corporation (the “Parent Guarantor,” and together with the Issuer, the “Constituent Companies” and individually, a “Constituent Company”), jointly and severally, agree with each of the Purchasers as follows:

SECTION 1.	Authorization of Notes.

The Issuer will authorize the issue and sale of $240,000,000 aggregate principal of its Guaranteed Senior Notes, of which $120,000,000 aggregate principal amount shall be its 4.69% Series A Guaranteed Senior Notes due January 10, 2026 (the “Series A Notes”) and $120,000,000 aggregate principal amount shall be its 4.79% Series B Guaranteed Senior Notes due January 10, 2028 (the “Series B Notes”; the Series A Notes and the Series B Notes are hereinafter referred to collectively as the “Notes”). The Series A Notes and the Series B Notes shall be substantially in the forms set out in Schedule 1(a) and Schedule 1(b), respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 23.4 shall govern.

SECTION 2.	Sale and Purchase of Notes; Guaranties.

Section 2.1.          Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, at the Closing provided for in Section 3, Notes in the principal amount and of the series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2.          Guaranties. The obligations of the Issuer hereunder and under the Notes are unconditionally and irrevocably guaranteed (a) by the Parent Guarantor pursuant to Section 13 and (b) by each Subsidiary Guarantor pursuant to that certain Subsidiary Guaranty Agreement to be dated as of the date of the Closing (the “Subsidiary Guaranty Agreement”) substantially in the form of Exhibit SGA.

SECTION 3.	Execution; Closing.

The execution and delivery of this Agreement shall occur on December 20, 2016 (the “Execution Date”). The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 666 Fifth Avenue, 17th Floor, New York, New York 10103, at 11:00 a.m., New York, New York time, at a closing (the “Closing”) on January 10, 2017. At the Closing, the Issuer will deliver to each Purchaser the Notes of each series to be purchased by such Purchaser in the form of a single Note of such series (or such greater number of Notes of such series in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Issuer or its order in the amount of the purchase price therefor by wire transfer to the account of the Issuer set forth in the funding instructions delivered by the Issuer pursuant to Section 4.10. If at the Closing the Issuer shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Issuer to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4.	Conditions To Closing

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.           Representations and Warranties.

(a)           Representations of each Constituent Company. The representations and warranties of each Constituent Company in this Agreement shall be correct when made and at the Closing.

(b)           Representations and Warranties of each Subsidiary Guarantor. The representations and warranties of each Subsidiary Guarantor in the Subsidiary Guaranty Agreement shall be correct when made and at the Closing.

Section 4.2.           Performance; No Default. Each Constituent Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither Constituent Company or any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.          Compliance Certificates.

(a)           Officer’s Certificate of each Constituent Company. Each Constituent Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)          Secretary’s Certificate of each Constituent Company. Each Constituent Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (1) the resolutions attached thereto and other corporate or limited liability company proceedings relating to the authorization, execution and delivery of the Notes (in the case of the Issuer) and this Agreement (in the case of each Constituent Company) and (2) such Constituent Company’s organizational documents as then in effect.

(c)           Officer’s Certificate of each Subsidiary Guarantor. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying as to such Subsidiary Guarantor that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.

(d)          Secretary’s Certificate of each Subsidiary Guarantor. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (1) the resolutions attached thereto and other corporate, limited liability company, partnership or trust proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty Agreement and (2) such Subsidiary Guarantor’s organizational documents as then in effect.

Section 4.4.          Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (1) Latham & Watkins LLP, special counsel for the Constituent Companies and the Subsidiary Guarantors, and (2) Venable LLP, Maryland counsel to the Parent Guarantor, covering the matters set forth in Schedules 4.4(a)(1) and 4.4(a)(2) (and the Constituent Companies hereby instruct their counsel to deliver such opinions to the Purchasers) and (b) from Schiff Hardin LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.          Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the Execution Date. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from the Issuer certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.           Sale of Other Notes. Contemporaneously with the Closing, the Issuer shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7.           Payment of Special Counsel Fees. Without limiting Section 16.1, the Issuer shall have paid on or before the Execution Date and the date of the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Issuer at least one Business Day prior to such date.

Section 4.8.          Private Placement Numbers. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.

Section 4.9.          Changes in Corporate Structure; Change in Control. Neither Constituent Company or any Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5. No Change in Control shall have occurred.

Section 4.10.         Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer of the Issuer on letterhead of the Issuer directing the manner of the payment of the purchase price for the Notes and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.        Subsidiary Guaranty Agreement. Such Purchaser shall have received a copy of the Subsidiary Guaranty Agreement which shall have been duly authorized, executed and delivered by each Person then required to be a Subsidiary Guarantor.

Section 4.12.        Bank Credit Agreement. Such Purchaser shall have received a copy of the Bank Credit Agreement as in effect on the date of the Closing, which copy shall be certified as true, correct and complete and evidences the amendment of the definition of “Capitalized Lease Obligations” therein to include a new sentence at the end thereof corresponding to the last sentence in the definition of Capitalized Lease Obligations in this Agreement, and which certificate shall identify each Additional Covenant then in effect therein.

Section 4.13.         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.	Representations And Warranties Of The Constituent Companies.

Each Constituent Company represents and warrants to each Purchaser that:

Section 5.1.           Organization; Power and Authority.

(a)           The Issuer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Issuer has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and each other Note Document to which it is a party and to perform the provisions hereof and thereof.

(b)          The Parent Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and each other Note Document to which it is a party and to perform the provisions hereof and thereof.

(c)           Each Subsidiary Guarantor is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary Guarantor has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and to execute and deliver the Subsidiary Guaranty Agreement and each other Note Document to which it is a party and to perform the provisions thereof.

Section 5.2.           Authorization, Etc.

(a)           This Agreement, the Notes and each other Note Document to which the Issuer is or will be a party have been duly authorized by all necessary limited liability company action on the part of the Issuer, and this Agreement constitutes, and upon execution and delivery thereof each Note and each other Note Document to which the Issuer is a party will constitute, a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          This Agreement and each other Note Document to which the Parent Guarantor is or will be a party have been duly authorized by all necessary corporate action on the part of the Parent Guarantor, and this Agreement constitutes, and upon execution and delivery thereof each other Note Document to which the Parent Guarantor is a party will constitute, a legal, valid and binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The Subsidiary Guaranty Agreement and each other Note Document to which a Subsidiary Guarantor is or will be a party have been duly authorized by all necessary corporate or other action on the part of such Subsidiary Guarantor, and the Subsidiary Guaranty Agreement constitutes, and upon execution and delivery thereof each other Note Document to which a Subsidiary Guaranty is a party will constitute, a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.           Disclosure. The Constituent Companies, through their agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Securities, LLC and US Bancorp Investments, Inc., have delivered to each Purchaser a copy of a Private Placement Memorandum, dated September 2016 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Parent Guarantor and its Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Constituent Companies prior to October 18, 2016 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2015, there has been no change in the financial condition, operations, business, properties or prospects of the Parent Guarantor or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to either Constituent Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.          Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)           Schedule 5.4 contains (except as noted therein) complete and correct lists of (1) the Parent Guarantor’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Parent Guarantor and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, a Significant Subsidiary and/or an Excluded Subsidiary, (2) the Parent Guarantor’s Affiliates, other than Subsidiaries and identifying each Unconsolidated Affiliate, and (3) each Constituent Company’s directors and senior officers.

(b)          All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent Guarantor and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Parent Guarantor or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)            Each Subsidiary (other than a Subsidiary Guarantor) is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent Guarantor or any of its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.

Section 5.5.           Financial Statements; Material Liabilities. The Constituent Companies have delivered to each Purchaser copies of the consolidated financial statements of the Parent Guarantor and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.          Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by (a) the Issuer of this Agreement, the Notes and each other Note Document to which it is or will be a party, (b) the Parent Guarantor of this Agreement and each other Note Document to which it is or will be a party and (c) each Subsidiary Guarantor of the Subsidiary Guaranty Agreement and each other Note Document to which it is or will be a party will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Parent Guarantor or any Subsidiary is bound or by which the Parent Guarantor or any Subsidiary or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Parent Guarantor or any Subsidiary or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent Guarantor or any Subsidiary.

Section 5.7.          Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Issuer of this Agreement, the Notes or the other Note Documents to which it is or will be a party, (b) the Parent Guarantor of this Agreement or the other Note Documents to which it is or will be a party or (c) any Subsidiary Guarantor of the Subsidiary Guaranty Agreement or the other Note Documents to which it is or will be a party.

Section 5.8.           Litigation; Observance of Agreements, Statutes and Orders.

(a)           There are no actions, suits, investigations or proceedings pending or, to the best knowledge of either Constituent Company, threatened against or affecting the Parent Guarantor or any Subsidiary or any property of the Parent Guarantor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Parent Guarantor nor any Subsidiary is (1) in default under any agreement or instrument to which it is a party or by which it is bound, (2) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (3) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.          Taxes; REIT Status.

(a)            The Parent Guarantor and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (1) the amount of which, individually or in the aggregate, is not Material or (2) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither Constituent Company knows of any basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Parent Guarantor and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2012.

(b)           The Parent Guarantor has operated, and intends to continue to operate in a manner so as to permit it to qualify as a REIT. The Parent Guarantor has elected treatment as a REIT. Each Subsidiary of the Parent Guarantor is either (1) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (2) a REIT, (3) a Taxable REIT Subsidiary within the meaning of Section 856(l) of the Code, (4) a partnership under Treasury Regulation Section 301.7701-3 or (5) an entity disregarded as a separate entity from its owner under Treasury Regulation Section 301.7701-3.

Section 5.10.        Title to Property; Leases. Schedule 5.10 contains, as of the Execution Date, a complete and correct listing of all real estate assets of the Parent Guarantor and its Subsidiaries, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is (a) a Development Property and, if such Property is a Development Property, the status of completion of such Property, (b) a New Property or a Seasoned Property and/or (c) an Unencumbered Property. The Parent Guarantor and its Subsidiaries have good, marketable and legal title to, or a valid leasehold interest in, their respective assets.

Section 5.11.        Licenses, Permits, Etc.

(a)           The Parent Guarantor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are necessary to the conduct of its businesses, without known conflict with the rights of others.

(b)           To the best knowledge of each Constituent Company, no product or service of the Parent Guarantor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)           To the best knowledge of each Constituent Company, there is no Material violation by any Person of any right of the Parent Guarantor or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Parent Guarantor or any of its Subsidiaries.

Section 5.12.        Compliance with Employee Benefit Plans.

(a)           The Parent Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Parent Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Parent Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Parent Guarantor and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent Guarantor and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by each Constituent Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)            The Parent Guarantor and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13.        Private Offering by the Issuer. Neither Constituent Company or anyone acting on their behalf has offered the Notes, the Subsidiary Guaranty Agreement or any similar Securities for sale to, or solicited any offer to buy the Notes, the Subsidiary Guaranty Agreement or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 70 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither Constituent Company or anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the execution and delivery of the Subsidiary Guaranty Agreement to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.       Use of Proceeds; Margin Regulations. The Issuer will apply the proceeds of the sale of the Notes hereunder as set forth in the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Issuer in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Issuer and its Subsidiaries and the Issuer does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.         Existing Indebtedness; Future Liens.

(a)           Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries as of September 30, 2016 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent Guarantor or its Subsidiaries. Neither the Parent Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent Guarantor or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent Guarantor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Parent Guarantor nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by this Agreement.

(c)           Neither the Parent Guarantor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent Guarantor or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of either Constituent Company or any Subsidiary Guarantor, except as disclosed in Schedule 5.15.

Section 5.16.        Foreign Assets Control Regulations, Etc.

(a)           Neither the Parent Guarantor nor any Controlled Entity (1) is a Blocked Person, (2) has been notified that its name appears or may in the future appear on a State Sanctions List or (3) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)           Neither the Parent Guarantor nor any Controlled Entity (1) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (2) to either Constituent Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)           No part of the proceeds from the sale of the Notes hereunder:

(1)          constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Parent Guarantor or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (ii) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (iii) otherwise in violation of any U.S. Economic Sanctions Laws;

(2)          will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(3)          will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)           The Parent Guarantor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.       Status under Certain Statutes. Neither the Parent Guarantor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18.        Environmental Matters.

(a)            Neither the Parent Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Parent Guarantor or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Parent Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Parent Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)           Neither the Parent Guarantor nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)           All buildings on all real properties now owned, leased or operated by the Parent Guarantor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.        Notes Rank Pari Passu.

(a)           The obligations of the Issuer under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured and unsubordinated senior Indebtedness (actual or contingent) of the Issuer, including all unsecured and unsubordinated senior Indebtedness of the Issuer described in Schedule 5.15(a).

(b)           The obligations of the Parent Guarantor under this Agreement rank at least pari passu in right of payment with all other unsecured and unsubordinated senior Indebtedness (actual or contingent) of the Parent Guarantor, including all unsecured and unsubordinated senior Indebtedness of the Parent Guarantor described in Schedule 5.15(a).

(c)            The obligations of each Subsidiary Guarantor under the Subsidiary Guaranty Agreement rank at least pari passu in right of payment with all other unsecured and unsubordinated senior Indebtedness (actual or contingent) of such Subsidiary Guarantor, including all unsecured and unsubordinated senior Indebtedness of such Subsidiary Guarantor described on Schedule 5.15(a).

Section 5.20.        Solvency. Each Constituent Company and each Subsidiary Guarantor is Solvent.

Section 5.21.        Unencumbered Properties. Each Property included in the calculation of Unencumbered Asset Value satisfies all of the requirements contained in the definition of Unencumbered Property.

SECTION 6.                         Representations of the Purchasers.

Section 6.1.          Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.

Section 6.2.           Accredited Investor. Each Purchaser severally represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further severally represents that such Purchaser has had the opportunity to ask questions of the Issuer and received answers concerning the terms and conditions of the sale of the Notes.

Section 6.3.          Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)            the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Issuer in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Issuer that would cause the QPAM and the Issuer to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (1) the identity of such QPAM and (2) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Issuer in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Issuer and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuer in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuer in writing pursuant to this clause (g); or

(h)            the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.                         information as to constituent companies.

Section 7.1.          Financial and Business Information. The Constituent Companies shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a)           Quarterly Statements — within 60 days or, solely during the Covenant Relief Period, within 75 days if the SEC extends the time for quarterly filing past such date for public companies generally (or, in each case, such shorter period as is the earlier of (x) 5 days greater than the period applicable to the filing of the Parent Guarantor’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Parent Guarantor is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date), after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(1)          a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such quarter, and

(2)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Parent Guarantor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)            Annual Statements — within 105 days or, solely during the Covenant Relief Period, within 150 days if the SEC extends the time for annual filing past such date for public companies generally (or, in each case, such shorter period as is the earlier of (x) 5 days greater than the period applicable to the filing of the Parent Guarantor’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Parent Guarantor is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date), after the end of each fiscal year of the Parent Guarantor, duplicate copies of,

(1)          a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and

(2)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)           SEC and Other Reports — promptly upon their becoming available, one copy of (1) each financial statement, report, notice, proxy statement or similar document sent by the Parent Guarantor or any Subsidiary (i) to its creditors under any Material Credit Facility (including information sent to the Bank Agent pursuant to Section 9.4(e) of the Bank Credit Agreement but excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (ii) to its public Securities holders generally, and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), each proxy statement and each prospectus and all amendments thereto filed by the Parent Guarantor or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Parent Guarantor or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer of either Constituent Company becoming aware of the existence of (1) any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), or (2) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by either Constituent Company, any Subsidiary Guarantor, any Grantor or any other Subsidiary under any Material Contract or the Bank Credit Agreement, a written notice specifying the nature and period of existence thereof and what action the Constituent Companies are taking or propose to take with respect thereto;

(e)           Material Amendment to Bank Credit Agreement — promptly, and in any event not less than five days prior to the effectiveness thereof, a copy of each material amendment to the Bank Credit Agreement;

(f)            New Equity Issuers — after the Security Trigger Date and prior to the Security Release Date, promptly after a Responsible Officer of either Constituent Company becoming aware thereof, notice of any Person becoming an Equity Issuer;

(g)           Employee Benefits Matters — promptly, and in any event within five days after a Responsible Officer of either Constituent Company becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent Guarantor or an ERISA Affiliate proposes to take with respect thereto:

(1)          with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Execution Date;

(2)          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(3)          any event, transaction or condition that could result in the incurrence of any liability by the Parent Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(4)          receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(h)            Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent Guarantor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i)             Resignation or Replacement of Independent Auditors — within 10 days following the date on which the Parent Guarantor’s independent auditors resign or the Parent Guarantor elects to change independent auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request;

(j)            Operating Summaries for Unencumbered Properties — within 45 days after the end of each fiscal quarter of the Parent Guarantor, an operating summary with respect to each Unencumbered Property, including a quarterly and year-to-date statement of Net Operating Income;

(k)           Smith Travel Research STAR Reports —with reasonable promptness upon the request of such Purchaser or holder, the most current Smith Travel Research STAR Report available, which will compare the individual Unencumbered Properties to the primary competitive set;

(l)            Calculation of Ownership Share — with reasonable promptness upon the request of such Purchaser or holder, evidence of the Parent Guarantor’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be reasonably satisfactory to such Purchaser or holder;

(m)          Change in Senior Management — promptly, notice of any change in the Senior Management; and

(n)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor or any of its Subsidiaries or relating to the ability of either Constituent Company or any Subsidiary Guarantor to perform its obligations hereunder, under the Notes, under the Subsidiary Guaranty Agreement or under any other Note Document as from time to time may be reasonably requested by any such Purchaser or holder of a Note.

Section 7.2.          Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Parent Guarantor:

(a)           Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Parent Guarantor was in compliance with the requirements of each Specified Financial Covenant during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Specified Financial Covenant, and the calculation of the amount, ratio or percentage then in existence. In the event that the Parent Guarantor or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 23.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)           Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent Guarantor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Parent Guarantor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Constituent Companies shall have taken or proposes to take with respect thereto; and

(c)           Subsidiary Guarantors – setting forth a list of (1) all Persons that have become (or no longer are) a Significant Subsidiary or an Excluded Subsidiary since the certificate most recently delivered pursuant to this Section 7.2 and (2) all Subsidiaries that are Subsidiary Guarantors, in each case, as of the date of such certificate of such Senior Financial Officer.

During the Covenant Relief Period, the Parent Guarantor shall continue to provide the calculations in an Officer’s Certificate pursuant to clause (a) above (but not a certification as to the compliance therewith, except that, with respect to the fiscal quarter ending June 30, 2022, the Parent Guarantor shall demonstrate compliance with the CRP Fixed Charge Coverage Ratio pursuant to Section 10.8.(i)). Additionally, concurrently with delivery of each such Officer’s Certificate with respect to the last fiscal quarter of the Covenant Relief Period and the first three fiscal quarters following the Covenant Relief Period, the Parent Guarantor shall provide the holders of the Notes (for informational purposes only) its calculation of each applicable Specified Financial Covenant for the trailing-twelve month period ended on the last date of such fiscal quarter.

During the Covenant Relief Period and the Covenant Threshold Adjustment Period, if any, the Parent Guarantor shall deliver to each holder of the Notes a supplemental Officer’s Certificate (x) on each Friday evidencing the sum of Unrestricted Cash of the Issuer and its Subsidiaries held in the United States on such day plus the amount of Availability on such day (to the extent available to be drawn in accordance with the Bank Credit Agreement as in effect on the First Amendment Date) equals or exceeds $150,000,000, and (y) on the 13th day of each month certifying as to (A) the amount of Unrestricted Cash of the Issuer and its Subsidiaries as of the last day of the preceding month and (B) the calculation of and compliance with the Average Monthly Liquidity covenant set forth in Section 10.8(g).

Section 7.3.          Visitation. Each Constituent Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a)            No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to such Constituent Company, to visit the principal executive office of such Constituent Company, to discuss the affairs, finances and accounts of such Constituent Company and its Subsidiaries with such Constituent Company’s officers, and (with the consent of such Constituent Company, which consent will not be unreasonably withheld, and in the presence of the such Constituent Company) its independent public accountants, and (with the consent of such Constituent Company, which consent will not be unreasonably withheld) to visit the other offices and properties of such Constituent Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)          Default — if a Default or Event of Default then exists, at the expense of the Constituent Companies to visit and inspect any of the offices or properties of such Constituent Company or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Constituent Company authorizes said accountants to discuss the affairs, finances and accounts of such Constituent Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4.         Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by a Constituent Company pursuant to Sections 7.1(a), (b), (c), (i), (j), (k) or (m) and Section 7.2 shall be deemed to have been delivered if such Constituent Company satisfies any of the following requirements with respect thereto:

(a)           such financial statements satisfying the requirements of Section 7.1(a) or 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c), (i), (j), (k) or (m) are delivered to each Purchaser and each holder of a Note by e-mail at the e-mail address set forth in such Purchaser’s or holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Constituent Companies;

(b)           the Parent Guarantor shall have timely filed such Form 10–Q or Form 10– K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its website on the internet, which is located at www.sunstonehotels.com as of the Execution Date, or on any future website that may take the place of www.sunstonehotels.com and which has been identified as such to each Purchaser and each holder of Notes;

(c)           such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c), (i), (j), (k) or (m) are timely posted by or on behalf of such Constituent Company on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access; or

(d)           the Parent Guarantor shall have timely filed any of the items referred to in Section 7.1(c), (i) or (j) with the SEC on EDGAR (including by means of filing a Current Report on Form 8-K) and shall have made such items available on its website on the internet or on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided further, that in the case of each delivery pursuant to clause (b), (c) or (d), such Constituent Company shall have given each Purchaser and each holder of a Note (i) email notice of any filing with the SEC on EDGAR, if such Person shall have registered to receive such notice on the Parent Guarantor’s website or shall have provided to the Parent Guarantor its email address on its Purchaser Schedule or any update thereto pursuant to Section 19, or (ii) in the case of any other filing or posting, prior written notice thereof, provided further, that upon request of any Purchaser or any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, such Constituent Company will promptly e-mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.

SECTION 8.                         Payment and prepayment of the notes.

Section 8.1.          Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.          Optional Prepayments with Make-Whole Amount. The Issuer may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Issuer will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Issuer and the Required Holders agree to another time period pursuant to Section 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Issuer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Issuer shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Issuer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.          Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.          Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.          Purchase of Notes. The Issuer will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Issuer or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (except to the extent necessary to reflect differences in interest rates and maturities of the Notes of the different series). Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Issuer shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.          Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% (50 basis points) plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (1) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (i) closest to and greater than such Remaining Average Life and (ii) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% (50 basis points) plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (A) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (B) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.          Offer to Prepay Notes in the Event of a Change in Control.

(a)          Notice of Change in Control. The Constituent Companies will, within five Business Days after any Responsible Officer of either thereof has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes and such notice shall contain and constitute an offer by the Issuer to prepay Notes as described in Section 8.7(b) and shall be accompanied by the certificate described in Section 8.7(e).

(b)           Offer to Prepay Notes. The offer to prepay Notes contemplated by Sections 8.7(a) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, Notes held by each holder on a date specified in such offer (the “Change in Control Proposed Prepayment Date”), which date shall be a Business Day not less than 20 days and not more than 60 days after the date of such offer (or if the Change in Control Proposed Prepayment Date shall not be specified in such offer, the Change in Control Proposed Prepayment Date shall be the Business Day nearest to the 20th day after the date of such offer).

(c)           Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Issuer at least five Business Days prior to the Change in Control Proposed Prepayment Date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(d)           Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with accrued and unpaid interest on such Notes accrued to the date of prepayment but without any Make-Whole Amount. The prepayment shall be made on the Change in Control Proposed Prepayment Date.

(e)           Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Issuer and dated the date of such offer, specifying (1) the Change in Control Proposed Prepayment Date, (2) that such offer is made pursuant to this Section 8.7 and that failure by a holder to respond to such offer by the deadline established in Section 8.7(c) shall result in such offer to such holder being deemed rejected, (3) the principal amount of each Note offered to be prepaid, (4) the interest that would be due on each Note offered to be prepaid, accrued to the Change in Control Proposed Prepayment Date, (5) that the conditions of this Section 8.7 have been fulfilled and (6) in reasonable detail, the nature and date of the Change in Control.

(f)            Change in Control Defined. “Change in Control” means:

(1)       Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent Guarantor; or

(2)       A “change in control,” “change in management” or similar event in respect of the Parent Guarantor under the Bank Credit Agreement.

Section 8.8.          Optional Prepayment at Par. So long as no Default or Event of Default then exists, the Issuer may, at its option, upon notice as provided below, prepay any series of Notes at any time during the 60-day period immediately preceding the Maturity Date of such series of Notes at 100% of the principal amount of all Notes of such series then outstanding, together with interest accrued thereon to the date of prepayment. The Issuer will give each holder of Notes of the relevant series (with a copy to each holder of Notes of the other series) written notice of each optional prepayment pursuant to this Section 8.8 not less than 10 days and not more than 30 days prior to the date fixed for such prepayment; provided that any prepayment of Notes under this Section 8.8 shall not occur prior to the 60th day preceding the Maturity Date of such series of Notes. Each such notice shall specifically refer to this Section 8.8 and shall specify the prepayment date (which shall be a Business Day), the aggregate principal amount of the Notes of the relevant series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid, and the accrued interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 8.9.          Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) except as set forth in clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.                         Affirmative covenants.

From the Execution Date until the Closing and thereafter, so long as any of the Notes are outstanding, the Constituent Companies covenant that:

Section 9.1.           Compliance with Laws and Material Contracts.

(a)           Without limiting Section 10.4, each Constituent Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each Constituent Company will, and will cause each of its Subsidiaries to, duly and punctually perform and comply with any and all representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract which if not performed or complied with could reasonably be expected to result in any party to a Material Contract taking action to terminate such Material Contract.

Section 9.2.          Insurance. Each Constituent Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance (on a replacement cost basis) with respect to their respective properties and businesses against such casualties and contingencies (including terrorism as applicable), of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.           Maintenance of Properties. Each Constituent Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Parent Guarantor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Parent Guarantor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the determination of which, in the case of the discontinuation of the operation of any property during the period beginning at the start of the COVID-19 pandemic and ending on the last day of the Covenant Relief Period, shall exclude any event or circumstance resulting from the COVID-19 pandemic as described in the Parent Guarantor’s quarterly report on Form 10-Q filed with the SEC on May 11, 2020 and in subsequent public filings of the Parent Guarantor with the SEC in accordance with applicable Securities laws).

Section 9.4.          Payment of Taxes and Claims. Each Constituent Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Parent Guarantor or any Subsidiary, provided that neither the Parent Guarantor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Parent Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Parent Guarantor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Parent Guarantor or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.         Corporate Existence, Etc. Each Constituent Company will at all times preserve and keep its limited liability company or corporate existence in full force and effect. Subject to Section 10.2, each Constituent Company will at all times preserve and keep in full force and effect the corporate or other legal existence of each of its Subsidiaries (unless, except in the case of the Issuer, merged into a Constituent Company or a Wholly-Owned Subsidiary) and all rights and franchises of each Constituent Company and its Subsidiaries unless, in the good faith judgment of the Parent Guarantor, the termination of or failure to preserve and keep in full force and effect such corporate or other legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.          Books and Records. Each Constituent Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Constituent Company or such Subsidiary, as the case may be. Each Constituent Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. Each Constituent Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and each Constituent Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7.           REIT Status. The Parent Guarantor shall maintain its status as, and election to be treated as, a REIT under the Code.

Section 9.8.          Exchange Listing. The Parent Guarantor shall maintain at least one class of common shares of the Parent Guarantor having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 9.9.           Subsidiary Guarantors.

(a)           The Parent Guarantor will cause each of its Subsidiaries that (x) during the Covenant Relief Period and/or the Covenant Threshold Adjustment Period, if any, owns in fee simple, or leases pursuant to a Ground Lease, an Unencumbered Property or (y) at any time guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(1)       execute a supplement to the Subsidiary Guaranty Agreement in the form of Exhibit A thereto (a “Subsidiary Guaranty Supplement”); and

(2)       deliver the following to each holder of a Note:

(i)       an executed counterpart of such Subsidiary Guaranty Supplement;

(ii)       a certificate signed by an authorized Responsible Officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1(c), 5.2(c), 5.6(c), 5.7(c) and 5.19(c) of this Agreement (but with respect to such Subsidiary, such Subsidiary Guaranty Supplement and the Subsidiary Guaranty Agreement, as the case may be);

(iii)       all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty Supplement and the performance by such Subsidiary of its obligations under the Subsidiary Guaranty Agreement; and

(iv)       an opinion of counsel reasonably satisfactory to the Required Holders covering the matters set forth in paragraphs 2, 3, 4 and 5 of Schedule 4.4(a)(1) but relating to such Subsidiary, such Subsidiary Guaranty Supplement and the Subsidiary Guaranty Agreement and which opinion may be subject to assumptions, qualifications and limitations similar to those set forth in said Schedule 4.4(a)(1).

(b)          At the request of the Parent Guarantor and by written notice to each holder of Notes, any Subsidiary Guarantor that is a party to the Subsidiary Guaranty Agreement pursuant to Section 9.9(a)(y) (including any Subsidiary Guarantor that becomes a party thereto by virtue of a Subsidiary Guaranty Supplement) shall be discharged from all of its obligations and liabilities under the Subsidiary Guaranty Agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (1) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement) under such Material Credit Facility, (2) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall have occurred and be continuing, (3) no amount is then due and payable under the Subsidiary Guaranty Agreement, (4) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility principally for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (5) each holder shall have received a certificate of a Responsible Officer of the Parent Guarantor certifying as to the matters set forth in clauses (1) through (4).

Section 9.10.        Most Favored Lender Provision. If at any time the Bank Credit Agreement or any Additional Note Purchase Agreement or any Guaranty in respect of any thereof (an “MFL Agreement”) shall include any Financial Covenant and such provision (x) is different from the subject matter of any covenants in Section 10, or related definitions in Schedule A, or (y) is similar to that of any covenant in Section 10, or related definitions in Schedule A, but contains one or more percentages, amounts, ratios or formulas that is more restrictive than those set forth herein or more beneficial to the lender(s) and/or holder(s) under such MFL Agreement (any such provision, together with any related definitions (including, any term defined therein with reference to the application of GAAP, as identified in such MFL Agreement), an “Additional or More Restrictive Covenant”; provided that, in the case of the foregoing clause (y), such covenant or similar restriction shall be deemed an Additional or More Restrictive Covenant only to the extent that it is more restrictive or more beneficial), then the Constituent Companies shall promptly, and in any event within 10 Business Days thereof, provide a Most Favored Lender Notice to each holder of the Notes with respect to each such Additional or More Restrictive Covenant; provided that a Most Favored Lender Notice is not required to be given in the case of the Additional or More Restrictive Covenants incorporated herein on the Execution Date or through and including the First Amendment Date. Thereupon, unless waived in writing by the Required Holders within 10 days of the Purchasers’ and holders’ receipt of such notice, such Additional or More Restrictive Covenant shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective (a) in the case of any Additional or More Restrictive Covenant effective on the Execution Date or through and including the First Amendment Date, as of the First Amendment Date, and (b) in the case of any Additional or More Restrictive Covenant effective after the First Amendment Date, as of the date when such Additional or More Restrictive Covenant became effective under the relevant MFL Agreement. Any Additional or More Restrictive Covenant incorporated into this Agreement pursuant to this provision, (1) shall be deemed automatically waived herein to reflect any waiver of such Additional or More Restrictive Covenant under the relevant MFL Agreement, (2) shall be deemed automatically amended herein to reflect any subsequent amendments agreed and implemented in relation to such Additional or More Restrictive Covenant under the relevant MFL Agreement and (3) shall be deemed deleted from this Agreement at such time as such Additional or More Restrictive Covenant is deleted or otherwise removed from or is no longer in effect under or pursuant to the relevant MFL Agreement or if the relevant MFL Agreement has been terminated; provided that in no event shall the effect of any event contemplated by clause (1), (2) or (3) above result in any covenant set forth in Section 10 being less restrictive than it was on the First Amendment Date or being deleted herefrom; provided further that in each case that any consideration paid or provided to any holder of Indebtedness under the relevant MFL Agreement in connection with an event contemplated by clause (1), (2) or (3) above (other than in connection with the extension of the term of the relevant MFL Agreement, refinancing or replacing the relevant MFL Agreement or repayment in full of the relevant MFL Agreement in connection with its termination) is paid to each holder of Notes at the same time and on equivalent terms (and for the avoidance of doubt such amounts shall be proportional to the aggregate principal amount of Notes outstanding as compared to the aggregate amount of the Indebtedness outstanding under the relevant MFL Agreement); and provided further that no Additional or More Restrictive Covenant shall be so deemed automatically waived, amended or deleted during any time that a Default or Event of Default has occurred and is continuing. In determining whether a breach of any Financial Covenant incorporated by reference into this Agreement pursuant to this Section 9.10 shall constitute an Event of Default, the period of grace, if any, applicable to such Additional or More Restrictive Covenant in the relevant MFL Agreement shall apply.

Section 9.11. Excess Leverage Fee; Change in Control Prepayment Fee.

(a)       The Issuer agrees that, in addition to interest accruing on the Notes, the Issuer will pay to each holder of a Note a fee on the outstanding principal amount of each Note held by such holder, computed on the same basis and payable at the same time as such interest, at a rate per annum equal to (the “Excess Leverage Fee”):

(1)                ~~(a)~~1.00% from and after June 30, 2020 through the date immediately preceding the Second Amendment Date;

(2)                ~~(b)~~1.25% from and the Second Amendment Date through ~~March 31~~September 30, 2022;

(3)                ~~(c)~~1.00% from and after ~~April~~ October 1, 2022 until the last day of the first fiscal quarter for which the Leverage Ratio determined for the trailing twelve-month period ending on such day is less than or equal to 6.50 to 1.00, as set forth in the Officer’s Certificate delivered pursuant to Section 7.2 for such fiscal quarter; and

(4)                ~~(d)~~0.75% thereafter until the last day of the first fiscal quarter for which the Leverage Ratio determined for the trailing twelve-month period ending on such day is less than or equal to 5.00 to 1.00, as set forth in the Officer’s Certificate delivered pursuant to Section 7.2 for such fiscal quarter.

The accrued and unpaid Excess Leverage Fee, if any, on any principal amount being paid or prepaid shall be paid concurrently with such principal by separate wire transfer. Any overdue payment of an Excess Leverage Fee shall accrue interest at a rate per annum from time to time equal to the Default Rate applicable to the applicable Note, payable in arrears at the same time accrued interest is paid on such Note (or, at the option of the registered holder thereof, on demand). For the avoidance of doubt, each Excess Leverage Fee shall be deemed to constitute a fee for all purposes.

(b)       If a Change in Control has occurred on or prior to November 22, 2023, and a holder of a Note has accepted the offer by the Constituent Companies for prepayment of its Note(s) pursuant to Section 8.7(b), the Issuer agrees that, in addition to prepaying 100% of the outstanding principal amount of such Note(s) together with accrued and unpaid interest thereon, the Issuer will pay to such holder, a fee equal to 2.00% of such outstanding principal amount (the “Change in Control Prepayment Fee”).

The Change in Control Prepayment Fee shall be paid on the Change of Control Proposed Prepayment Date. For the avoidance of doubt, the Change in Control Prepayment Fee shall be deemed to constitute a fee for all purposes.

Section 9.12. Removal of Unencumbered Properties. During the Covenant Relief Period and the Covenant Threshold Adjustment Period, if any, the Constituent Companies may, upon not less than 10 Business Days’ notice to holders of the Notes with a copy to their special counsel (as specified in Section 19(3)) (or such shorter period as may be acceptable to the Required Holders in their sole discretion), request removal of a Property as an Unencumbered Property, subject to the following conditions: (a) no Default or Event of Default shall exist (other than a Default or Event of Default that would be cured by removal of such Property as an Unencumbered Property) or would result therefrom, (b) the Constituent Companies shall have delivered to the holders of the Notes an Officer’s Certificate, prepared as of the last day of the most recent fiscal quarter for which financial statements have been required to be delivered pursuant to Section 7.1(a) or Section 7.1(b), calculating (and, unless such Property is to be removed during the Covenant Relief Period (other than with respect to the CRP Fixed Charge Coverage Ratio pursuant to Section 10.8(i) during the fiscal quarter ending June 30, 2022) evidencing compliance with) the Specified Financial Covenants as if such Property had not been included in as an Unencumbered Property at such time and (c) the Constituent Companies may only request the release of an Unencumbered Property if (1) during the Covenant Relief Period, such release shall occur substantially simultaneously with a sale of such Property and only so long as the proceeds of such sale shall be applied in accordance with the terms of Section 9.14 or (2) during the Covenant Threshold Adjustment Period, if any, such release shall occur substantially simultaneously with a sale of such Property and only so long as either (i) the proceeds of such sale shall be applied in accordance with the terms of Section 9.14 hereof or (ii) the Constituent Companies demonstrate compliance with the Specified Financial Covenants for the immediately preceding fiscal quarter after giving pro forma effect to such release (but without giving effect to any adjustments (i.e. the “step ups” or “step downs” in the Specified Financial Covenants and in the related definitions) that would apply during the first ~~four~~ five fiscal quarters ending during the Covenant Threshold Adjustment Period; provided that, for the avoidance of doubt, the Constituent Companies may give effect to any annualization of components of the applicable Specified Financial Covenants provided for in Section 10.8 (or in the relevant provision of any Material Credit Facility, in the case of an Additional or More Restricted Covenant)). For the avoidance of doubt, the Constituent Companies shall not, and shall not permit any Subsidiary to, during the Covenant Relief Period, (1) place any Lien (other than a Permitted Lien (but not Permitted Liens described in clause (g) of the definition of the term)) upon, or (2) grant a Negative Pledge on (other than a Negative Pledge that would not cause a Property to cease to be an Eligible Property under clause (g) of the definition thereof) in, a Property that was an Unencumbered Property on June 30, 2020 or became an Unencumbered Property thereafter (or, if such Property is owned by a Subsidiary, any of the Issuer’s direct or indirect ownership interest in such Subsidiary) an Unencumbered Property during the Covenant Relief Period. Upon the confirmation by the Required Holders that the conditions to such removal have been satisfied, the Required Holders shall so notify the Constituent Companies in writing specifying the date of such removal; provided that the Required Holders shall be deemed to have confirmed satisfaction of the conditions set forth in this Section 9.12 if they shall have failed to respond to the Constituent Companies within five Business Days after receipt of the Officer’s Certificate delivered pursuant to clause (b) above.

Section 9.13. Security Trigger Date; Additional Collateral; Release of Collateral; Further Assurances.

(a)       Upon the Security Trigger Date, the Constituent Companies will, and will cause each Subsidiary of the Issuer that owns any interest in any Collateral to, grant a first priority Lien in the Collateral to the Collateral Agent for the benefit of the holders of the Notes, the Bank Agent and the Bank Lenders and shall deliver each of the following to the Collateral Agent in form and substance reasonably satisfactory to the Required Holders: (1) the results of a recent UCC, tax, judgment, bankruptcy and lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect Liens in the Collateral, (2) the Pledge Agreement duly executed by each Person that owns Collateral, (3) each document (including any UCC financing statement and certificates evidencing the Equity Interest of each Equity Issuer, if any, together with stock powers with respect thereto and any promissory notes or other instruments evidencing any Material Debt Receivables together with allonges thereto) and evidence of the taking of all actions required by the Pledge Agreement or under applicable law or reasonably deemed necessary or appropriate by the Collateral Agent or the Required Holders to be entered into, filed, registered or recorded or taken, in order to create in favor of the Collateral Agent, for the benefit of the holders of the Notes, the Bank Agent and the Bank Lenders, a perfected first-priority Lien in the Collateral, (4) an opinion of counsel to the Constituent Companies and their Subsidiaries relating to the creation, attachment and perfection of the Liens granted pursuant to the Pledge Agreement and the authorization, delivery and enforceability of the Pledge Agreement and (5) the Intercreditor Agreement duly executed by the Bank Agent, the Collateral Agent and the holders of the Notes and acknowledged by the Grantors.

(b)                If, after the occurrence of the Security Trigger Date and prior to the Security Release Date, either Constituent Company or any of its Subsidiaries acquires any Collateral, then, within five Business Days following the acquisition thereof, such Constituent Company or the applicable Subsidiary will take such actions as shall be reasonably required to grant to the Collateral Agent for the benefit of the holders of the Notes, the Bank Agent and the Bank Lenders a first priority Lien in such Collateral including, (1) if the owner thereof is not a party to the Pledge Agreement and/or the Intercreditor Agreement, delivering a supplement to the Pledge Agreement and/or the Intercreditor Agreement duly executed by such Person and a UCC financing statement with respect to such Person and (2) taking such actions as may be required pursuant to the Pledge Agreement including delivery to the Collateral Agent of (i) any certificates evidencing the Equity Interest of any applicable Equity Issuer, if any, together with stock powers with respect thereto, (ii) any promissory notes or other instruments evidencing any Material Debt Receivables together with allonges thereto and (iii) any UCC financing statement amendment as may be necessary with respect to such additional Collateral. A Property that is to become an Unencumbered Property after the occurrence of the Security Trigger Date and prior to the Security Release Date shall not be considered to be an Unencumbered Property until such time as the holders of the Notes shall have received (A) if such Property is owned by a Subsidiary that is not a Subsidiary Guarantor, a Subsidiary Guaranty Supplement executed by such Subsidiary together with the other items required by Section 9.9(a), (B) if the improvements on such Property or the furniture, fixtures and equipment utilized in the operation of such Property are owned or leased by a Subsidiary (the “Accommodation Subsidiary”) other than the Subsidiary that owns or leases such Property, a Subsidiary Guaranty Supplement executed by such Accommodation Subsidiary, and (C) if such Property is owned directly or indirectly by a Subsidiary whose Equity Interests are required to be subject to the Pledge Agreement, a supplement to the Pledge Agreement together with the other items required by Section 9.13.

(c)                The Constituent Companies may request in writing to the holders of the Notes and the Collateral Agent that the Collateral Agent release, and promptly upon receipt of such request the Collateral Agent shall release, its Lien in the Collateral if (1) the Security Release Date shall have occurred or (2) any assets secured by such Lien are sold (or effective simultaneously with such release, shall be sold) so long as: (i) such sale is permitted by the terms hereof (including Section 9.12) and, if applicable, the Equity Issuer has complied (or, upon receipt of the proceeds of such sale) will comply with the terms of Section 9.14; (ii) such assets are no longer required to be pledged as Collateral under the terms hereof; (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including and, to the extent then applicable, a Default or Event of Default resulting from a violation of any of the Specified Financial Covenants after the Covenant Relief Period; and (iv) the holders of the Notes shall have received such written request at least five Business Days (or such shorter period as may be acceptable to the Required Holders in their sole discretion) prior to the requested date of release. Delivery by the Constituent Companies to the holders of the Notes of any such request shall constitute a representation by the Constituent Companies that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(d)       At the cost and expense of the Constituent Companies and upon request of the Required Holders, the Constituent Companies will, and will cause each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the holders of the Notes such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Required Holders to carry out more effectively the provisions of this Agreement and the other Note Documents.

Section 9.14. Covenant to Make a Pro Rata Prepayment Offer to Prepay Notes Upon Certain Transactions. The provisions of this Section 9.14 shall be effective from June 30, 2020 to the later of (x) the last day of the Covenant Relief Period and (y) the last day of the Covenant Threshold Adjustment Period, if any.

(a)                Notice of Prepayment Transaction. The Issuer will, not later than three Business Days after the occurrence of a Prepayment Transaction (or, in the case of any Prepayment Transaction occurring prior to the First Amendment Date, on the First Amendment Date), give a notice of such Prepayment Transaction to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in Section 9.14(b) and shall be accompanied by the certificate described in Section 9.14(e).

(b)                Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 9.14(a) shall be an offer to prepay, in accordance with and subject to this Section 9.14, all or a portion of the Notes held by each holder on a date specified in such offer (the “Proposed Prepayment Date”) that is a Business Day not less than 21 days and not more than 30 days after the date of such offer (or if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the Business Day nearest to the 21st day after the date of such offer). The offer to prepay Notes under this clause (b) shall be made pro rata to each holder of Notes (based on the aggregate principal amount of the Notes held by each such holder) in an aggregate amount equal to the Allocation Percentage multiplied by the applicable Net Proceeds (each an “Offered Amount”), and such offer shall not be conditioned upon any agreement by any holder of Note to any amendment, waiver or consent request by either Constituent Company.

(c)                Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 9.14 by causing a notice of such acceptance or rejection to be delivered to the Issuer not more than 10 days after receipt of the offer to prepay the Notes pursuant to this Section 9.14. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 9.14 shall be deemed to constitute a rejection of such offer by such holder. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer within the applicable time period set forth above (the “Initial Accepting Holders”), the Issuer shall then notify the holders of the Notes that have either rejected or not then responded to such offer (the “Non-Accepting Holders”) of such fact and each Non-Accepting Holder shall have an additional 10 days from its receipt of such notice to again accept such offer (with the failure of any such Non-Accepting Holder to respond to such second offer to be deemed to constitute a rejection of such offer by such Non-Accepting Holder) (each Non-Accepting Holder that accepts such re-offer a “Subsequent Accepting Holder”). The Offered Amounts allocable to any Notes the holders of which have rejected each such offer shall first be applied ratably to increase the prepayment amount of the Notes of each Initial Accepting Holder and each Subsequent Accepting Holder, and any remaining amount shall (1) be applied on or prior to the Proposed Prepayment Date in accordance with the Bank Credit Agreement to repay the Loans (as defined in the Bank Credit Agreement), but without any requirement of a permanent reduction in the amount of the Revolving Commitments (as defined in the Bank Credit Agreement as in effect on the First Amendment Date) and/or (2) be held as Unrestricted Cash. Notwithstanding anything to the contrary contained in this Section 9.14, all prepayment amounts under this Section 9.14 shall be rounded up to the nearest $1,000.

(d)                Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 9.14 shall be at 100% of the principal amount of such Notes, together with accrued and unpaid interest on such Notes accrued to the date of prepayment but without any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date. For the avoidance of doubt, any prepayment of the Notes made pursuant to this Section 9.14 shall not be a prepayment of the Notes made pursuant to Section 8.2.

(e)                Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 9.14 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Parent Guarantor and dated the date of such offer, specifying: (1) the Proposed Prepayment Date; (2) that such offer is made pursuant to this Section 9.14; (3) the principal amount of each Note offered to be prepaid; (4) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (5) the Excess Leverage Fee, if any, that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (6) that the conditions of this Section 9.14 have been fulfilled; and (7) in reasonable detail, the nature and date of the relevant Prepayment Transaction.

(f)                 Application. The Issuer will apply that portion of the Net Proceeds allocable to the Loans (as defined in the Bank Credit Agreement) to repay the Loans on or prior to the Proposed Prepayment Date in accordance with the Bank Credit Agreement, but without any requirement of a reduction in the Revolving Commitments (as defined in the Bank Credit Agreement as in effect on the First Amendment Date).

(g)       Relevant Definitions.

(1)                “Allocation Percentage” means, as of any date of determination, (i) the aggregate outstanding principal amount of the Notes on such date divided by (ii) the sum of (A) the aggregate outstanding principal amount of all Loans (as defined in the Bank Credit Agreement on the First Amendment Date) plus (B) the outstanding amount of Letter of Credit Liabilities (as defined in the Bank Credit Agreement on the First Amendment Date) on such date plus (C) the aggregate outstanding principal amount of the Notes on such date.

(2)                “Net Proceeds” means (i) the aggregate cash proceeds received by the Parent Guarantor, the Issuer or any of its Subsidiaries in respect of any Asset Sale by the Parent Guarantor, the Issuer or any such Subsidiary (including any cash received upon the sale or other disposition of any non-cash consideration or Cash Equivalents substantially concurrently received in any Asset Sale, but only as and when received), minus (ii) without duplication (A) any deduction of appropriate amounts, including contractual holdbacks, to be provided by the Parent Guarantor, the Issuer or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Parent Guarantor, the Issuer or any of its Subsidiaries (or held in escrow with a third party escrow agent) after such Asset Sale; provided that such reserved amounts will be deemed to be Net Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount), and (B) any bona fide direct costs incurred in connection with any Asset Sale including legal, accounting and investment banking fees, brokerage and sales commissions, and income taxes payable as a result of any gain recognized in connection therewith, in each case under this clause (ii), to the extent such amounts are not payable to an Affiliate of the Parent Guarantor, the Issuer or its Subsidiaries minus (iii) the amount of such cash proceeds which are used within 10 Business Days of receipt thereof (or deposited with an escrow agent to hold in escrow either (A) in connection with the completion of “like-kind” exchanges being effected in accordance with Section 1031 of the Code for a period of no more than 180 days of receipt thereof or (B) for a period of no more than 30 days of receipt thereof unless the Issuer or applicable Subsidiary has entered into a binding contract to purchase an Eligible Property on or prior to the expiration of such 30 day period in which case, such period may be extended for up to 60 additional days with the written consent of the Bank Agent (for the avoidance of doubt, any amounts placed into escrow and not used within the time periods required by this parenthetical shall be considered Net Proceeds to be applied in accordance with Section 9.14)) for the purchase of Eligible Properties which Eligible Properties are added as Unencumbered Properties within 20 Business Days following the acquisition thereof.

(3)                “Prepayment Transaction” means the receipt by either Constituent Company or any Subsidiary of (i) Net Proceeds from any Asset Sale or (ii) cash proceeds from any incurrence of any Indebtedness (including the cash proceeds of any refinancing of existing Indebtedness but excluding Excluded Prepayment Debt) or any Equity Issuance (other than, if both at the time of such Equity Issuance and after giving effect to the purchase of Reinvestment Assets (or escrow deposits, if applicable, as described below), Availability (to the extent available to be drawn in accordance with the Bank Credit Agreement as in effect on the First Amendment Date) is equal to or greater than $250,000,000, and the proceeds of such Equity Issuances are applied within 10 Business Days of the receipt thereof to the purchase of Reinvestment Assets (or as an escrow deposit with a third party escrow agent for no more than 90 days (which period may be extended for up to 60 additional days with the prior written consent of the Required Holders, which consent shall not be unreasonably withheld) prior to the purchase of Reinvestment Assets)), net of, in the case of this clause (ii), underwriting discounts and commissions and other reasonable costs and expenses associated therewith (to the extent not paid to an Affiliate of the Parent Guarantor, the Issuer or its Subsidiaries), including reasonable legal fees and expenses.

Notwithstanding anything to the contrary contained in this Agreement, on one occasion only, the Net Proceeds from the sale of the Property known as Renaissance LAX shall not be required to be prepaid pursuant to this Section 9.14, or pursuant to any other Section of this Agreement, to the extent (and only to the extent) that, on the next available prepayment date following such sale of the Property known as Renaissance LAX, (1) all of such Net Proceeds are applied to repay the loan secured by the mortgage on the Property known as Renaissance DC, (2) the owner of the Property known as Renaissance Washington D.C. (which Property was subject to such mortgage) becomes a Subsidiary Guarantor in accordance with Section 9.9 and such Property becomes an Unencumbered Property and (3) if and to the extent that the Security Trigger Date has occurred, the Equity Interests of Sunstone K9, LLC (and each other Subsidiary of the Issuer (other than an Excluded Equity Issuer) that directly or indirectly owns the Property known as Renaissance Washington D.C.) are pledged to secure the Obligations and the Constituent Companies have delivered to the Collateral Agent a supplement to the Pledge Agreement in connection therewith together with the other items required by Section 9.9.

Section 9.15. Government Assistance Indebtedness Provisions.

(a)                The Constituent Companies will, and will cause each applicable Subsidiary to, (1) use all of the proceeds of Government Assistance Indebtedness issued under the CARES Act exclusively for CARES Forgivable Uses, if applicable, in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of such Government Assistance Indebtedness, which as of the First Amendment Date requires that the applicable borrower use not less than 75% of the proceeds of Government Assistance Indebtedness for CARES Payroll Costs and (2) use commercially reasonable efforts to conduct their business in a manner that maximizes the amount of the Government Assistance Indebtedness that is forgiven, if any.

(b)                Notwithstanding anything contained in this Agreement, the Constituent Companies will, and will cause each applicable Subsidiary to, maintain the proceeds of Government Assistance Indebtedness in an account that does not sweep funds and thereafter apply them to any other Indebtedness.

(c)                If either Constituent Company or a Subsidiary incurs Government Assistance Indebtedness, the Constituent Companies will, and will cause each applicable Subsidiary to, (1) maintain all records required to be submitted in connection with the forgiveness of such Government Assistance Indebtedness, (2) apply for forgiveness of such Government Assistance Indebtedness in accordance with regulations implementing Section 1106 of the CARES Act within 30 days after the last day of the eight week period immediately following the date of incurrence of such Government Assistance Indebtedness and (3) provide the holders of the Notes with a copy of its application for forgiveness and all supporting documentation required by the SBA or the lender of such Government Assistance Indebtedness in connection with the forgiveness of such Government Assistance Indebtedness.

Section 9.16. Extensions of Term Loan. The Constituent Companies will, at least 30 days prior to (a) September 3, 2022 with respect to the Term 1 Loans (as defined in the Bank Credit Agreement as in effect on the Fourth Amendment Date) and (b) January 31, 2023 with respect to the Term 2 Loans (as defined in the Bank Credit Agreement as in effect on the Fourth Amendment Date) or such longer period of time as may then be required under the Bank Credit Agreement, exercise its right to extend the Term Loan Maturity Date for the entire outstanding principal balance of the Term 1 Loans and the Term 2 Loans, as the case may be, for a period of 12 months or more from the applicable Term Loan Maturity Date in effect for such loans on the Fourth Amendment Date and each Term 1 Loan and Term 2 Loan shall have been so extended on or prior to its Term Loan Maturity Date as in effect on the Fourth Amendment Date.

Although it will not be a Default or an Event of Default if the Constituent Companies fail to comply with any provision of Section 9 on or after the Execution Date and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

SECTION 10.	Negative Covenants.

From the Execution Date until the Closing and thereafter, so long as any of the Notes are outstanding, the Constituent Companies covenant that:

Section 10.1.      Transactions with Affiliates. The Constituent Companies will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except pursuant to the reasonable requirements of such Constituent Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Constituent Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2.      Merger, Consolidation, Sales of Assets and Other Arrangements. The Constituent Companies will not, and will not permit any Subsidiary to, (x) enter into any transaction of merger or consolidation, (y) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or (z) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(a)                any of the actions described in the immediately preceding clauses (x) through (z) may be taken with respect to any Subsidiary (other than the Issuer) so long as (1) immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (2) if such action includes the sale of all Equity Interests in a Subsidiary that is a Subsidiary Guarantor owned directly or indirectly by the Parent Guarantor, such Subsidiary can and will be released from the Guaranty in accordance with Section 9.9(b);

(b)                the Parent Guarantor and its Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)                a Person may merge with the Parent Guarantor, the Issuer or a Subsidiary Guarantor so long as (1) the survivor of such merger is the Parent Guarantor, the Issuer or such Subsidiary Guarantor or, solely in the case of a Subsidiary Guarantor, becomes a Subsidiary Guarantor at the time of such merger, and (2) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including a Default or Event of Default resulting from a breach of any Specified Financial Covenant; and

(d)                the Parent Guarantor and its Subsidiaries may sell, transfer or dispose of assets among themselves.

Notwithstanding the foregoing, during the Covenant Relief Period, the Constituent Companies will not, and will not permit any Subsidiary to, enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), other than, so long as no Default or Event of Default has occurred and is continuing, (1) a transaction of merger or consolidation with a Single Asset Entity which is structured as a merger or consolidation solely to effect an Investment permitted under Section 10.10(b) or (2) the liquidation, windup or dissolution of Sunstone 42nd St. or the sale, transfer or other disposition of all or any of its assets so long as, immediately prior to and after giving effect to such transaction, (i) the holder of the mortgage secured by the hotel owned by Sunstone 42nd St. does not have a claim for repayment of the mortgage loan under a “bad boy” guaranty (the “42nd St. Guaranty”) in excess of the then outstanding principal amount of such mortgage loan (which on the First Amendment Date is $77,174,971.28), accrued and unpaid interest thereon and the costs and expenses of enforcement required to be paid by the guarantor under the 42nd St. Guaranty or (ii) if the holder of such mortgage has a claim in excess of such amount, such holder shall have waived such liability in writing.

Further, (x) no Constituent Company or any Subsidiary Guarantor may enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person and (y) no Subsidiary that is not the Issuer or a Subsidiary Guarantor may enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another unless no Default or Event of Default then exists or would result therefrom.

Section 10.3.      Line of Business. The Constituent Companies will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, are engaged on the Execution Date as described in the Memorandum.

Section 10.4.      Economic Sanctions, Etc. The Constituent Companies will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (1) would cause any Purchaser or holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or holder, or (2) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.5.       Permitted Liens; Negative Pledge.

(a)                The Constituent Companies will not, and will not permit any Subsidiary to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired, if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including a Default or Event of Default resulting from a violation of any of the Specified Financial Covenants. In addition, the Constituent Companies will not, and will not permit any Subsidiary to, secure any Indebtedness outstanding under or pursuant to a Material Credit Facility unless and until the Notes (and the Subsidiary Guaranty Agreement and any other Guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, an intercreditor agreement and opinions of counsel to the Constituent Companies and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders. The Constituent Companies will not, and will not permit any Subsidiary to, create any Lien (other than Permitted Liens described in clauses (a), (f) and (h) of the definition thereof) on the Collateral (or the property required to become Collateral on or after the Security Trigger Date) or on the Equity Interests of any Excluded Equity Issuer from and after June 30, 2020 to and including the Security Release Date.

(b)                The Constituent Companies will not, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for (1) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to or less restrictive than those restrictions contained in this Agreement; (2) a Negative Pledge contained in any agreement relating to assets to be sold where the restrictions on encumbering assets relate only to such assets pending such sale; (3) a Negative Pledge contained in a joint venture agreement applicable solely to the assets or Equity Interests of such joint venture; and (4) a Negative Pledge contained in any agreement (i) evidencing Secured Indebtedness of such Person, but only to the extent that no Default or Event of Default is in existence at the time such Secured Indebtedness is created, incurred or assumed, nor would result from the creation, incurrence or assumption of such Secured Indebtedness (including a Default or Event of Default resulting from a violation of any of the Specified Financial Covenants), (ii) the Lien securing such Secured Indebtedness is permitted to exist pursuant to this Agreement, and (iii) which prohibits the creation of any other Lien on only the property securing such Secured Indebtedness. Further, the Constituent Companies will not, and will not permit any Subsidiary to, grant a Negative Pledge (other than a Negative Pledge in the Bank Credit Agreement that is substantially identical to this sentence) in the Equity Interests of any Excluded Equity Issuer from and after June 30, 2020 to and including the Security Release Date.

Section 10.6.      Restrictions on Intercompany Transfers. The Constituent Companies will not, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other Equity Interests owned by the Parent Guarantor or any other Subsidiary; (b) pay any Indebtedness owed to the Parent Guarantor or any other Subsidiary; (c) make loans or advances to the Parent Guarantor or any other Subsidiary; or (d) transfer any of its property or assets to the Parent Guarantor or any other Subsidiary, in each case, other than: (1) with respect to clauses (a) through (d), those encumbrances or restrictions (i) contained in this Agreement or (ii) contained in any other agreement that evidences unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to or less restrictive than those contained in this Agreement, or (2) with respect to clause (d), (i) restrictions contained in any agreement relating to the sale of a Subsidiary (other than the Issuer) or the assets of a Subsidiary pending sale, or relating to Secured Indebtedness secured by a Lien on assets that the Parent Guarantor or any Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement; provided that in any such case, the restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be or (ii) customary provisions restricting assignment of any agreement entered into by the Parent Guarantor or any Subsidiary in the ordinary course of business.

Section 10.7.      Parent Guarantor Ownership and Management of the Issuer. The Constituent Companies will not permit the Parent Guarantor or a Wholly-Owned Subsidiary of the Parent Guarantor to (a) cease to be the sole managing member of the Issuer, (b) cease to have the sole and exclusive power to exercise all management and control over the Issuer or (c) cease to own and control, directly or indirectly, at least 80% of the outstanding Equity Interests of the Issuer.

Section 10.8.      Financial Covenants.

(a)       Maximum Leverage Ratio. The Parent Guarantor will not permit the Leverage Ratio to exceed 6.50 to 1.00 at any time; provided that (1) notwithstanding the foregoing, if the Covenant Threshold Adjustment Period is then in effect, (i) during the first two fiscal quarters ending during the Covenant Threshold Adjustment Period, the Leverage Ratio may exceed 6.50 to 1.00 but shall not exceed 7.00 to 1.00 at any time and (ii) during the third ~~and~~ , fourth and fifth fiscal quarters ending during the Covenant Threshold Adjustment Period, the Leverage Ratio may exceed 6.50 to 1.00 but shall not exceed 6.75 to 1.00 at any time, and (2) the Parent Guarantor shall have the option, exercisable one time beginning with the fiscal quarter period following the later to end of the Covenant Relief Period and the Covenant Threshold Adjustment Period, to elect that the Leverage Ratio may exceed 6.50 to 1.00 for a period (such period, the “Surge Period”) of one or two consecutive fiscal quarters commencing with the fiscal quarter during which the Issuer delivers the notice referred to below so long as (A) the Issuer has delivered a written notice to each holder of the Notes that the Parent Guarantor is exercising its option under this subsection (a) and (B) the Leverage Ratio does not exceed 7.00 to 1.00 at any time during the Surge Period.

(b)       Minimum Fixed Charge Coverage Ratio. The Parent Guarantor will not permit the ratio of (1) Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended to (2) Fixed Charges for such period to be less than 1.50 to 1.00 as of the last day of such period; provided that notwithstanding the foregoing, if the Covenant Threshold Adjustment Period is then in effect, (X) during the first two fiscal quarters ending during the Covenant Threshold Adjustment Period, the ratio of Adjusted EBITDA to Fixed Charges may be less than 1.50 to 1.00 but shall not be less than 1.25 to 1.00 at any time and (Y) during the third ~~and~~ , fourth and fifth fiscal quarters ending during the Covenant Threshold Adjustment Period, the ratio of Adjusted EBITDA to Fixed Charges may be less than 1.50 to 1.00 but shall not be less than 1.375 to 1.00 at any time. Notwithstanding the foregoing, for purposes of calculating the foregoing, (i) for the last full fiscal quarter period of the Covenant Relief Period (which, (x) if the Covenant Relief Period ends pursuant to clause (a) of the definition thereof will be the period for which the Constituent Companies calculated the Specified Financial Covenants in the Covenant Relief Termination Notice and (y) if the Covenant Relief Period ends pursuant to clause (b) of the definition thereof, will be ~~March 31~~September 30, 2022), Adjusted EBITDA and Fixed Charges shall be measured as, at the Parent Guarantor’s election, either (A) Adjusted EBITDA and Fixed Charges for the two fiscal quarter period ending on such date multiplied by 2, or (B) Adjusted EBITDA and Fixed Charges for the single fiscal quarter ending on such date multiplied by 4; (ii) for the fiscal quarter period immediately following the fiscal quarter period described in the foregoing clause (i), Adjusted EBITDA and Fixed Charges shall be measured as, either (I) if for such clause (i), Adjusted EBITDA and Fixed Charges was measured based on clause (i)(A) above, then Adjusted EBITDA and Fixed Charges shall be measured as Adjusted EBITDA and Fixed Charges for the three fiscal quarter period ending on such date multiplied by 4/3, or (II) if for such clause (i), Adjusted EBITDA and Fixed Charges was measured based on clause (i) (B) above, then Adjusted EBITDA and Fixed Charges shall be measured as Adjusted EBITDA and Fixed Charges for the two fiscal quarter period ending on such date multiplied by 2; and (iii) for the fiscal quarter period immediately following the fiscal quarter period described in clause (ii), Adjusted EBITDA and Fixed Charges shall be measured as, either (aa) if for clause (i) above, Adjusted EBITDA and Fixed Charges was measured based on clause (i)(A) above, then Adjusted EBITDA and Fixed Charges shall be measured as Adjusted EBITDA and Fixed Charges for the four fiscal quarter period ending on such date, or (bb) if for clause (i) above, Adjusted EBITDA and Fixed Charges was measured based on clause (i)(B) above, then Adjusted EBITDA and Fixed Charges shall be measured as Adjusted EBITDA and Fixed Charges for the three fiscal quarter period ending on such date multiplied by 4/3.

(c)                Maximum Unencumbered Leverage Ratio. The Parent Guarantor will not permit the ratio of (1) Unsecured Indebtedness of the Parent Guarantor and its Subsidiaries determined on a consolidated basis to (2) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time; provided that notwithstanding the foregoing, if the Covenant Threshold Adjustment Period is then in effect, (i) during the first two fiscal quarters ending during the Covenant Threshold Adjustment Period, such ratio may exceed 0.60 to 1.00 but shall not exceed 0.65 to 1.00 at any time and (ii) during the third and fourth fiscal quarters ending during the Covenant Threshold Adjustment Period, such ratio may exceed 0.60 to 1.00 but shall not exceed 0.625 to 1.00 at any time. Notwithstanding the foregoing, for purposes of calculating the foregoing, (A) for the last full fiscal quarter period of the Covenant Relief Period (which, (x) if the Covenant Relief Period ends pursuant to clause (a) of the definition thereof will be the period for which the Constituent Companies calculated the Specified Financial Covenants in the Covenant Relief Termination Notice and (y) if the Covenant Relief Period ends pursuant to clause (b) of the definition thereof, will be ~~March 31~~September 30, 2022), Adjusted NOI for purposes of calculating Unencumbered Asset Value shall be measured as, at the Parent Guarantor’s election, either (I) Adjusted NOI for the two fiscal quarter period ending on such date multiplied by 2, or (II) Adjusted NOI for the single fiscal quarter ending on such date multiplied by 4; (B) for the fiscal quarter period immediately following the fiscal quarter period described in clause (A), Adjusted NOI shall be measured as, either (I) if for clause (A) above, Adjusted NOI was measured based on clause (A)(I) above, then Adjusted NOI shall be measured as Adjusted NOI for the three fiscal quarter period ending on such date multiplied by 4/3, or (II) if for clause (A) above, Adjusted NOI was measured based on clause (A)(II) above, then Adjusted NOI shall be measured as Adjusted NOI for the two fiscal quarter period ending on such date multiplied by 2; and (C) for the fiscal quarter period immediately following the fiscal quarter period described in clause (B), Adjusted NOI shall be measured as, either (I) if for clause (A) above, Adjusted NOI was measured based on clause (A)(I) above, then Adjusted NOI shall be measured as Adjusted NOI for the four fiscal quarter period ending on such date, or (II) if for clause (A) above, Adjusted NOI was measured based on clause (A)(II) above, then Adjusted NOI shall be measured as Adjusted NOI for the three fiscal quarter period ending on such date multiplied by 4/3.

(d)                Maximum Secured Indebtedness Ratio. The Parent Guarantor will not permit the ratio of (1) Secured Indebtedness of the Parent Guarantor and its Subsidiaries determined on a consolidated basis to (2) Total Asset Value to exceed 0.45 to 1.00 at any time; provided that notwithstanding the foregoing, if the Covenant Threshold Adjustment Period is then in effect, (i) during the first two fiscal quarters ending during the Covenant Threshold Adjustment Period, such ratio may exceed 0.45 to 1.00 but shall not exceed 0.50 to 1.00 at any time and (ii) during the third and fourth fiscal quarters ending during the Covenant Threshold Adjustment Period, such ratio may exceed 0.45 to 1.00 but shall not exceed 0.475 to 1.00 at any time. Notwithstanding the foregoing, for purposes of calculating the foregoing, (A) for the last full fiscal quarter period of the Covenant Relief Period (which, (x) if the Covenant Relief Period ends pursuant to clause (a) of the definition thereof will be the period for which the Constituent Companies calculated the Specified Financial Covenants in the Covenant Relief Termination Notice and (y) if the Covenant Relief Period ends pursuant to clause (b) of the definition thereof, will be ~~March 31~~September 30, 2022), Adjusted NOI for purposes of calculating Total Asset Value shall be measured as, at the Parent Guarantor’s election, either (I) Adjusted NOI for the two fiscal quarter period ending on such date multiplied by 2, or (II) Adjusted NOI for the single fiscal quarter ending on such date multiplied by 4; (B) for the fiscal quarter period immediately following the fiscal quarter period described in clause (A), Adjusted NOI shall be measured as, either (I) if for clause (A) above, Adjusted NOI was measured based on clause (A)(I) above, then Adjusted NOI shall be measured as Adjusted NOI for the three fiscal quarter period ending on such date multiplied by 4/3, or (II) if for clause (A) above, Adjusted NOI was measured based on clause (A)(II) above, then Adjusted NOI shall be measured as Adjusted NOI for the two fiscal quarter period ending on such date multiplied by 2; and (C) for the fiscal quarter period immediately following the fiscal quarter period described in clause (B), Adjusted NOI shall be measured as, either (I) if for clause (A) above, Adjusted NOI was measured based on clause (A)(I) above, then Adjusted NOI shall be measured as Adjusted NOI for the four fiscal quarter period ending on such date, or (II) if for clause (A) above, Adjusted NOI was measured based on clause (A)(II) above, then Adjusted NOI shall be measured as Adjusted NOI for the three fiscal quarter period ending on such date multiplied by 4/3.

(e)       Minimum Unencumbered Implied Debt Service Coverage Ratio. The Parent Guarantor will not permit the ratio of (1) Adjusted NOI from Unencumbered Properties to (2) Implied Debt Service for all Unsecured Indebtedness of the Parent Guarantor and its Subsidiaries to be less than 1.20 to 1.00 at any time. Notwithstanding the foregoing, for purposes of calculating the foregoing, (A) for the last full fiscal quarter period of the Covenant Relief Period (which, (x) if the Covenant Relief Period ends pursuant to clause (a) of the definition thereof will be the period for which the Constituent Companies calculated the Specified Financial Covenants in the Covenant Relief Termination Notice and (y) if the Covenant Relief Period ends pursuant to clause (b) of the definition thereof, will be ~~March 31~~September 30, 2022), Adjusted NOI and Implied Debt Service shall be measured as, at the Parent Guarantor’s election, either (I) Adjusted NOI and Implied Debt Service for the two fiscal quarter period ending on such date multiplied by 2, or (II) Adjusted NOI and Implied Debt Service for the single fiscal quarter ending on such date multiplied by 4; (B) for the fiscal quarter period immediately following the fiscal quarter period described in clause (A), Adjusted NOI and Implied Debt Service shall be measured as, either (I) if for clause (A) above, Adjusted NOI and Implied Debt Service was measured based on clause (A)(I) above, then Adjusted NOI and Implied Debt Service shall be measured as Adjusted NOI and Implied Debt Service for the three fiscal quarter period ending on such date multiplied by 4/3, or (II) if for clause (A) above, Adjusted NOI and Implied Debt Service was measured based on clause (A)(II) above, then Adjusted NOI and Implied Debt Service shall be measured as Adjusted NOI and Implied Debt Service for the two fiscal quarter period ending on such date multiplied by 2; and (C) for the fiscal quarter period immediately following the fiscal quarter period described in clause (B), Adjusted NOI and Implied Debt Service shall be measured as, either (I) if for clause (A) above, Adjusted NOI and Implied Debt Service was measured based on clause (A)(I) above, then Adjusted NOI and Implied Debt Service shall be measured as Adjusted NOI and Implied Debt Service for the four fiscal quarter period ending on such date, or (II) if for clause (A) above, Adjusted NOI and Implied Debt Service was measured based on clause (A)(II) above, then Adjusted NOI and Implied Debt Service shall be measured as Adjusted NOI and Implied Debt Service for the three fiscal quarter period ending on such date multiplied by 4/3.

(f)                 Minimum Unencumbered Property Requirements. The Parent Guarantor will not permit the number of Unencumbered Properties to be less than seven Properties or the Unencumbered Asset Value to be less than $500,000,000.

(g)                Liquidity. The Issuer and its Subsidiaries shall maintain Average Monthly Liquidity of not less than (1) from and after the First Amendment Date through March 31, 2021, $150,000,000 and (2) thereafter, for so long as the Covenant Relief Period or the Covenant Threshold Adjustment Period is then in effect, $180,000,000.

(h)       Dividends and Other Restricted Payments. The Constituent Companies will not, and will not permit any Subsidiary to, redeem, purchase, repurchase or otherwise acquire any Equity Interests of either Constituent Company or any of its Subsidiaries from any Person other than a Constituent Company or a Subsidiary unless (a) no Default or Event of Default exists or would result therefrom and (b) the Parent Guarantor shall have delivered to the holders of the Notes at least three Business Days prior to any redemption, purchase, repurchase or other acquisition that exceeds $50,000,000 in the aggregate an Officer’s Certificate evidencing that the Parent Guarantor will be in compliance with the Specified Financial Covenants after giving pro forma effect to such redemption, purchase, repurchase or other acquisition. Notwithstanding the foregoing, if an Event of Default exists, the Constituent Companies will not, and will not permit any Subsidiary to, declare or make any Restricted Payments except that (1) the Issuer may declare and make cash distributions to the Parent Guarantor and other holders of Equity Interests in the Issuer with respect to any fiscal year to the extent necessary for the Parent Guarantor to distribute, and the Parent Guarantor may (i) make cash or equity distributions in an aggregate amount not to exceed the minimum amount necessary for the Parent Guarantor to satisfy the requirements for qualification and taxation as a REIT and not be subject to income or excise taxation under sections 857(b)(1), 857(b)(3), 860 or 4981 of the Code and (ii) make additional distributions in common Equity Interests of the Parent Guarantor in an amount under this clause (ii) that, when combined with the distributions under clause (i) above, do not exceed 100% of the taxable income of the Parent Guarantor determined in accordance with section 857(b)(2) of the Code and (2) Subsidiaries of the Issuer may make Restricted Payments to any Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made. Notwithstanding the foregoing, during the Covenant Relief Period, the terms of this clause (h) shall be subject to Section 10.10(a).

(i)       Covenant Relief Period Fixed Charge Coverage Ratio. The Constituent Companies will not permit the ratio of (1) Adjusted EBITDA for the fiscal quarter ending June 30, 2022 multiplied by four to (2) Fixed Charges for the fiscal quarter ending June 30, 2022 multiplied by four (such ratio, the “CRP Fixed Charge Coverage Ratio”), to be less than 1.00 to 1.00 as of the last day of such fiscal quarter.

Notwithstanding the foregoing, during the Covenant Relief Period, the Parent Guarantor shall not be required to comply with (a) the Financial Covenants described in clauses (a) through (f) above, or (b) any Additional or More Restrictive Covenant incorporated from the Bank Credit Agreement that is not required to be complied with during the Covenant Relief Period pursuant to the Bank Credit Agreement, and the Surge Period shall not be deemed to be utilized.

Section 10.9.      Article 8 Securities. Notwithstanding any other provision contained in this Agreement or any other Note Document, from and after the date of this Agreement until the earlier of (a) the termination of this Agreement and (b) the Security Release Date, the Constituent Companies will not, and will not permit any Subsidiary to, (1) take any action of any nature whatsoever for any of the Equity Interests in any Equity Issuer to be treated as “securities” within the meaning of, or governed by, Article 8 of the UCC; (2) take any action of any nature whatsoever to enter into, acknowledge or agree to a securities control agreement with respect to the Equity Interests of any Equity Issuer; or (3) consent to or permit the filing of financing statements with respect to Equity Interests in any Equity Issuer except for financing statements filed pursuant to the Pledge Agreement.

Section 10.10.    Covenant Relief Period Covenants.

Notwithstanding anything to the contrary set forth herein, from June 30, 2020 to the end of the Covenant Relief Period, the Constituent Companies will not, and will not permit any Subsidiary to:

(a)                Make any Restricted Payment other than (1) the Issuer may declare and make cash distributions to the Parent Guarantor and the Parent Guarantor may make cash and equity distributions to the holders of its Equity Interests to the extent necessary, as determined by the Parent Guarantor, for the Parent Guarantor to satisfy the requirements for qualification and taxation as a REIT and not be subject to income or excise taxation under Sections 857(b)(1), 857(b)(3), 860 or 4981 of the Internal Revenue Code; provided that, during the Covenant Relief Period, the Issuer and the Parent Guarantor shall cause the percentage of such distributions constituting Equity Interests to be the maximum percentage then permitted by applicable law (which shall include any letter ruling issued by the United States Internal Revenue Service), and (2) so long as no Default or Event of Default then exists or would result therefrom, Preferred Dividends (i) in an amount not to exceed $3,210,000 per fiscal quarter and (ii) quarterly dividends in an amount required pursuant to any Preferred Equity Interests issued pursuant to clause (d)(3) below.

(b)                Directly or indirectly make any Investment other than, so long as no Default or Event of Default then exists or would result therefrom and no portion of the cost of acquisition thereof consists of the proceeds of Indebtedness (other than (x) Nonrecourse Indebtedness arising from the assumption of a mortgage on a Property existing at the time of the acquisition thereof and not created in contemplation of such acquisition, (y) Revolving Loans (as defined in the Bank Credit Agreement) and (z) Swingline Loans (as defined in the Bank Credit Agreement)), (1) acquisitions of Eligible Properties that become Unencumbered Properties within 20 Business Days following the date of the acquisition thereof and (2) acquisitions of other Properties, Senior Mortgage Receivables, other Mortgage Receivables and Secured Mezz Receivables in an aggregate amount during the Covenant Relief Period not to exceed $250,000,000 (plus, with respect to acquisitions of Mortgage Receivables and Secured Mezz Receivables, an amount equal to the proceeds received by the Parent Guarantor from the issuance of common Equity Interests which are not required to be applied as set forth in Section 9.14).

(c)                Subject to Section 9.14, (1) directly or indirectly voluntarily prepay (i) Loans under the Bank Credit Agreement (except for prepayments of Revolving Loans and Swingline Loans (each as defined in the Bank Credit Agreement) that were borrowed in the ordinary course of business for general corporate purposes so long as no permanent reduction in the Revolving Commitments (as defined in the Bank Credit Agreement as in effect on the First Amendment Date) occurs in connection therewith) or any (ii) Indebtedness which is secured by Liens which are subordinate to the Liens securing the Notes or is contractually subordinated to the Notes or (2) during the Covenant Relief Period, (i) permanently reduce the Revolving Commitments (as defined in the Bank Credit Agreement as in effect on the First Amendment Date), (ii) permit the Bank Agent or the Bank Lenders to add a borrowing base or similar mechanism that reduces the amount that the Issuer would otherwise be able to borrow under the revolving credit facility thereunder or (iii) cause or permit the Stated Amount of Letters of Credit (each as defined in the Bank Credit Agreement as in effect on the First Amendment Date) to exceed $30,000,000.

(d)                Directly or indirectly issue, assume or otherwise incur any Indebtedness or issue any Preferred Equity Interests other than (1) Nonrecourse Indebtedness (i) incurred to refinance other Nonrecourse Indebtedness existing on June 30, 2020, so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced thereby, and the maturity date of such refinancing Indebtedness is no earlier than the maturity date of the Indebtedness refinanced thereby, (ii) constituting a mortgage on a Property assumed at the time of acquisition thereof (and not created in contemplation thereof) or (iii) to the extent the proceeds thereof are applied as required pursuant to Section 9.14, (2) subject to compliance with Section 9.15, Government Assistance Indebtedness, and (3) Preferred Equity Interests in an aggregate amount of up to $200,000,000 so long as (i) such Preferred Equity Interests are issued by the Parent Guarantor and are either (A) perpetual preferred Equity Interests or (B) not available for redemption at the election of the holder thereof prior to the date that is one year after the maturity date of the Series B Notes and, in either case, such Preferred Equity Interests do not provide for an increase in the rate of return thereon if not redeemed on or prior to the maturity date of the Series B Notes, and (ii) the proceeds thereof are applied as required pursuant to Section 9.14.

(e)                Directly or indirectly make any capital expenditures other than (1) capital expenditures in an amount not exceeding in the aggregate for the period commencing May 1, 2020 through the end of the Covenant Relief Period (i) $60,000,000 during the fiscal year ending December 31, 2020 ~~or~~ , (ii) $100,000,000 during the fiscal year ending December 31, 2021~~; provided that if the Constituent Companies and their Subsidiaries make capital expenditures in an amount less than $100,000,000 in the fiscal year ending December 31, 2021, such unused amount can be used to make capital expenditures during the fiscal year ending December 31, 2022 to the extent the Covenant Relief Period continues in such fiscal year~~ or (iii) $150,000,000 during the period commencing on the Fourth Amendment Date and ending on September 30, 2022, and (2) other capital expenditures in excess of the amount set forth in clause (1) so long as such capital expenditures are necessary for emergency repairs or other expenditures required for the safety of employees or guests.

(f)           Sell, transfer of or otherwise dispose any Unencumbered Property, unless the proceeds thereof are applied as required by and in accordance with Section 9.14, including the definition of “Net Proceeds.”

Section 10.11.     Covenant Threshold Adjustment Period Covenant. Notwithstanding anything to the contrary set forth herein, during the Covenant Threshold Adjustment Period, if any, the Constituent Companies will not, and will not permit any other Subsidiary to sell, transfer or otherwise dispose of any Unencumbered Property, unless either (a) the proceeds thereof are applied as required by and in accordance with Section 9.14, including the definition of “Net Proceeds” (whether or not such proceeds are otherwise required to be applied pursuant to such Section 9.14) or (b) the Constituent Companies demonstrate compliance with the Specified Financial Covenants for the immediately preceding fiscal quarter after giving pro forma effect to such sale, transfer or disposal (without giving effect to any adjustments (i.e. the “step ups” or “step downs” in the Specified Financial Covenants and in the related definitions) that would apply during the first ~~four~~ five fiscal quarters ending during the Covenant Threshold Adjustment Period; provided that, for the avoidance of doubt, the Constituent Companies may give effect to any annualization of components of the applicable Specified Financial Covenants provided for in Section 10.8 (or in the relevant provision of any MFL Agreement, in the case of an Additional or More Restricted Covenant).

Although it will not be a Default or an Event of Default if the Constituent Companies fail to comply with any provision of Section 10 before or after giving effect to the issuance of the Notes on a pro forma basis, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 3.

SECTION 11.                      Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          the Issuer defaults in the payment of any principal or Make-Whole Amount, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)          the Issuer defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c)          either Constituent Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.14 ,Section 9.16 or Section 10 or any Additional or More Restrictive Covenant; or

(d)          either Constituent Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)), in the Subsidiary Guaranty Agreement or in any other Note Document and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer of either Constituent Company obtaining actual knowledge of such default and (2) either Constituent Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)          (1) any representation or warranty made in writing by or on behalf of either Constituent Company or by any officer of either Constituent Company in this Agreement or any other Note Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (2) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in the Subsidiary Guaranty Agreement or any other Note Document or any writing furnished in connection with the Subsidiary Guaranty Agreement or any other Note Document proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (1) either Constituent Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or, in the case of Nonrecourse Indebtedness, $175,000,000) (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (2) either Constituent Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or, in the case of Nonrecourse Indebtedness, $175,000,000) (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has (i) been declared due and payable before its stated maturity or before its regularly scheduled dates of payment or (ii) one or more Persons are entitled to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, provided that in the case of clause (ii), upon the receipt by each holder of Notes of evidence that such default has been waived in writing by the requisite Person(s) holding such Indebtedness, so long as the Required Holders shall not have then exercised any of their rights or remedies with respect to such default, such event shall automatically cease to constitute an Event of Default hereunder or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (i) either Constituent Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or, in the case of Nonrecourse Indebtedness, $175,000,000) (or its equivalent in the relevant currency of payment), or (ii) one or more Persons have the right to require either Constituent Company or any Subsidiary so to purchase or repay such Indebtedness, provided that, upon the receipt by each holder of Notes of evidence that such right has been waived in writing by the requisite Person(s) holding such Indebtedness, so long as the Required Holders shall not have then exercised any of their rights or remedies with respect to such right, such event shall automatically cease to constitute an Event of Default hereunder; or

(g)          either Constituent Company, any Subsidiary Guarantor or any Significant Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated, or (6) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by either Constituent Company, any Subsidiary Guarantor or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either Constituent Company, any Subsidiary Guarantor or any Significant Subsidiary, or any such petition shall be filed against either Constituent Company, any Subsidiary Guarantor or any Significant Subsidiary and such petition shall not be dismissed within 60 days; or

(i)           any event occurs with respect either Constituent Company, any Subsidiary Guarantor or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)           one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Constituent Companies and their Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)           prior to the Security Release Date, either Constituent Company or any of its Subsidiaries shall (1) fail to make a payment when due and payable with respect to Indebtedness under the Bank Credit Agreement (after giving effect to any applicable notice or cure periods thereunder), (2) the maturity of any Indebtedness under the Bank Credit Agreement shall have been accelerated in accordance with the terms thereof or any Indebtedness under the Bank Credit Agreement shall be required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof or (z) any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Indebtedness under the Bank Credit Agreement, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Indebtedness or require any such Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; provided that upon receipt by the holders of the Notes of evidence that such event has been waived in writing by the requisite parties under the Bank Credit Agreement, such event shall automatically cease to constitute an Event of Default hereunder;

(l)            if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (2) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Parent Guarantor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (3) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (4) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (5) the Parent Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (6) the Parent Guarantor or any ERISA Affiliate withdraws from any Multiemployer Plan, (7) the Parent Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Parent Guarantor or any Subsidiary thereunder, (8) the Parent Guarantor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (9) the Parent Guarantor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (1) through (9) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA;

(m)         the Subsidiary Guaranty Agreement shall cease to be in full force and effect with respect to any Subsidiary Guarantor, any Subsidiary Guarantor or any Person acting on behalf of such Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty Agreement with respect to such Subsidiary Guarantor, or the obligations of any Subsidiary Guarantor under the Subsidiary Guaranty Agreement are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the Subsidiary Guaranty Agreement;

(n)          the Issuer defaults in the payment of any Excess Leverage Fee or any Change in Control Prepayment Fee for more than three Business Days after the same becomes due and payable; or

(o)          after the occurrence of the Security Trigger Date and prior to the Security Release Date, any Lien purported to be created under any Note Document shall cease to be, or shall be asserted by either Constituent Company, any Subsidiary Guarantor or any Grantor not to be, a valid and perfected Lien on any Collateral having a value, individually or in the aggregate, in excess of $5,000,000, with the priority required by the applicable Note Documents and the Intercreditor Agreement, except as a result of (1) the sale or other disposition of the applicable Collateral in a transaction permitted under Note Documents or (2) the release of such Lien as a result of the occurrence of the Security Release Date hereunder; or

(p)          after the occurrence of the Security Trigger Date and prior to the Security Release Date, the Intercreditor Agreement shall be asserted in writing by either Constituent Company, any Subsidiary Guarantor or any Grantor not to be, in whole or in part, legally valid, binding and enforceable against any party thereto, or the Intercreditor Agreement shall otherwise not be effective to create the rights and obligations purported to be created thereunder (as determined by a court of competent jurisdiction).

Notwithstanding the foregoing provisions of this Section 11, no Default or Event of Default shall be deemed to have occurred under any of clauses (f) through (j) with respect to any event or occurrence described therein relating to Sunstone 42nd St., the non-recourse mortgage loan secured by the hotel owned by Sunstone 42nd St. on the First Amendment Date or the 42nd St. Guaranty so long as, immediately prior to and after giving effect to such event or occurrence, (i) the holder of such mortgage loan does not have a claim for repayment of such mortgage loan under the 42nd Street Guaranty in excess of the then outstanding principal amount of such mortgage loan (which on the First Amendment Date is $77,174,971.28), accrued and unpaid interest thereon and the costs and expenses of enforcement required to be paid by the guarantor under the 42nd St. Guaranty or (ii) if the holder of such mortgage loan has a claim in excess of such amount, such holder shall have waived such liability in writing.

SECTION 12.                      Remedies on Default, Etc.

Section 12.1.        Acceleration.

(a)           If an Event of Default with respect to either Constituent Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (1) of Section 11(g) or described in clause (6) of Section 11(g) by virtue of the fact that such clause encompasses clause (1) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)          If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Issuer, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuer, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (1) all accrued and unpaid interest thereon (including interest accrued thereon at the applicable Default Rate) and all accrued and unpaid Excess Leverage Fees and Change in Control Prepayment Fees (including interest accrued thereon at the applicable Default Rate), and (2) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.       Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in any Note, in the Subsidiary Guaranty Agreement or in any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.       Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, ~~and~~ Excess Leverage Fees, if any, and Change in Control Prepayment Fees, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, ~~and~~ Excess Leverage Fees, if any, and Change in Control Prepayment Fees, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Issuer nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.       No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Subsidiary Guaranty Agreement, any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Constituent Companies under Section 16, the Issuer will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.                      Guarantee.

Section 13.1.       The Guarantee. The Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, to each holder of a Note (a) the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, Make-Whole Amount, if any, ~~and~~ Excess Leverage Fees, if any, and Change in Control Prepayment Fees, if any, and interest (including any interest accruing after the commencement of any proceeding in bankruptcy and any additional interest that would accrue but for the commencement of such proceeding) on the Notes and all other obligations of the Issuer under this Agreement and (b) the full and prompt performance and observance by the Issuer of each and all of the obligations, covenants and agreements required to be performed or observed by the Issuer under the terms of this Agreement and the Notes (all the foregoing being hereinafter collectively called the “Obligations”). The Parent Guarantor further agrees (to the extent permitted by applicable law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Section 13 notwithstanding any extension or renewal of any Obligation.

Section 13.2.       Waiver of Defenses. The Parent Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Obligations and also waives notice of protest for nonpayment. The Parent Guarantor waives notice of any default under this Agreement, the Notes or the other Obligations. The obligation of the Parent Guarantor hereunder shall not be affected by (a) the failure of any holder of a Note to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person (including any Subsidiary Guarantor) under this Agreement, the Notes, the Subsidiary Guaranty Agreement, any other Note Document or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes, the Subsidiary Guaranty Agreement, any other Note Document or any other agreement; (d) the acceptance of any security or Guarantee (including the Subsidiary Guaranty Agreement) by any holder of a Note for the Obligations or any of them; (e) the release of any security or Guarantee (including the Subsidiary Guaranty Agreement) held by any holder of a Note for the Obligations or any of them; (f) the release of the Issuer, any Subsidiary Guarantor or any other Person from its liability with respect to the Obligations; (g) any act or failure to act with regard to the Obligations; (h) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedure affecting the Issuer, any Subsidiary Guarantor or any other Person or any of the assets of any of them, or any allegation or contest of the validity of this Agreement, the Notes, the Subsidiary Guaranty Agreement, any other Note Document or any other agreement or the disaffirmance of this Agreement or the Notes or the Subsidiary Guaranty Agreement or any other agreement in any such proceeding; (i) the invalidity or unenforceability of this Agreement, the Notes, the Subsidiary Guaranty Agreement, any other Note Document or any other agreement; (j) the impossibility or illegality of performance on the part of the Issuer, any Subsidiary Guarantor or any other Person of its obligations under the Notes, this Agreement, the Subsidiary Guaranty Agreement, any other Note Document or any other instrument or agreement; (k) in respect of the Issuer, any Subsidiary Guarantor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Issuer, any Subsidiary Guarantor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), acts of terrorists, civil commotions, acts of God or the public enemy, delays or failures of suppliers or carriers, inability to obtain materials, action of any Governmental Authority, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Issuer, any Subsidiary Guarantor or any other Person and whether or not of the kind above specified; or (l) any change in the ownership of the Issuer.

It being understood that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Section 13.2 that the obligations of the Parent Guarantor shall be absolute, unconditional and irrevocable to the extent herein specified and shall not be discharged, impaired or varied except by the payment of the Obligations and then only to the extent of such payment.

Section 13.3.       Guaranty of Payment. The Parent Guarantor further agrees that the Guarantee herein constitutes a guaranty of payment when due (and not a guaranty of collection) and waives any right to require that any resort be had by any holder of a Note to any other Person or to any security held for payment of the Obligations.

Section 13.4.      Guaranty Unconditional. The obligations of the Parent Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder of a Note to assert any claim or demand or to enforce any remedy under this Agreement, the Notes, the Subsidiary Guaranty Agreement, any other Note Document or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent Guarantor or would otherwise operate as a discharge of the Parent Guarantor as a matter of law or equity.

Section 13.5.       Reinstatement. The Parent Guarantor further agrees that the Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored by any holder of a Note upon the bankruptcy or reorganization of the Issuer or otherwise.

Section 13.6.       Payment on Demand. In furtherance of the foregoing and not in limitation of any other right which any holder of a Note has at law or in equity against the Parent Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, the Parent Guarantor hereby promises to and shall, upon receipt of written demand by any holder of a Note, forthwith pay, or cause to be paid, in cash, to the holders an amount equal to the sum of (a) the unpaid amount of such Obligations then due and owing and (b) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by applicable law).

The Parent Guarantor acknowledges and agrees that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Issuer shall default under the terms of a Note or this Agreement and that notwithstanding recovery hereunder for or in respect of any given Default or Event of Default, the Guarantee contained in this Section 13 shall remain in full force and effect and shall apply to each and every subsequent Default or Event of Default.

Section 13.7.       Stay of Acceleration. The Parent Guarantor further agrees that, as between itself, on the one hand, and the holders of the Notes, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Agreement for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (b) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purposes of this Guarantee.

Section 13.8.       No Subrogation. Notwithstanding any payment or payments made by the Parent Guarantor hereunder, the Parent Guarantor shall not be entitled to be subrogated to any of the rights of any holder of a Note against the Issuer or any collateral security or Guarantee or right of offset held by any holder for the payment of the Obligations, nor shall the Parent Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any Subsidiary Guarantor in respect of payments made by the Parent Guarantor hereunder, until all amounts owing to the holders of the Notes by the Issuer on account of the Obligations are paid in full. If any amount shall be paid to the Parent Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Parent Guarantor in trust for the holders of the Notes, segregated from other funds of the Parent Guarantor, and shall, forthwith upon receipt by the Parent Guarantor, be turned over to the holders of the Notes in the exact form received by the Parent Guarantor (duly indorsed by the Parent Guarantor to the holders of the Notes, if required), to be applied against the Obligations.

Section 13.9.       Marshalling. No holder of a Note shall be under any obligation: (a) to marshal any assets in favor of the Parent Guarantor or in payment of any or all of the liabilities of the Issuer under or in respect of the Notes and this Agreement or the obligations of the Parent Guarantor hereunder or (b) to pursue any other remedy that the Parent Guarantor may or may not be able to pursue itself and that may lighten the Parent Guarantor’s burden, any right to which the Parent Guarantor hereby expressly waives.

Section 13.10.    Transfer of Notes. All rights of any holder of a Note under this Section 13 shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Note held by such holder whether with or without the consent of or notice to the Parent Guarantor under this Section 13 or to the Issuer.

Section 13.11.     Consideration. The Parent Guarantor has received, or shall receive, direct or indirect benefits from the making of this Guarantee.

SECTION 14.                      Registration; Exchange; Substitution of Notes.

Section 14.1.       Registration of Notes. The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The Issuer shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.      Transfer and Exchange of Notes. Upon surrender of any Note to the Issuer at the address and to the attention of the designated officer (all as specified in Section 19(c)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or Schedule 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred (a) to any Competitor, provided that the limitation contained in this clause (a) shall not apply during any period when an Event of Default has occurred and is continuing, and (b) in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3.

Section 14.3.       Replacement of Notes. Upon receipt by the Issuer at the address and to the attention of the designated officer (all as specified in Section 19(3)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15.                      Payments on Notes.

Section 15.1.       Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, Excess Leverage Fees, if any, Change in Control Prepayment Fees, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Issuer may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.       Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Excess Leverage Fees, if any, Change in Control Prepayment Fees, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 14.2. The Issuer will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

Section 15.3.        FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Issuer, or to such other Person as may be reasonably requested by the Issuer, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Issuer necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Issuer to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Issuer to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from any such payment made to such holder. Nothing in this Section 15.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Issuer is required to obtain such information under FATCA and, in such event, the Issuer shall treat any such information it receives as confidential.

SECTION 16.	Expenses, Etc.

Section 16.1.         Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Constituent Companies will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty Agreement, the Notes or any other Note Document, or by reason of being a holder of any Note, (b) the costs and the expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of either Constituent Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, the Subsidiary Guaranty Agreement and the other Note Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $6,500. If required by the NAIC, the Issuer shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Constituent Companies will pay, and will save each Purchaser and each other holder of a Note harmless from, (1) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (2) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (3) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Issuer, provided that the Constituent Companies shall have no obligation under this clause (3) to any Purchaser or holder to the extent resulting from the bad faith, gross negligence or willful misconduct of such Purchaser or holder as determined by a court of competent jurisdiction by final and nonappealable judgment.

Section 16.2.        Certain Taxes. The Constituent Companies agree to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, the Subsidiary Guaranty Agreement or any other Note Document (other than the Notes) or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where either Constituent Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, the Subsidiary Guaranty Agreement, any of the Notes or any other Note Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Constituent Companies pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Constituent Companies hereunder.

Section 16.3.         Survival. The obligations of the Constituent Companies under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty Agreement, the Notes or any other Note Document, and the termination of this Agreement.

SECTION 17.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of either Constituent Company pursuant to this Agreement shall be deemed representations and warranties of such Constituent Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes, the Subsidiary Guaranty Agreement and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Constituent Companies and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18.	Amendment and Waiver.

Section 18.1.        Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Constituent Companies and the Required Holders, except that:

(a)           no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)           no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (1) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (i) interest on the Notes or (ii) the Make-Whole Amount, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4 or (3) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 13, 18 or 21.

Section 18.2.          Solicitation of Holders Of Notes.

(a)            Solicitation. The Constituent Companies will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, the Subsidiary Guaranty Agreement or any other Note Document. The Constituent Companies will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18, the Subsidiary Guaranty Agreement or any other Note Document to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)            Payment. The Constituent Companies will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or any holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of the Subsidiary Guaranty Agreement, any Note or any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c)           Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 or the Subsidiary Guaranty Agreement or any other Note Document by a holder of a Note that has transferred or has agreed to transfer its Note to (1) a Constituent Company, (2) any Subsidiary or any other Affiliate or (3) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with either Constituent Company and/or any of its Affiliates in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.3.         Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 or the Subsidiary Guaranty Agreement or any other Note Document applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Constituent Companies without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between either Constituent Company and any Purchaser or any holder of a Note and no delay in exercising any rights hereunder or under any Note, the Subsidiary Guaranty Agreement or any other Note Document shall operate as a waiver of any rights of any Purchaser or any holder of such Note.

Section 18.4.         Notes Held by the Constituent Companies, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranty Agreement, the Notes or any other Note Document, or have directed the taking of any action provided herein or in the Subsidiary Guaranty Agreement, the Notes or any other Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by a Constituent Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 19.	Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1)                if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Constituent Companies in writing and, in the case of notices and communications delivered pursuant to Section 9.12(b), with a copy to Mark A. Sternberg, Schiff Hardin LLP, 233 South Wacker Drive, Suite 7100, Chicago, IL 60606,

(2)                if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Constituent Companies in writing and, in the case of notices and communications delivered pursuant to Section 9.12(b), with a copy to Mark A. Sternberg, Schiff Hardin LLP, 233 South Wacker Drive, Suite 7100, Chicago, IL 60606, or

(3)       if to either Constituent Company, to such Constituent Company at its address set forth at the beginning hereof to the attention of Bryan Giglia, or at such other address as such Constituent Company shall have specified to the Purchaser and holders of the Notes in writing.

Notices under this Section 19 will be deemed given only when actually received.

SECTION 20.	Reproduction of Documents.

This Agreement and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the Execution Date or at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each Constituent Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit either Constituent Company or any other Purchaser or holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21.	Confidential Information.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of a Constituent Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Constituent Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by a Constituent Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (2) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (3) any other holder of any Note, (4) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (5) any Person from which it offers to purchase any Security of a Constituent Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (6) any federal or state regulatory authority having jurisdiction over such Purchaser, (7) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement, the Subsidiary Guaranty Agreement or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by a Constituent Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Constituent Companies embodying this Section 21.

In the event that as a condition to receiving access to information relating to a Constituent Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and such Constituent Company, this Section 21 shall supersede any such other confidentiality undertaking.

SECTION 22.	Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Constituent Companies, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Constituent Companies of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 23.	Miscellaneous.

Section 23.1.        Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, neither Constituent Company may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 23.2.        Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Parent Guarantor to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 23.3.        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.4.        Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 23.5.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.6.        Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.7.         Jurisdiction and Process; Waiver of Jury Trial.

(a)           Each Constituent Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Constituent Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Each Constituent Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)           Each Constituent Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Constituent Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)            Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against a Constituent Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Constituent Companies, whereupon this Agreement shall become a binding agreement between you and the Constituent Companies.

Very truly yours,

Sunstone Hotel Partnership, Llc

By
Its

Sunstone Hotel Investors, Inc.

By
Its

This Agreement is hereby accepted and agreed to as of the date hereof.

[Add Purchaser Signature Blocks]

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“42nd St. Guaranty” is defined in Section 10.2.

“Additional Covenant” is defined in Section 9.10 as of the date of the Closing.

“Additional or More Restrictive Covenant” is defined in Section 9.10.

“Additional Note Purchase Agreement” means any note purchase agreement or similar agreement entered into by the Issuer and/or the Parent Guarantor after the Execution Date in connection with a private placement debt financing.

“Adjusted EBITDA” means, for any given period, (a) EBITDA of the Parent Guarantor and its Subsidiaries determined on a consolidated basis for such period, minus (b) FF&E Reserves for such period.

“Adjusted NOI” means, for any Property and for any period (or if no applicable period is stated, the period of 12 consecutive fiscal months then ended), Net Operating Income for such Property for such period minus an imputed franchise fee in the amount of 4.00% of the gross revenues for such Property for such period; provided, however, for purposes of this definition, no imputed franchise fee shall be deducted from Net Operating Income with respect to any Property that is not subject to a Franchise Agreement.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent Guarantor.

“Agreement” means this Note and Guarantee Agreement, including all Schedules and Exhibits attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Asset Sale” means any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any of following (whether owned on June 30, 2020 or thereafter acquired): (a) any Unencumbered Property and (b) the Equity Interests of any Subsidiary that directly or indirectly owns any Unencumbered Property.

Schedule A

(to Note and Guarantee Agreement)

“Availability” has the meaning specified in the Bank Credit Agreement on the First Amendment Date.

“Average Monthly Liquidity” means (a) the sum of the following for each day of any calendar month (1) the Unrestricted Cash of the Issuer and its Subsidiaries held in the United States as of such day, plus (2) an amount equal to Availability as of such day (to the extent available to be drawn in accordance with the Bank Credit Agreement as in effect on the First Amendment Date) divided by (b) the number of days in such month; provided that with respect to the property-level operating accounts, “Average Monthly Liquidity” shall mean the Unrestricted Cash held in such accounts on the first and last day of each month divided by 2.

“Bank Agent” means the Person then acting as administrative agent under the Bank Credit Agreement.

“Bank Credit Agreement” means that certain Credit Agreement dated as of April 2, 2015 by and among the Constituent Companies, the financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, and Citibank, N.A., PNC Bank, National Association, and U.S. Bank National Association, as documentation agents, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof; provided that if no Bank Credit Agreement then exists, the largest Material Credit Facility then in effect shall be deemed to be the Bank Credit Agreement.

“Bank Lenders” means the lenders from time to time party to the Bank Credit Agreement.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Boston Park Plaza Hotel” means the Boston Park Plaza Hotel located in Boston, Massachusetts.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Los Angeles, California or New York, New York are required or authorized to be closed.

“Capitalization Rate” means (a) 7.25% for (1) upscale select-service, upper-upscale or above full-service Properties developed with hotels and located within the central business districts of Boston, Massachusetts; Chicago, Illinois; Manhattan, New York City; Washington, D.C.; and San Francisco, California and (2) the Wailea Beach Marriott or (b) 8.00% for all other Properties, provided that, if the Bank Credit Agreement uses a “capitalization rate” to value the Property or types of Properties described in clause (a) or clause (b) for purpose of its financial covenants, and such “capitalization rate” is higher or lower than the rate set forth in such clause, then the applicable rate for such Property or types of Properties shall be such higher or lower rate, provided, however, that in no event may the capitalization rate used for the Property or types of Properties described in clause (a) or clause (b) be less than 6.25% and 7.00%, respectively.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date. The obligations of Sunstone St. Clair, LLC, a Delaware limited liability company and Subsidiary of the Issuer, under the Hyatt Chicago Capital Lease shall not constitute Capitalized Lease Obligations. Notwithstanding the reclassification of ground or building leases as capitalized leases or lease liabilities under FASB ASC 842, obligations of the Parent Guarantor or any Subsidiary under a ground or building lease shall not constitute Capitalized Lease Obligations so long as the lease payments under such ground or building lease are deducted from EBITDA.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act and applicable rules and regulations.’

“CARES Payroll Costs” means “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“CARES Forgivable Uses” means uses of proceeds of Government Assistance Indebtedness that are eligible for forgiveness under Section 1106 of the CARES Act.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least “A-2” or the equivalent by S&P or at least “P-2” or the equivalent by Moody’s; and (c) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (c) above.

“Change in Control” is defined in Section 8.7(f).

“Change in Control Proposed Prepayment Date” defined in Section 8.7(b).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” means (a) the Equity Interests of each Equity Issuer, Material Debt Receivables, and all products and proceeds thereof and other related interests as more fully described as “Pledged Collateral” in the form of Pledge Agreement attached hereto as Exhibit PA and (b) any other assets required to be pledged to the Bank Agent or any Bank Lender to secure the obligations thereunder.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the applicable Note Documents.

“Competitor” means any Person that is a real estate investment trust, real property fund or a listed property trust; provided, however, that the term “Competitor” shall exclude any Person that is an Institutional Investor and that, but for this proviso, would fall within the definition of “Competitor” solely through the holding of passive investments in a Competitor.

“Confidential Information” is defined in Section 21.

“Constituent Companies” and “Constituent Company” are defined in the first paragraph of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Parent Guarantor and any of their or the Parent Guarantor’s respective Controlled Affiliates and (b) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.

“Covenant Relief Period” means the period commencing on June 30, 2020 and ending on the date which is the earlier of (a) the date the Constituent Companies have delivered a notice (the “Covenant Relief Termination Notice”) to the holders of the Notes electing to terminate the Covenant Relief Period, which notice shall attach calculations demonstrating that the Parent Guarantor would have been in compliance with the Specified Financial Covenants (as if the Covenant Relief Period was not in effect) (but without giving effect to any adjustments (i.e. the “step ups” or “step downs” in the Specified Financial Covenants and in the related definitions) that would apply during the first ~~four~~ five fiscal quarters ending during the Covenant Threshold Adjustment Period; provided that, for the avoidance of doubt, the Constituent Companies may give effect to any annualization of components of the applicable Specified Financial Covenants provided for in Section 10.8 (or in the relevant provision of any MFL Agreement, in the case of an Additional or More Restricted Covenant)) for the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b) and (b) ~~March 31~~September 30, 2022.

“Covenant Relief Termination Notice” has the meaning given to that term in the definition of “Covenant Relief Period”.

“Covenant Threshold Adjustment Period” means the period commencing on (a) the last day of the Covenant Relief Period if the Covenant Relief Period is terminated pursuant to clause (a) of the definition thereof and (b) ~~March 31~~September 30, 2022 if the Covenant Relief Period is terminated pursuant to clause (b) of the definition thereof, and ending on the date the Constituent Companies have delivered a notice to the holders of the Notes electing to terminate the Covenant Threshold Adjustment Period which notice shall attach calculations demonstrating that the Constituent Companies were in compliance with the Specified Financial Covenants (but without giving effect to any adjustments (i.e. the “step ups” or “step downs” in the Specified Financial Covenants and in the related definitions) that would apply during the first ~~four~~ five fiscal quarters ending during Covenant Threshold Adjustment Period; provided that, for the avoidance of doubt, the Constituent Companies may give effect to any annualization of components of the applicable Specified Financial Covenants provided for in Section 10.8 (or in the relevant provision of any MFL Agreement, in the case of an Additional or More Restricted Covenant) for the immediately preceding two fiscal quarters for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b)  .

“Credit Rating” means the rating assigned by S&P or Moody’s to the senior unsecured long term Indebtedness of a Person.

“CRP Fixed Charge Coverage Ratio” is defined in Section 10.8(i).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of such Note or (b) 2.00% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the United States Bankruptcy Code of 1978.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value(s) determined in accordance therewith, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations or estimates provided by any recognized dealer in Derivatives Contracts.

“Development Property” means, as of any date of determination, any Property on which the existing building or other improvements are undergoing renovation and redevelopment that will either (a) disrupt the occupancy of at least 10% of the rentable rooms of such Property or (b) temporarily reduce the Net Operating Income of such Property by more than 10% as compared to the immediately preceding comparable prior period. A Property that satisfies the foregoing requirements shall constitute a Development Property unless the Issuer in its discretion notifies each holder of Notes in writing that such Property shall not constitute a Development Property. A Property shall cease to be a Development Property once all improvements related to the renovation or redevelopment of such Property has been substantially completed.

“Disclosure Documents” is defined in Section 5.3.

“EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (loss) of such Person for such period determined on a consolidated basis exclusive of the following (but only to the extent included in determination of such net income (loss)): (1) depreciation and amortization expense; (2) Interest Expense; (3) income tax expense; (4) extraordinary or non-recurring gains, losses, revenues and expenses, including, without limitation, initial costs associated with resuming operations at each Property impacted by COVID-19 as disclosed in the public disclosures of the Parent (“Resuming Operation Costs”); and (5) other non-cash charges including impairment charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments) plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from (i) non-cash amortization of stock grants to members of the Parent Guarantor’s management, (ii) straight line rent leveling adjustments required under GAAP and (iii) amortization of intangibles pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805. For purposes of determining compliance with the Leverage Ratio, (A) EBITDA attributable to Properties disposed of by the Issuer or any Subsidiary during the period of four consecutive fiscal quarters most recently ended for which financial statements are required to have been delivered pursuant to Section 7.1(a) or Section 7.2(b), or disposed of after such period but on or before the applicable date of determination, shall be excluded and (B) EBITDA attributable to any Property acquired by the Issuer or any Subsidiary during the period of four consecutive fiscal quarters most recently ended for which financial statements are required to have been delivered pursuant to Section 7.1(a) or Section 7.1(b), or acquired after such period but on or before the applicable date of determination, shall be utilized regardless of the date such Property was acquired by the Issuer or such Subsidiary. Notwithstanding anything to the contrary, from the Fourth Amendment Date to and including March 31, 2022, EBITDA with respect to any one Property (or Person who is the owner of such Property) shall be deemed to be the greater of (x) the amount of EBITDA attributable to such Property (or Person who is the owner of such Property) and (y) zero.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as (1) an upscale or upper-upscale (as defined by Smith Travel Research) full-service hotel with not less than 150 keys or a luxury (as defined by Smith Travel Research) full-service hotel or (2) a select-service (as defined by Smith Travel Research) hotel located in a top 25 market (or major resort market); (b) such Property is located in a top 50 MSA or a destination resort; (c) such Property is free of all structural defects, architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property; (d) such Property is owned in fee simple, or leased under a Ground Lease, entirely by the Issuer or a Subsidiary that is a Subsidiary Guarantor; (e) such Property is located in one of the 48 contiguous states of the United States or in Hawaii or the District of Columbia; (f) all material occupancy and operating permits and customary licenses required under applicable law for such Property are in effect and such Property is covered by insurance in amounts and upon terms that satisfy the criteria set forth in Section 9.2; (g) neither such Property, nor if such Property is owned by a Subsidiary, any of the Issuer’s direct or indirect ownership interest in such Subsidiary, is subject to (1) any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term) or (2) any Negative Pledge other than a Negative Pledge described in Section 10.5(b)(1) or (2); (h) regardless of whether such Property is owned by the Issuer or a Subsidiary, the Issuer has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (1) to create Liens on such Property as security for Indebtedness of the Issuer or such Subsidiary, as applicable, and (2) to sell, transfer or otherwise dispose of such Property; (i) such Property is currently open for business to the public and (j) such Property is (1) branded by a nationally recognized hotel company (such as Marriott, Hilton, Hyatt, Fairmont or Intercontinental) or an Affiliate of such a company or (2) operated as an independent upscale or above hotel in a central business district or in Hawaii or another location not objected to by the Required Holders acting reasonably.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include (a) the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests, (b) the issuance of any Preferred Equity Interests, (c) any capital contribution made to a Constituent Company and (d) the offering of “securities” (as defined under the Securities Act) in a public offering registered under the Securities Act or an offering not required to be registered under the Securities Act (including a private placement under Section 4(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

“Equity Issuer” means each Subsidiary of the Issuer that directly or indirectly owns an Unencumbered Property; provided that “Equity Issuer” shall not include any Excluded Equity Issuer.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Parent Guarantor under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” is defined in Section 8.7(h)(1).

“Excluded Equity Issuer” means any Subsidiary that (a) indirectly (but not directly) owns an Unencumbered Property and (b) directly or indirectly owns Property that is not an Unencumbered Property.

“Excluded Prepayment Debt” means (a) Nonrecourse Indebtedness described in Section 10.10(d)(1)(i) or 10.10(d)(1)(ii), (b) the proceeds of Revolving Loans and Swingline Loans (each as defined in the Bank Credit Agreement), (c) Government Assistance Indebtedness, (d) Nonrecourse Indebtedness secured by a mortgage on a Property and assumed at the time of acquisition of such Property (and not created in contemplation thereof) and (e) Indebtedness incurred in the ordinary course of business in an aggregate amount for all such Indebtedness under this clause (e), not to exceed $5,000,000.

“Excluded Subsidiary” means any Subsidiary as to which both of the following apply (a) such Subsidiary holds title to, or beneficially owns, assets which are or are intended to become collateral for any Secured Indebtedness of such Subsidiary, or is a direct or indirect beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests); and (b) which (1) is, or is expected to be, prohibited from Guarantying the Indebtedness of any other Person pursuant to any document, instrument or agreement evidencing such Secured Indebtedness or (2) is prohibited from Guarantying the Indebtedness of any other Person pursuant a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Execution Date” is defined in Section 3.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the Execution Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“FF&E Reserves” means, for any period and with respect to a Property, an amount equal to the greater of (a) 4.00% of total gross revenues for such Property for such period and (b) the aggregate amount of reserves in respect to furniture, fixtures and equipment required under any Property Management Agreement or Franchise Agreement applicable to such Property for such period. If the term FF&E Reserves is used without reference to a specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Parent Guarantor and its Subsidiaries and the applicable Ownership Share of all Properties of all Unconsolidated Affiliates of the Parent Guarantor.

“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction, prepayment event, reduction or “haircut” of a component of a covenant calculation or other such provision) that requires the Parent Guarantor and/or any Subsidiary to:

(a)       maintain a specified level of net worth, shareholders’ equity, total assets, unencumbered assets, unencumbered properties, cash flow, net income, occupancy rate or lease term;

(b)       maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, subsidiary indebtedness, senior indebtedness, secured indebtedness, unsecured indebtedness, or subordinated indebtedness to total capitalization, total assets, unencumbered assets or to net worth);

(c)       maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow, operating income or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness);

(d)       restricts the amount of distributions; or

(e)       restrict the amount or type of its investments;

but in all cases excluding any such covenant that amounts to a negative pledge or a sale of assets limitation.

“First Amendment Date” means July 15, 2020.

“Fixed Charges” means, for any period, the sum of the following (without duplication): (a) Interest Expense of the Parent Guarantor and its Subsidiaries determined on a consolidated basis for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent Guarantor and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment due upon the stated maturity of such Indebtedness, (c) all Preferred Dividends paid during such period on Preferred Equity Interests not owned by the Parent Guarantor or any of its Subsidiaries and (d) payments in respect of Capitalized Lease Obligations. The Parent Guarantor’s Ownership Share of the Fixed Charges of Unconsolidated Affiliates of the Parent Guarantor shall be included in determinations of Fixed Charges.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“Fourth Amendment Date” means November 22, 2021.

“Franchise Agreement” means an agreement permitting the use of the applicable hotel brand name, hotel system trademarks, trade names and any related rights in connection with the ownership or operation of a Property.

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Government Assistance Indebtedness” means Indebtedness of the Parent Guarantor, the Issuer or its Subsidiaries incurred pursuant to federal, state or local stimulus plans in response to the COVID-19 pandemic (including loans provided by the U.S. Small Business Administration) so long as such Indebtedness ranks on a pari passu or junior basis with the Notes in right of payment.

“Governmental Authority” means

(a)       the government of

(1)                the United States or any state or other political subdivision thereof, or

(2)                any other jurisdiction in which the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent Guarantor or any Subsidiary, or

(b)       any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Grantor” means each Person that owns Collateral.

“Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including the following: (a) a remaining term (inclusive of any unexercised extension or renewal options that are exercisable without condition (other than a condition that no default exists under such ground lease at the time of exercise of such extension or renewal option)) of 50 years or more from the Execution Date or, in the event that such remaining term is less than 50 years, such ground lease either (1) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is de minimus or (2) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor or, if consent is required, such consent has been obtained or is required to be given upon the satisfaction of customary conditions; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.

“Guaranty,” “Guaranteed,” “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (1) the purchase of securities or obligations, (2) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (3) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (4) repayment of amounts drawn down by beneficiaries of letters of credit, or (5) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. Obligations in respect of customary performance guaranties and Guaranties constituting Nonrecourse Indebtedness shall not be deemed to give rise to Indebtedness or otherwise constitute a Guaranty except as otherwise provided in the definition of “Nonrecourse Indebtedness.”

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 8.7, 9.14, 12, 18.2 and 19 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Hyatt Chicago Capital Lease” means that certain Lease dated December 15, 1997 between Chicago Title Land Trust Company, as trustee, as successor trustee to LaSalle Bank National Association, as successor trustee to American National Bank and Trust Company of Chicago, and Sunstone St. Clair, LLC, a Delaware limited liability company, as assignee of Patriot Mortgage Borrower, L.L.C., as assignee of Oxford Wyn 633 Investment Company, L.L.C.

“Implied Debt Service” means (a) a given principal balance of Unsecured Indebtedness multiplied by (b) the greatest of (1) 10% per annum, (2) the highest per annum interest rate then applicable to any of the outstanding principal balance of any form of loan then outstanding under the Bank Credit Agreement and (3) a mortgage debt constant for a loan calculated using a per annum interest rate equal to the yield on a 10-year United States Treasury Note at such time plus 3.50% and amortizing in full in a 25-year period.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business which is not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (1) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (2) evidenced by bonds, debentures, notes or similar instruments, or (3) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any (1) purchase obligation, repurchase obligation or takeout commitment, in each case evidenced by a binding agreement and to the extent such obligation is to acquire Equity Interests of another Person, assets of another Person that constitute the business or a division or operating unit of such Person, real estate, bonds, debentures, notes or similar instruments or (2) forward equity commitment evidenced by a binding agreement (provided, however that this clause (g) shall exclude (i) any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) and (ii) in the case of the Parent Guarantor, obligations incurred in the ordinary course of the business of the Issuer and its Subsidiaries to acquire developed Properties within 6 months of the incurrence of such obligations); (h) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for Guaranties constituting Nonrecourse Indebtedness); and (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse (other than in respect of exceptions referred to in the definition of Nonrecourse Indebtedness) to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of such recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). For the avoidance of doubt, the Notes shall constitute Indebtedness of the Issuer, and Government Assistance Indebtedness shall (except to the extent of forgiveness thereof) constitute Indebtedness of the Constituent Company or Subsidiary that is the obligor with respect thereto.

“INHAM Exemption” is defined in Section 6.3(e).

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement substantially in the form of Exhibit ICA attached hereto to be entered into on or prior to the Security Trigger Date by and among the Bank Agent, the Collateral Agent and the holders of the Notes.

“Interest Expense” means, with respect to a Person and for any period, and without duplication (a) all paid, accrued or capitalized interest expense (including capitalized interest expense) other than (1) capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes and (2) interest expense attributable to Capitalized Lease Obligations of such Person, and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a), such Person’s Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person. The term “Interest Expense” shall exclude all costs and expenses, including any prepayment penalties, of defeasing, or otherwise paying or prepaying, any Indebtedness encumbering any Property or amortization of deferred financing fees or the write-off of any deferred financing fees following the acquisition, disposition or refinancing thereof.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person, (d) the purchase of any Property with the proceeds of the Asset Sale of an Unencumbered Property or the Equity Interests of any Subsidiary that directly or indirectly owns an Unencumbered Property, provided that, so long as such purchased Property is then added as an Unencumbered Property, only the difference between the value of such purchased Property and the value of the Unencumbered Property subject to such Asset Sale shall be included as an Investment. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. Notwithstanding anything to the contrary, the issuing of Equity Interests or the use of cash or Cash Equivalents to repay an existing mortgage on a Property owned by a Constituent Company or a Subsidiary shall not be deemed to be an “Investment” so long as such Property becomes and remains an Unencumbered Property.

“Issuer” is defined in the first paragraph of this Agreement.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (1) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (2) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Leverage Ratio” means, as of a given date, the ratio of (a)(1) Total Indebtedness as of such date minus (2) the lesser of (i) the amount, if any, by which Unrestricted Cash exceeds $25,000,000 on such date and (ii) the lowest maximum amount, if any, of Unrestricted Cash then permitted to be subtracted from “total indebtedness” for purposes of determining the leverage ratio covenant under any Material Credit Facility to (b) EBITDA of the Parent Guarantor and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended for which financial statements are required to have been delivered pursuant to Section 7.1(a) or Section 7.1(b). Notwithstanding the foregoing, for purposes of calculating the Leverage Ratio (other than for purposes of determining whether any Excess Leverage Fee is payable), (A) for the last full fiscal quarter of the Covenant Relief Period (which, (x) if the Covenant Relief Period ends pursuant to clause (a) of the definition thereof will be the period for which the Parent Guarantor calculated the Financial Covenants in the Covenant Relief Termination Notice and (y) if the Covenant Relief Period ends pursuant to clause (b) of the definition thereof, will be ~~March 31~~September 30, 2022), EBITDA shall be measured as, at Parent Guarantor’s election, either (I) EBITDA for the two fiscal quarter period ending on such date multiplied by 2, or (II) EBITDA for the single fiscal quarter ending on such date multiplied by 4; (B) for the fiscal quarter period immediately following the fiscal quarter period described in clause (A), EBITDA shall be measured as, either (I) if for clause (A) above, EBITDA was measured based on clause (A)(I) above, then EBITDA shall be measured as EBITDA for the three fiscal quarter period ending on such date multiplied by 4/3, or (II) if for clause (A) above, EBITDA was measured based on clause (A)(II) above, then EBITDA shall be measured as EBITDA for the two fiscal quarter period ending on such date multiplied by 2; and (C) for the fiscal quarter period immediately following the fiscal quarter period described in clause (B), EBITDA shall be measured as, either (I) if for clause (A) above, EBITDA was measured based on clause (A)(I) above, then EBITDA shall be measured as EBITDA for the four fiscal quarter period ending on such date, or (II) if for clause (A) above, EBITDA was measured based on clause (A)(II) above, then EBITDA shall be measured as EBITDA for the three fiscal quarter period ending on such date multiplied by 4/3.

“Make-Whole Amount” is defined in Section 8.6.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Maturity Date of the Series B Notes.

“Marketable Securities” means: (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States or the District of Columbia, which Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New York Stock Exchange, the American Stock Exchange or another recognized national United States Securities exchange and (b) Securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States or the District of Columbia, which Persons have a Credit Rating of “BBB-” or “Baa3” or better.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Parent Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of either Constituent Company, any Subsidiary Guarantor or any Grantor to perform its obligations under this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other Note Document or (c) the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other Note Document.

“Material Collateral Indebtedness” means Indebtedness described under clause (a), (b), (c) (d), (f), (i) and (j) of the definition thereof in an amount in excess of $50,000,000 (individually or in the aggregate with other such Indebtedness) and shall include, in any event, Indebtedness under the Bank Credit Agreement and any Preferred Equity Interests. Notwithstanding the foregoing, Material Collateral Indebtedness shall not include Secured Indebtedness which is Nonrecourse Indebtedness to the extent such Secured Indebtedness is not secured by the Collateral.

“Material Contract” means any contract or other arrangement (other than this Agreement, the Notes, the Subsidiary Guaranty Agreement and the other Note Documents), whether written or oral, to which either Constituent Company or any Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Credit Facility” means, as to the Constituent Companies and their Subsidiaries,

(a)                the Bank Credit Agreement;

(b)           that certain Term Loan Agreement dated as of December 17, 2015 by and among the Constituent Companies, the financial institutions party thereto, PNC Bank, National Association, as administrative agent, PNC Bank, National Association and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and U.S. Bank National Association, as syndication agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof; and

(c)            any other agreement(s) creating or evidencing indebtedness for borrowed money (excluding any Nonrecourse Indebtedness) entered into on or after the Execution Date by either Constituent Company or any Subsidiary, or in respect of which either Constituent Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (other than a guaranty of customary recourse exceptions) (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Debt Receivables” means Mortgage Receivables and Secured Mezz Receivables of the Parent Guarantor, the Issuer or its Subsidiaries which, individually or in the aggregate with other Mortgage Receivables and Secured Mezz Receivables, exceed $5,000,000.

“Maturity Date” with respect to any Note is defined in the first paragraph of such Note.

“Memorandum” is defined in Section 5.3.

“MFL Agreement” is defined in Section 9.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Receivable” means a promissory note (other than a promissory note issued by the Parent Guarantor or a Subsidiary) secured by a Mortgage of which the Parent Guarantor or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Most Favored Lender Notice” means, in respect of any Additional or More Restrictive Covenant, a written notice from the Constituent Companies giving notice of such Additional or More Restrictive Covenant, including therein a verbatim statement of such Additional or More Restrictive Covenant, together with any definitions incorporated therein.

“MSA” means a Metropolitan Statistical Area as listed in Budget Bulletin No. 09-01 issued by the Executive Office of the President of the United States, Office of Management and Budget.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than this Agreement or any other Note Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) gross revenues received in the ordinary course from such Property minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Issuer or any Subsidiary and any property management fees) minus (c) the FF&E Reserves for such Property as of the end of such period minus (d) an imputed management fee in the amount of 3.00% of the gross revenues for such Property for such period. For purposes of determining Adjusted NOI, Operating Property Value, Total Asset Value and Unencumbered Asset Value, (1) NOI from Properties disposed of by the Issuer or any Subsidiary during the period of four consecutive fiscal quarters most recently ended for which financial statements are required to have been delivered pursuant to Section 7.1(a) or Section 7.1(b) shall be excluded and (2) NOI for the period of four consecutive fiscal quarters most recently ended for which financial statements are required to have been delivered pursuant to Section 7.1(a) or Section 7.1(b) for any Property acquired by the Issuer or any Subsidiary during such period shall be utilized regardless of the date such Property was acquired by the Issuer or such Subsidiary. Notwithstanding anything to the contrary, any Resuming Operation Costs shall not be deducted as expenses relating to a Property in accordance with clause (b) above. Notwithstanding anything to the contrary, from the Fourth Amendment Date to and including March 31, 2022, for purposes of calculating NOI with respect to any individual Property, NOI shall be deemed to be the greater of (x) the amount of NOI attributable to such Property and (y) zero.

“New Property” means each Property on which a hotel is located acquired by the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate from the date of acquisition until the Seasoned Date in respect thereof; provided, however, that, upon the Seasoned Date for any New Property, such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States by the Parent Guarantor or any Subsidiary primarily for the benefit of employees of the Parent Guarantor or one or more Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means this Agreement, each Note, the Subsidiary Guaranty Agreement, the Pledge Agreement (if and when required to be executed and delivered in accordance with the terms hereof), the Intercreditor Agreement (if and when required to be executed and delivered in accordance with the terms hereof) and all other documents evidencing, securing or pertaining to the foregoing as shall, from time to time, be executed and/or delivered by either Constituent Company, any Subsidiary Guarantor, any Grantor or any other party to the holders of the Notes pursuant to this Agreement or any other Note Document (in each case as the same may be amended. modified, restates, supplemented, extended, renewed or replaced from time to time).

“Notes” is defined in Section 1.

“Obligations” is defined in Section 13.1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Off-Balance Sheet Obligations” means, in the case of the Parent Guarantor or any of its Subsidiaries, liabilities and obligations of the Parent Guarantor, any such Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent Guarantor would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent Guarantor’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent Guarantor is required to file with the SEC.

“Officer’s Certificate” means, with respect to any Person, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

“Operating Property Value” means, at any date of determination, (a) for each New Property (until the Seasoned Date), or Development Property (that is not a Seasoned Property), the purchase price of the Property less any amounts paid to the Issuer (or such Subsidiary) as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements; or (b) for each Seasoned Property, (1) the Adjusted NOI of such Property for the period of four consecutive fiscal quarters most recently ended for which financial statements are required to have been delivered pursuant to Section 7.1(a) or Section 7.1(b) divided by (2) the applicable Capitalization Rate.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent Guarantor” is defined in the first paragraph of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which, in each case, are not at the time required to be paid or discharged under Section 9.4, (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 9.4; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the holders of the Notes; (g) Liens in existence on the Execution Date and set forth on Schedule 10.5; and (h) after the Security Trigger Date and prior to the Security Release Date, Liens on the Collateral in favor of the Collateral Agent for the benefit of the Bank Agent, the Bank Lenders, certain affiliates thereof and the holders of the Notes and subject to the terms of the Intercreditor Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Parent Guarantor or any ERISA Affiliate or with respect to which the Parent Guarantor or any ERISA Affiliate may have any liability.

“Pledge Agreement” means a pledge agreement substantially in the form of Exhibit PA attached hereto to be entered into on or prior to the Security Trigger Date by and among the Collateral Agent and each Grantor together with any other security document now or hereafter granted to secure the Obligations.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent Guarantor or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent Guarantor or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Property” means any parcel (or group of related parcels) of real property owned or leased (in whole or in part) or operated by the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate of the Parent Guarantor.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Management Agreement” means, collectively, all agreements entered into by a Constituent Company or a Subsidiary Guarantor pursuant to which such Person engages a Person to advise it with respect to the management of an Unencumbered Property or to provide management services with respect to the same.

“PTE” is defined in Section 6.3(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Constituent Companies and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.3(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Reinvestment Asset” means (a) Eligible Properties which are added as Unencumbered Properties within 20 Business Days following the acquisition thereof; provided that, for purposes herein, the repayment of Nonrecourse Indebtedness on a Property, such that after such repayment such Property becomes an Eligible Property, shall be included as a “Reinvestment Asset” so long as such Eligible Property is added as an Unencumbered Property pursuant to this clause (a), and (b) so long as (1) after the Security Trigger Date and prior to the Security Release Date, any Material Debt Receivables are pledged as Collateral under the Pledge Agreement and (2) the Investment in such assets is permitted by Section 10.10(b), Senior Mortgage Receivables, other Mortgage Receivables and Secured Mezz Receivables.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time (a) prior to the Closing, the Purchasers and (b) on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by either Constituent Company or any of its Affiliates).

“Responsible Officer” means, with respect to any Person, any Senior Financial Officer and any other officer of such Person with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent Guarantor or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent Guarantor or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent Guarantor or any Subsidiary now or hereafter outstanding.

“Resuming Operation Costs” shall have the meaning given to such term in the definition of “EBITDA”.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SBA” means the United States Small Business Administration.

“Seasoned Date” means the first day on which an acquired Property on which a hotel is located has been owned for four full fiscal quarters following the date of acquisition by the Parent Guarantor, a Subsidiary or an Unconsolidated Affiliate of the Parent Guarantor.

“Seasoned Property” means Property on which a hotel is located that is not a New Property.

“SEC” means the Securities and Exchange Commission of the United States.

“Second Amendment Date” means December 21, 2020.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Parent Guarantor, shall include the Parent Guarantor’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates; provided that after the Security Trigger Date and prior to the Security Release Date, Secured Indebtedness shall not include the Notes or the obligations under the Bank Credit Agreement.

“Secured Mezz Receivable” means a promissory note (other than a promissory note issued by the Parent Guarantor or any Subsidiary of the Parent Guarantor) which is not a senior obligation of the issuer thereof and which is secured by a pledge of Equity Interests in the owner of a Property of which promissory note the Parent Guarantor, the Issuer or another Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Security Release Date” means the date upon which the Constituent Companies have delivered a notice to the holders of the Notes certifying that the following has occurred: (a) each of the Covenant Relief Period and the Covenant Threshold Adjustment Period, if any, shall have ended, (b) no Default or Event of Default shall have occurred and be continuing and (c) the liens, if any, securing the obligations under the Bank Credit Agreement and any other Material Collateral Indebtedness have been released or shall be released substantially simultaneously therewith. The Collateral Agent shall be authorized to release all liens securing the Notes on the Security Release Date.

“Security Trigger Date” means the earliest date any of the following shall occur (a) Availability (to the extent available to be drawn in accordance with the Bank Credit Agreement as in effect on the First Amendment Date) is, at any time, less than $350,000,000, (b) the Issuer and its Subsidiaries have aggregate Unrestricted Cash on the balance sheet of less than $200,000,000 or (c) the Parent Guarantor, the Issuer or any of its Subsidiaries grant a Lien (or agree to grant a Lien) to secure any of the obligations under the Bank Credit Agreement, any Preferred Equity or other Material Collateral Indebtedness. The Security Trigger Date shall not in any event be deemed to occur after the occurrence of the Security Release Date. The parties acknowledge that the Security Trigger Date has occurred and is existing as of April 29, 2021.

“Senior Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person.

“Senior Management” means the named executive officers (or “NEOs”) identified in the Parent Guarantor’s most recently filed proxy statement in respect of its annual meeting and shall include each person that replaces any such NEO after the filing of such proxy statement and prior to the filing of its next such proxy statement.

“Senior Mortgage Receivables” means Mortgage Receivables which constitute senior debt of the issuer thereof.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Significant Subsidiary” means any Subsidiary to which more than $10,000,000 of Total Asset Value is attributable.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (1) Equity Interests in one or more Single Asset Entities that directly or indirectly own such single Property and (2) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement.

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“Smith Travel Research” means Smith Travel Research or, if Smith Travel Research shall no longer exist, any other Person that provides competitive benchmarking, information services and research to the hotel industry and is acceptable to the Required Holders.

“Source” is defined in Section 6.3.

“Solvent” means, when used with respect to any Person (or group of Persons), that (a) the fair value and the fair salable value of its (or their) assets (excluding any Indebtedness due from any Affiliate of such Person (or group of Persons)) are each in excess of the fair valuation of its (or their) total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is (or group of Persons are) able to pay its (or their) debts or other obligations in the ordinary course as they mature; and (c) such Person (or group of Persons) has capital not unreasonably small to carry on its (or their) business and all business in which it proposes (or they propose) to be engaged

“Specified Financial Covenants” means the covenants set forth in Section 10.8 and each Additional or More Restrictive Covenant.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered the Subsidiary Guaranty Agreement or a Subsidiary Guaranty Supplement and has not been released from the Subsidiary Guaranty Agreement pursuant to Section 9.9(b).

“Subsidiary Guaranty Agreement” is defined in Section 2.2(b).

“Subsidiary Guaranty Supplement” is defined in Section 9.9(a)(1).

“Substitute Purchaser” is defined in Section 22.

“Sunstone 42nd St.” means Sunstone 42nd St. LLC, a Delaware limited liability company.

“Surge Period” is defined in Section 10.8(a).

“SVO” means the Securities Valuation Office of the NAIC.

“Total Asset Value” means the sum of all of the following of the Parent Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) Unrestricted Cash and Marketable Securities, plus (b) the Operating Property Value of all Properties of the Parent Guarantor and its Subsidiaries on which a hotel is located, plus (c) the book value of Unimproved Land, Mortgage Receivables and other promissory notes, plus (d) the Parent Guarantor’s Ownership Share of the preceding items for its Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)), plus (e) in the case of any property subject to a purchase obligation, repurchase obligation or takeout commitment which at such time (1) could not be specifically enforced by the seller of such property, the aggregate amount of due diligence deposits, earnest money payments and other similar payments made under the applicable contract which, at such time, would be subject to forfeiture upon termination of the contract or (2) could be specifically enforced by the seller of such property, the contractual purchase price of such property, but, in either case, only to the extent the amount of the applicable purchase obligation, repurchase obligation or takeout commitment is included in the Indebtedness of the Issuer and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, for purposes of determining Total Asset Value, the amount, if any, by which the value of Marketable Securities included under the immediately preceding clause (a) would account for more than 15% of Total Asset Value shall be excluded. The percentage of Total Asset Value attributable to a given Subsidiary shall be equal to the ratio expressed as a percentage of (x) an amount equal to Total Asset Value calculated solely with respect to assets owned directly by such Subsidiary to (y) Total Asset Value.

“Total Indebtedness” means without duplication: (a) all Indebtedness of the Parent Guarantor and its Subsidiaries determined on a consolidated basis plus (b) the Parent Guarantor’s Ownership Share of the Indebtedness of all Unconsolidated Affiliates of the Parent Guarantor.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means at any time the sum of (a) the aggregate Operating Property Values of the Unencumbered Properties at such time and (b) the lesser of (1) the amount, if any, by which Unrestricted Cash at such time exceeds $25,000,000 and (2) $400,000,000. For purposes of this definition (other than for the period commencing on the First Amendment Date and ending ~~October 1, 2022~~January 1, 2023), the Adjusted NOI for any Unencumbered Property shall be reduced by an amount equal to (i) the amount by which the Adjusted NOI of such Unencumbered Property would exceed 30% of the aggregate Adjusted NOI of all Unencumbered Properties and (ii) the amount by which the Adjusted NOI of Unencumbered Properties located in the same MSA as such Property would exceed 40% of the aggregate Adjusted NOI of all Unencumbered Properties. In addition to the extent that Unencumbered Asset Value attributable to Properties leased under Ground Leases would exceed 25% of Unencumbered Asset Value, such excess shall be excluded.

“Unencumbered Property” means an Eligible Property that is included in the calculation of Unencumbered Asset Value. A Property shall cease to be an Unencumbered Property if at any time such Property shall (a) cease to be an Eligible Property (unless such Property has been approved or been deemed to have been approved as an Unencumbered Property by the Required Holders) or (b) for any reason be excluded as an “unencumbered property” under any Material Credit Facility.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred. Unimproved Land shall not include any undeveloped parcels of a Property that has been developed unless and until the Issuer provides written notice to the holders of Notes that the Issuer intends to develop such parcel.

“United States” or “U.S.” means the United States of America.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Unrestricted Cash” means cash and Cash Equivalents held by the Issuer and its Subsidiaries other than tenant deposits and other cash and cash equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way.

“Unsecured Indebtedness” means with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date that is not Secured Indebtedness and, in the case of the Parent Guarantor, shall include the Parent Guarantor’s Ownership Share of Unsecured Indebtedness of its Unconsolidated Affiliate.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wailea Beach Marriott” means the Wailea Beach Marriott Resort & Spa located in Maui, Hawaii.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Parent Guarantor and the Parent Guarantor’s other Wholly-Owned Subsidiaries at such time.

Form of Series A Note

Sunstone Hotel Partnership, LLC

4.69% Series A Guaranteed Senior Notes due January 10, 2026

No. AR - ______________	_________ __ , 20 __
$ _________	PPN 86801F A*7

For Value Received, the undersigned, Sunstone Hotel Partnership, LLC (herein called the “Issuer”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to ______, or registered assigns, the principal sum of ________Dollars (or so much thereof as shall not have been prepaid) on January 10, 2026 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.69% per annum from the date hereof, payable semiannually, on the tenth day of January and July in each year, commencing with the January 10 or July 10 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (1) on any overdue payment of interest and (2) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.69% or (ii) 2.00% over the rate of interest publicly announced by the principal office of Bank of America, N.A from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Issuer shall have designated by written notice to the holder of this Note as provided in the Note and Guarantee Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note and Guarantee Agreement dated as of December 20, 2016 (as from time to time amended, the “Note and Guarantee Agreement”) between the Issuer, Sunstone Hotel Investors, Inc., a corporation organized and existing under the laws of the State of Maryland, and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note and Guarantee Agreement and (ii) made the representation set forth in Section 6.3 of the Note and Guarantee Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note and Guarantee Agreement.

Schedule 1(A)

(to Note and Guarantee Agreement)

This Note is a registered Note and, as provided in the Note and Guarantee Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note and Guarantee Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note and Guarantee Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuer and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Sunstone Hotel Partnership, LLC

By
Its

S-1(a)-2

Form of Series B Note

Sunstone Hotel Partnership, LLC

4.79% Series B Guaranteed Senior Notes due January 10, 2028

No. BR - ______	__________ __, 20__
$ ________	PPN 86801F A@5

For Value Received, the undersigned, Sunstone Hotel Partnership, LLC (herein called the “Issuer”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to ________________, or registered assigns, the principal sum of _____________________ Dollars (or so much thereof as shall not have been prepaid) on January 10, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.79% per annum from the date hereof, payable semiannually, on the tenth day of January and July in each year, commencing with the January 10 or July 10 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (1) on any overdue payment of interest and (2) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.79% or (ii) 2.00% over the rate of interest publicly announced by the principal office of Bank of America, N.A. in New York, New York from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Issuer shall have designated by written notice to the holder of this Note as provided in the Note and Guarantee Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note and Guarantee Agreement dated as of December 20, 2016 (as from time to time amended, the “Note and Guarantee Agreement”) between the Issuer, Sunstone Hotel Investors, Inc., a corporation organized and existing under the laws of the State of Maryland, and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note and Guarantee Agreement and (ii) made the representation set forth in Section 6.3 of the Note and Guarantee Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note and Guarantee Agreement.

Schedule 1(b)
(to Note and Guarantee Agreement)

This Note is a registered Note and, as provided in the Note and Guarantee Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note and Guarantee Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note and Guarantee Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuer and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Sunstone Hotel Partnership, LLC

By
Its

S-1(b)-2

Form of Opinion of Special Counsel

for the Constituent Companies and the Subsidiary Guarantors

[LETTERHEAD OF LATHAM AND WATKINS LLP]

January 10, 2017

The Purchasers listed on Schedule A hereto

Re: Sunstone Hotel Investors, Inc. / Note and Guarantee Agreement dated December 20, 2016

Ladies and Gentlemen:

We have acted as special counsel to Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Issuer”), Sunstone Hotel Investors, Inc., a Maryland corporation (the “Parent”), and each of the subsidiaries of the Issuer listed on Schedule B hereto (collectively, the “Initial Subsidiary Guarantors” and, together with the Issuer and the Parent, the “Note Parties”) in connection with (i) that certain Note and Guarantee Agreement, including the Parent Guaranty contained therein (the “Note Agreement”), dated as of December 20, 2016, by and among the Issuer, the Parent and the purchasers party thereto (the “Purchasers”), pursuant to which the Issuer is issuing on the date hereof $120,000,000 aggregate principal amount of its 4.69% Series A Guaranteed Senior Notes due January 10, 2026 (the “Series A Notes”) and $120,000,000 aggregate principal amount of its 4.79% Series B Guaranteed Senior Notes due January 10, 2028 (the “Series B Notes”; the Series A Notes and the Series B Notes are hereinafter referred to collectively as the “Notes”) and (ii) the other Note Documents (as defined below). This letter is being delivered to you pursuant to Section 4.4(a)(1) of the Note Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specific fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure). We have examined, among other things, the following:

(a)	the Note Agreement;

(b)	the Subsidiary Guaranty Agreement, dated as of the date hereof (the “Subsidiary Guaranty”), executed and delivered by the Initial Subsidiary Guarantors in favor of the Purchasers and each other holder of Notes;

(c)	specimen copies of the Notes listed on Schedule C hereto;

(d)	the third Amended and Restated Limited Liability Company Agreement of the Issuer, dated as of April 6, 2011 (the “Operating LLC Agreement”);

(e)	the certificate of formation of the Issuer and any amendments thereto;

Schedule 4.4(a)(1)
(to Note and Guarantee Agreement)

(f)	the limited liability company agreement of each Initial Subsidiary Guarantor, as amended or restated to the date hereof (collectively, the “Initial Subsidiary Guarantor Operating Agreements”);

(g)	the certificate of formation of each Initial Subsidiary Guarantor and any amendments thereto;

(h)	each agreement described on Schedule 5.15 of the Note Agreement (the “Specified Agreements”); and

(i)	the written consent of (a) the Board of Directors of the Parent; (b) the Parent, as managing member of the Issuer; and (c) the Issuer, as sole member of each Initial Subsidiary Guarantor that is a limited liability company.

The documents described in subsections (a) through (c) above are referred to herein collectively as the “Note Documents.”

We call your attention to the fact that with your consent, we have assumed that each of the Operating LLC Agreement and the Initial Subsidiary Guarantor Operating Agreements is (i) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms; (ii) in full force and effect; and (iii) the entire agreement of the parties pertaining to the subject matter thereof. We have further assumed, with your consent, the Parent has duly taken such internal actions as may be necessary to enable it to act in its corporate capacity as managing member of the Issuer.

Except as otherwise stated herein, as to factual matters, we have, with your consent, relied upon the foregoing and upon oral or written statements and representations of officers and other representatives of the Note Parties and others, including the representations and warranties of the Note Parties in the Note Documents. We have not independently verified such factual matters.

Except as otherwise stated herein, we are opining as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York, in numbered paragraphs 1, 2, 3, 4 and 5 of this letter, the Delaware Limited Liability Company Act (the “DLLCA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Except as otherwise stated herein, our opinions are based upon our consideration of only those statutes, rules and regulations that, in our experience, are normally applicable to private placements of debt securities. Various matters concerning the laws of Maryland are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the legal or regulatory status of any parties to the Note Documents or the legal or regulatory status of any of their affiliates.

S-4.4(a)(1)-2

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1.	The Issuer is a limited liability company under the DLLCA with limited liability company power and authority to enter into the Note Agreement and the Notes and to perform its obligations thereunder. With your consent, based solely on certificates from public officials, we confirm that the Issuer is validly existing and in good standing under the laws of the State of Delaware.

2.	Each Initial Subsidiary Guarantor is a limited liability company under the DLLCA, with the limited liability company power and authority to enter into the Subsidiary Guaranty Agreement and to perform its obligations thereunder. With your consent, based solely on certificates from public officials, we confirm that each Initial Subsidiary Guarantor is validly existing and in good standing under the laws of the State of Delaware.

3.	The execution, delivery and performance of the Note Documents to which each of the Issuer and the Initial Subsidiary Guarantors is a party have been duly authorized by all necessary limited liability company action of the Issuer and the Initial Subsidiary Guarantors, as the case may be, and each of the Note Documents to which each of the Issuer and the Initial Subsidiary Guarantors is a party has been duly executed and delivered by each of the Issuer and the Initial Subsidiary Guarantors, as the case may be.

4.	Each of the Note Documents is the legally valid and binding agreement of each Note Party that is a party thereto, enforceable against each such Note Party in accordance with its terms.

5.	(a) The execution and delivery by each Note Party of the Note Documents to which it is a party does not on the date hereof and (b) the issuance and sale of the Notes by the Issuer, and the issuance of any guarantee thereof by the Initial Subsidiary Guarantors pursuant to the Note Documents do not, and the performance of the obligations under the Note Documents will not, on the date hereof:

(i)	violate the Operating LLC Agreement or Certificate of Formation of the Issuer or the Subsidiary Guarantor Operating Agreements or Certificates of Formation of the Initial Subsidiary Guarantors, as applicable;

(ii)	result in the breach of or a default under any of the Specified Agreements;

(iii)	violate any federal or New York statute, rule or regulation applicable to the Note Parties (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System, assuming the Issuer complies with the provisions of the Note Documents relating to the use of proceeds) or the DLLCA; or

(iv)	require any consents, approvals or authorizations to be obtained by the Note Parties from, or any registrations, declarations or filings to be made by the Note Parties with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Note Parties or the DLLCA, as applicable, that have not been obtained or made.

S-4.4(a)(1)-3

6.	None of the Parent, the Issuer or any Initial Subsidiary Guarantor is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.	No registration of the Notes or any guarantee thereof pursuant to the Note Documents under the Securities Act of 1933, as amended, and no qualification of an indenture under the Trust Indenture Act of 1939, as amended, is required for the purchase of the Notes by the Purchasers. We express no opinion, however, as to when or under what circumstances any Notes initially purchased by you may be reoffered or resold.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification or exculpation or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law (except for the validity under the laws of the State of New York, but subject to mandatory choice of law rules and constitutional limitations, of provisions in the Note Documents which expressly choose New York as the governing law for the Note Documents), jurisdiction, venue, service of process, arbitration, remedies or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) provisions purporting to make a guarantor primarily liable rather than as a surety, (e) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation and (f) the severability, if invalid, of provisions to the foregoing effect. We express no opinion with respect to (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights and restrictions upon non-written modifications and waivers; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property. We express no opinion or confirmation as to federal or state securities laws (except as expressly set forth in numbered paragraphs 6 and 7 of this letter as to federal securities laws), tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws (other than any statute, rule or regulation of the State of New York), environmental laws, margin regulations (except as set forth in numbered paragraph 5(iii) of this letter), the rules of the Financial Industry Regulatory Authority or stock exchange rules (without limiting other laws excluded by customary practice).

S-4.4(a)(1)-4

With your consent, for purposes of the opinion rendered in numbered paragraph 7 of this letter, we have assumed that the representations and agreements made by each of you and each of the Note Parties contained in the Note Documents are accurate and have been and will be complied with.

With your consent, we have assumed (i) that the Note Documents have been duly authorized, executed and delivered by the parties thereto other than the Issuer and the Initial Subsidiary Guarantors; (ii) that the Note Documents constitute legally valid and binding obligations of the parties thereto other than the Note Parties, enforceable against each of them in accordance with their respective terms; and (iii) that the status of the Note Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Note Parties herein.

With your consent, we have also assumed (a) that the Parent is duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland, and has the power and authority to execute, deliver and perform its obligations under the Note Documents to which it is a party, and (b) that such Note Documents have been duly authorized by all necessary corporate action of the Parent, and duly executed and delivered by the Parent.

This letter is furnished only to you in your capacity as purchasers under the Note Agreement and is solely for the benefit of the Purchasers in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires Notes or any interest therein from you) without our prior written consent, which may be granted or withheld in our sole discretion. We hereby consent to reliance hereon by any future transferee of your interest in any Note pursuant to a transfer that is made and consented to in accordance with the express provisions of Section 14.2 of the Note Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future transferee must be actual and reasonable under the circumstances existing at the time of transfer, including any changes in law, facts or any other developments known to or reasonably knowable by the transferee at such time. In addition, we also hereby consent to your furnishing a copy of this letter to: (i) governmental regulatory agencies having jurisdiction over any person permitted to rely on this letter (including the National Association of Insurance Commissioners), (ii) to attorneys as needed in connection with any legal action arising out of the transactions contemplated by the Note Documents to which a person permitted to rely on this letter is a party, (iii) to your counsel and auditors and (iv) as required by any order of any court or governmental authority; provided, however, that no such person shall be entitled to rely on this letter.

S-4.4(a)(1)-5

Very truly yours,

DRAFT

S-4.4(a)(1)-6

SCHEDULE A

PURCHASERS

AMERICAN REPUBLIC INSURANCE COMPANY

BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.

CATHOLIC UNITED FINANCIAL

CATHOLIC FINANCIAL LIFE

CINCINNATI LIFE INSURANCE COMPANY

FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN

GLEANER LIFE INSURANCE SOCIETY

GREAT WESTERN INSURANCE COMPANY

MINNESOTA LIFE INSURANCE COMPANY

UNITEDHEALTHCARE INSURANCE COMPANY

UNITED INSURANCE COMPANY OF AMERICA

WESTERN FRATERNAL LIFE ASSOCIATION

USAA LIFE INSURANCE COMPANY

USAA CASUALTY INSURANCE COMPANY

UNITED SERVICES AUTOMOBILE ASSOCIATION

AXA EQUITABLE LIFE INSURANCE COMPANY

AB US DIVERSIFIED CREDIT BM FUND

THRIVENT FINANCIAL FOR LUTHERANS

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

TRANSAMERICA LIFE INSURANCE COMPANY

TRANSAMERICA LIFE (BERMUDA) LTD

PACIFIC LIFE INSURANCE COMPANY

BANKERS LIFE AND CASUALTY COMPANY

S-4.4(a)(1)-7

WASHINGTON NATIONAL INSURANCE COMPANY

LIFE INSURANCE COMPANY OF THE SOUTHWEST

NATIONAL LIFE INSURANCE COMPANY

AMERICO FINANCIAL LIFE & ANNUITY INSURANCE COMPANY

TRAVELERS CASUALTY AND SURETY COMPANY

THE STANDARD FIRE INSURANCE COMPANY

AMERICAN FAMILY LIFE INSURANCE COMPANY

PRIMERICA LIFE INSURANCE COMPANY

AMERICAN HEALTH AND LIFE INSURANCE COMPANY

SENIOR HEALTH INSURANCE COMPANY OF PENNSYLVANIA

S-4.4(a)(1)-8

SCHEDULE B

INITIAL SUBSIDIARY GUARANTORS

SUNSTONE CENTURY, LLC

SUNSTONE JAMBOREE, LLC

SUNSTONE LA AIRPORT, LLC

SUNSTONE MACARTHUR, LLC

SUNSTONE QUINCY, LLC

SUNSTONE RED OAK, LLC

WB SUNSTONE-PORTLAND, LLC

SUNSTONE EAST GRAND, LLC

SUNSTONE ST. CHARLES, LLC

SUNSTONE EC5, LLC

SUNSTONE HAWAII 3-0, LLC

SUNSTONE HOLDCO 5, LLC

SUNSTONE HOLDCO 6, LLC

SUNSTONE HOLDCO 8, LLC

SUNSTONE SAINT CLAIR, LLC

SUNSTONE HOLDCO 4, LLC

SUNSTONE OCEAN, LLC

BOSTON 1927 OWNER, LLC

S-4.4(a)(1)-9

SCHEDULE C

NOTES

S-4.4(a)(1)-10

Form of opinion of maryland counsel
for the parent guarantor

[LETTERHEAD OF VENABLE LLP]

January 10, 2017

The Purchasers party to the

Agreement referred to below

Re:	Sunstone Hotel Investors, Inc.

Ladies and Gentlemen:

We have served as Maryland counsel for Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by Sunstone Hotel Partnership LLC, a Delaware limited liability company (the “Issuer”), of the following series of its notes (collectively, the “Senior Notes”): (a) $120,000,000 aggregate principal amount of the 4.69% Series A Guaranteed Senior Notes, due January 10, 2026 and (b) $120,000,000 aggregate principal amount of the 4.79% Series B Guaranteed Senior Notes, due January 10, 2028, pursuant to the Note and Guarantee Agreement, dated as of December 20, 2016 (the “Agreement”), by and among the Issuer, the Company and the purchasers of the Senior Notes listed in the Purchaser Schedule thereto (the “Purchasers”). This opinion is being delivered to you at the request of the Company in connection with Section 4.4(a)(2) of the Agreement. This firm did not participate in the negotiation or drafting of the Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.      The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.      The Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), certified as of the date hereof by an officer of the Company;

3.       A certificate, as of January ___, 2017, of the SDAT as to the good standing of the Company;

4.       Resolutions adopted by the Board of Directors of the Company (the “Board”), or a duly authorized committee of the Board, relating to the authorization of the execution, delivery and performance by the Company and the Issuer of the Agreement, certified as of the date hereof by an officer of the Company;

5.       The Agreement;

Schedule 4.4(A)(2)

(to Note and Guarantee Agreement)

6.       A certificate executed by an officer of the Company, dated as of the date hereof; and

7.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information as to factual maters (other than those facts constituting conclusions of law on matters on which we opine herein) contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       The Company has the corporate power to execute and deliver the Agreement and to perform its obligations thereunder.

3.       The execution and delivery of the Agreement, and the performance by the Company and the Issuer of each of its obligations thereunder, have been duly authorized by all necessary corporate action of the Company, in its own capacity and in its capacity as managing member of the Issuer. The Agreement has been duly executed and delivered by the Company.

4.       The execution and delivery by the Company, in its own capacity and in its capacity as managing member of the Issuer, of the Agreement and the performance by the Company of its obligations thereunder, did not and will not conflict with or constitute a breach of (a) the Charter or the Bylaws, or (b) any Maryland law, rule or regulation or any order of any Maryland governmental authority (other than any law, rule, regulation or order in connection with the securities laws of the State of Maryland, as to which no opinion is hereby expressed).

S-4.4(a)(2)-2

5.       No consent, approval, authorization, or order of or filing with any Maryland governmental authority was required to be made or obtained by the Company in connection with the execution and delivery by the Company, in its own capacity and in its capacity as managing member of the Issuer, of the Agreement or will be required for the performance of its obligations under the Agreement, except such consents, approvals, authorizations, orders and filings as may have been made, waived or obtained, if any (except that no opinion is expressed herein with respect to the applicability or effect of the securities laws of the State of Maryland).

The foregoing opinion is limited to Maryland law and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. We express no opinion with respect to the actions which might be required under the organizational documents of the Issuer for the Issuer to authorize, execute, deliver or perform the Agreement or issue the Senior Notes. We note that the Agreement provides that it shall be governed by the laws of a state other than the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. Our opinion expressed in paragraph 4(b) above is based upon our consideration of only those Maryland laws, rules or regulations and orders of Maryland governmental authorities, if any, which, in our experience, are normally applicable to transactions of the type referred to in such paragraph. Our opinion expressed in paragraph 5 above is based upon our consideration of only those consents, approvals, authorizations and orders of and filings with Maryland governmental authorities, if any, which, in our experience, are normally applicable to transactions of the type referred to in such paragraph. We call your attention to the fact that, in connection with the delivery of this opinion, we have not ordered or reviewed judgment, lien or any other searches of public or private records of the Company or its properties. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

S-4.4(a)(2)-3

This opinion is being furnished to you solely for your benefit. Accordingly, subject to the following sentences, this opinion may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Latham & Watkins LLP, counsel to the Company and the Issuer, in connection with the opinion to be issued by it of even date herewith relating to the sale and issuance of the Senior Notes) without, in each instance, our prior written consent. This opinion may also be relied upon by your permitted successors and assigns (collectively, the “Future Recipients”), and such Future Recipients may rely on this opinion as if it were addressed to them and had been delivered to them on the date hereof; provided, however, that any such reliance by a Future Recipient must be actual and reasonable under the circumstances existing at the time, including any changes in law or facts or any other developments known to or reasonably knowable by such Future Recipient at such time. This opinion may be delivered (but may not be relied upon by any recipient pursuant to this sentence) (i) to potential successors and assigns, (ii) in connection with any judicial or arbitration process, (iii) to your counsel and to your independent auditors, and (iv) to any governmental or regulatory authority having jurisdiction over you, including, without limitation, the National Association of Insurance Commissioners, in each case, without our prior written consent.

Very truly yours,

S-4.4(a)(2)-4

Form of opinion of special counsel
for the purchasers

The closing opinion of Schiff Hardin LLP, special counsel to the Purchasers, called for by Section 4.4(b) of the Agreement, shall be dated the date of the Closing and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

1.       The Issuer is a limited liability company in good standing under the laws of the State of Delaware.

2.       The Parent Guarantor is a corporation in good standing under the laws of the State of Maryland.

3.     The Agreement and the Notes being delivered on the date hereof constitute the legal, valid and binding contracts of the Issuer enforceable against the Issuer in accordance with their respective terms.

4.       The Agreement constitutes the legal, valid and binding contract of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms.

5.     The issuance, sale and delivery of the Notes being delivered on the date hereof under the circumstances contemplated by this Agreement do not, under existing law, require the registration of such Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939.

The opinion of Schiff Hardin LLP shall also state that the opinions of Latham & Watkins LLP and Venable LLP are satisfactory in scope and form to Schiff Hardin LLP and that, in its opinion, the Purchasers are justified in relying thereon.

The opinion of Schiff Hardin LLP is limited to the laws of the State of New York and the federal laws of the United States.

With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP may rely on appropriate certificates of public officials and officers of the Constituent Companies and upon representations of the Constituent Companies and the Purchasers delivered in connection with the issuance and sale of the Notes.

Schedule 4.4(B)

(to Note and Guarantee Agreement)

Disclosure materials

None.

Schedule 5.3

(to Note and Guarantee Agreement)

Subsidiaries of the Parent Guarantor and
Ownership of Subsidiary Stock

(1)       Subsidiaries:

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Boston 1927 Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Boston 1927 Owner, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary Guarantor

EP Holdings, LLC	Delaware	100% Sunstone East Pratt, LP	Significant Subsidiary

One Park Boulevard, LLC	Delaware	75% Sunstone Park, LLC; 25% HHC One Park Boulevard, LLC	Excluded Subsidiary

Sun CHP I, Inc.	Delaware	100% Sunstone Hotel Investors, Inc.	Significant Subsidiary

Sun SHP II, LLC	Delaware	90.9092% Sunstone Hotel Investors, Inc.; 9.0908% Sun CHP I, Inc.	Significant Subsidiary

Sunstone 42nd Street Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone 42nd Street, LLC	Delaware	100% Sunstone Holdco 5, LLC	Excluded Subsidiary

Sunstone Broadway, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary

Sunstone Canal Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone Canal, LLC	Delaware	100% Sunstone Holdco 9, LLC	Excluded Subsidiary

Sunstone Center Court, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary

Sunstone Center Court Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone Century, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary Guarantor

Sunstone Century Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone Cowboy, LP	Delaware	99.5% Sunstone Holdco 3, LLC, 0.5% Sunstone Cowboy GP, LLC	Significant Subsidiary

Sunstone Cowboy GP, LLC	Delaware	100% Sunstone Holdco 3, LLC	Significant Subsidiary

Sunstone Cowboy Lessee, LP	Delaware	99.5% Sunstone Hotel TRS Lessee, Inc.; 0.5% Sunstone Cowboy Lessee GP, LLC	Subsidiary

Sunstone Cowboy Lessee GP, LLC	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Significant Subsidiary

Sunstone East Grand, LLC Lessee, Inc.	Delaware	100% Sunstone Holdco 6, LLC	Subsidiary Guarantor

Sunstone East Grand Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Schedule 5.4

(to Note and Guarantee Agreement)

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Sunstone East Pratt, LP	Delaware	99% Sunstone Holdco 4, LLC; 1% Sunstone East Pratt GP, LLC	Significant Subsidiary
Sunstone East Pratt GP, LLC	Delaware	100% Sunstone Holdco 4, LLC	Significant Subsidiary
Sunstone East Pratt Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone EC5, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary Guarantor
Sunstone EC5 Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Hawaii 3-0, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary Guarantor
Sunstone Hawaii 3-0 Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Holdco 3, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary
Sunstone Holdco 4, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary Guarantor
Sunstone Holdco 5, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary Guarantor
Sunstone Holdco 6, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary Guarantor
Sunstone Holdco 8, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary Guarantor
Sunstone Holdco 9, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary
Sunstone Holdco 10, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary
Sunstone Hotel Acquisitions, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary
Sunstone Hotel Partnership, LLC	Delaware	98.9% Sunstone Hotel Investors, Inc., 1.1% Sun SHP II, LLC	Issuer
Sunstone Hotel TRS Lessee, Inc.	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary
Sunstone Jamboree, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary Guarantor
Sunstone Jamboree Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone K9, LLC	Delaware	100% Sunstone Holdco 5, LLC	Excluded Subsidiary
Sunstone K9 Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone LA Airport, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary Guarantor
Sunstone LA Airport Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Leesburg, LLC	Delaware	100% Sunstone Holdco 3, LLC	Significant Subsidiary
Sunstone Leesburg Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Longhorn, LP	Delaware	99.5% Sunstone Pledgeco, LLC; 0.5% Sunstone Longhorn GP, LLC	Significant Subsidiary

S-5.4-2

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Sunstone Longhorn GP, LLC	Delaware	100% Sunstone Pledgeco, LLC	Significant Subsidiary

Sunstone Longhorn Holdco, LLC	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Significant Subsidiary

Sunstone Longhorn Lessee, LP	Delaware	99.5% Sunstone Longhorn Holdco, LLC; 0.5% Sunstone Longhorn Lessee GP, LLC	Subsidiary

Sunstone Longhorn Lessee GP, LLC	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Significant Subsidiary

Sunstone MacArthur, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary Guarantor

Sunstone MacArthur Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone North State Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone North State, LLC	Delaware	100% Sunstone Pledgeco, LLC	Excluded Subsidiary

Sunstone Ocean, LLC	Delaware	100% Sunstone Holdco 4, LLC	Subsidiary Guarantor

Sunstone Ocean Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone Outparcel, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Subsidiary

Sunstone Park, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary

Sunstone Park Lessee, LLC	Delaware	75% Sunstone Hotel TRS Lessee, Inc.; 25% HLT JV Acquisition, LLC	Subsidiary

Sunstone Philly, LP	Delaware	99.5% Sunstone Holdco 3, LLC; 0.5% Sunstone Philly GP, LLC	Significant Subsidiary

Sunstone Philly GP, LLC	Delaware	100% Sunstone Holdco 3, LLC	Significant Subsidiary

Sunstone Philly Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone Pledgeco, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary

Sunstone Quincy, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary Guarantor

Sunstone Quincy Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone Red Oak, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary Guarantor

Sunstone Red Oak Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

Sunstone Saint Clair, LLC	Delaware	100% Sunstone Holdco 6, LLC	Subsidiary Guarantor

Sunstone Saint Clair Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary

S-5.4-3

Entity	Jurisdiction of	Ownership	Subsidiary
	Organization		Classification
Sunstone Sea Harbor Holdco, LLC	Delaware	100% Sunstone Holdco 4, LLC	Significant Subsidiary
Sunstone Sea Harbor Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Sea Harbor, LLC	Delaware	100% SWW No. 1, LLC	Excluded Subsidiary
Sunstone Sidewinder, LLC	Delaware	100% Sunstone Holdco 3, LLC	Significant Subsidiary
Sunstone Sidewinder Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone St. Charles, LLC	Delaware	100% Sunstone Holdco 10, LLC	Subsidiary Guarantor
Sunstone St. Charles Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Top Gun Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Top Gun, LLC	Delaware	100% Sunstone Holdco 5, LLC	Excluded Subsidiary
Sunstone Von Karman, LLC	Delaware	100% Sunstone Hotel Partnership, LLC	Significant Subsidiary
Sunstone Westwood, LLC	Delaware	100% Sunstone Holdco 8, LLC	Significant Subsidiary
Sunstone Wharf Lessee, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
Sunstone Wharf, LLC	Delaware	100% Sunstone Holdco 6, LLC	Excluded Subsidiary
SWW No. 1, LLC	Delaware	85% Sunstone Sea Harbor Holdco, LLC; 15% HSH of Orlando, Inc.	Excluded Subsidiary
WB Sunstone-Portland, LLC	Delaware	100% Sunstone Holdco 8, LLC	Subsidiary Guarantor
WB Sunstone-Portland, Inc.	Delaware	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
WHP Bevflow, LLC	Texas	100% Sunstone Longhorn Lessee, LP	Subsidiary
WHP Texas Beverage 1, Inc.	Texas	100% Sunstone Hotel TRS Lessee, Inc.	Subsidiary
WHP Texas Beverage 2, Inc.	Texas	100% WHP Bevflow, LLC	Subsidiary

(2)	Affiliates:

None other than as listed above.

(3)	Issuer’s Directors and Senior Officers:

Sunstone Hotel Investors, Inc., managing member

John Arabia, President & Chief Executive Officer

Bryan Giglia, Chief Financial Officer

Robert C. Springer, Senior Vice President & Treasurer

S-5.4-4

(4)	Parent Guarantor’s Directors and Senior Officers:

John V. Arabia, President & Chief Executive Officer and Director

Marc A. Hoffman, Executive Vice President & Chief Operating Officer

Bryan Giglia, Executive Vice President & Chief Financial Officer

Robert C. Springer, Executive Vice President & Chief Investment Officer

Douglas M. Pasquale, Chairman of the Board of Directors

Andrew Batinovich, Director

Keith P. Russell, Director

Z. Jamie Behar, Director

W. Blake Baird, Director

Thomas A. Lewis, Jr., Director

Murray J. McCabe, Director

Keith M. Locker, Director

S-5.4-5

Financial Statements

Financial statements included in the Parent Guarantor’s Form 10-K for the year ended December 31, 2015, filed with the SEC on February 23, 2016

Financial statements included in the Parent Guarantor’s Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015

Financial statements included in the Parent Guarantor’s Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014

Financial statements included in the Parent Guarantor’s Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013

Financial statements included in the Parent Guarantor’s Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012

Financial statements included in the Parent Guarantor’s Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 8, 2016

Supplemental Financial Information of the Parent Guarantor for the quarter ended June 30, 2016

Consolidated Monthly STR Report for the Parent Guarantor for the month of June 2016

Consolidated Monthly STR Report for the Parent Guarantor for the month of December 2015

Schedule 5.5

(to Note and Guarantee Agreement)

Real Estate Assets

PROPERTY	ADDRESS	FEE AND/OR	OCCUPANCY	Property	Encumbered
NAME		LEASEHOLD	STATUS[1]	Classification
		OWNER
Hilton Garden	10 E. Grand Ave.,	Sunstone East	79.9%	Seasoned	No
Inn Chicago	Chicago, IL	Grand, LLC
	60611

Courtyard	6161 W Century	Sunstone	97.4%	Seasoned	No
LAX	Blvd., Los	Century, LLC
	Angeles, CA
	90045

Hilton New	333 St. Charles	Sunstone St.	84.1%	Seasoned	No
Orleans	Ave., New	Charles, LLC
	Orleans, LA
	70130

Hyatt Chicago	633 N St. Clair	Sunstone Saint	79.7%	Seasoned	No
	St, Chicago, IL	Clair, LLC
	60611

Marriott	520 SW	WB Sunstone-	89.1%	Seasoned	No
Portland	Broadway,	Portland, LLC
	Portland, Oregon
	97205

Marriott	1000 Marriott	Sunstone Quincy,	80.3%	Seasoned	No
Boston	Dr., Quincy, MA	LLC
Quincy	02169

Hyatt	1107 Jamboree	Sunstone	83.9%	Seasoned	No
Newport	Rd., Newport	Jamboree, LLC
Beach	Beach, CA 92660

Renaissance	111 E. Ocean	Sunstone Ocean,	80.5%	Seasoned	No
Long Beach	Blvd., Long	LLC
	Beach, CA 90802

Fairmont	4500 MacArthur	Sunstone	79.6%	Seasoned	No
Newport	Blvd., Newport	MacArthur, LLC
Beach	Beach, CA 92660
Renaissance	9620 Airport	Sunstone LA	90.4%	Seasoned	No
LAX	Blvd, Los	Airport, LLC
	Angeles, CA
	90045

1 Occupancy percentages as shown reflect the average occupancy rates for each property for the nine months ended September 30, 2016.

Schedule 5.10

(to Note and Guarantee Agreement)

PROPERTY	ADDRESS	FEE AND/OR	OCCUPANCY	Property	Encumbered
NAME		LEASEHOLD	STATUS[1]	Classification
		OWNER
Renaissance	80 W Red Oak	Sunstone Red	77.7%	Seasoned	No
Westchester	Ln., West	Oak, LLC
	Harrison, NY
	10604
Hyatt	5 Embarcadero	Sunstone EC5,	91.1%	Seasoned	No
Regency SF	Center, San	LLC
	Francisco, CA
	94111
Marriott Maui	3700 Wailea	Sunstone Hawaii	73.8%	Development	No
(Wailea)	Alanui Drive,	3-0, LLC
	Maui, HI 96753
Marriott	8028 Leesburg	Sunstone	81.9%	Seasoned	No
Tysons Corner	Pike, Tysons	Leesburg, LLC
	Corner, VA
	22182
Marriott	111 Crawford	Sunstone Philly,	73.0%	Seasoned	No
Philadelphia	Avenue, West	LP
	Conshohocken,
	PA 19428
Marriott Park	1895 Sidewinder	Sunstone	69.8%	Seasoned	No
City	Dr., Park City,	Sidewinder, LLC
	UT 84060
Marriott	255 N. Sam	Sunstone	84.6%	Seasoned	No
Houston	Houston Pkwy.	Cowboy, LP
	East, Houston,
	TX 77060
Renaissance	202 E. Pratt	Sunstone East	77.4%	Seasoned	No
Harborplace	Street, Baltimore,	Pratt, LLC
	MD 21202
Boston Park	50 Park Plaza,	Boston 1927	78.1%	Seasoned	No
Plaza	Boston, MA	Owner, LLC
	02116
Marriott	296 State Street,	Sunstone Wharf,	87.1%	Seasoned	Yes
Boston Long	Boston, MA	LLC
Wharf	02109
Embassy	600 North State	Sunstone North	87.7%	Seasoned	Yes
Suites	Street, Chicago,	State, LLC
Chicago	IL 60654
Hilton North	12400	Sunstone	79.7%	Seasoned	No
Houston	Greenspoint,	Longhorn, LP
	Houston, TX
	77060
Embassy	4550 La Jolla	Sunstone Top	86.2%	Seasoned	Yes
Suites La Jolla	Village Drive,	Gun, LLC
	San Diego, CA
	92122

S-5.10-2

PROPERTY	ADDRESS	FEE AND/OR	OCCUPANCY	Property	Encumbered
NAME		LEASEHOLD	STATUS[1]	Classification
		OWNER
JW Marriott	614 Canal Street,	Sunstone Canal,	83.3%	Seasoned	Yes
New Orleans	New Orleans, LA	LLC
	70130
Renaissance	6677 Sea Harbor	Sunstone Sea	81.6%	Seasoned	No
Orlando at	Drive, Orlando,	Harbor, LLC
SeaWorld	FL 32821
Hilton San	One Park Blvd.,	One Park	89.3%	Seasoned	Yes
Diego	San Diego, CA	Boulevard, LLC
Bayfront	92101
Hilton Times	234 West 42nd	Sunstone 42nd	99.2%	Seasoned	Yes
Square	St., New York,	Street, LLC
	NY 10036
Renaissance	999 9th Street	Sunstone K9,	82.5%	Seasoned	Yes
Washington	NW, Washington,	LLC
D.C.	DC 20001

S-5.10-3

Existing Indebtedness of the Parent Guarantor and its Subsidiaries

Mortgage Loans Payable	Borrower	Lender	Outstanding[2]
Mortgage loan (fixed) secured by Embassy Suites Chicago	Sunstone North State, LLC	Bear Sterns Commercial Mortgage	$66,507,000
Mortgage loan (fixed) secured by Marriott Boston Long Wharf	Sunstone Wharf, LLC	Wells Fargo Bank	$176,000,000
Mortgage loan (fixed) secured by Hilton Times Square	Sunstone 42nd Street, LLC	Bank of America	$83,734,000
Mortgage loan (fixed) secured by Renaissance Washington D.C.	Sunstone K9, LLC	TIAA-CREF	$120,076,000
Mortgage loan (fixed) secured by JW Marriott New Orleans	Sunstone Canal, LLC	Wells Fargo Bank	$87,360,000
Mortgage loan (fixed) secured by Embassy Suites La Jolla	Sunstone Top Gun, LLC	Deutsche Bank	$63,173,000
Mortgage loan (variable) secured by Hilton San Diego Bayfront	One Park Boulevard, LLC	MUFG Union Bank, Compass Bank, CIBC Inc.	$223,124,000

Term Loans Payable[3]			Outstanding
Unsecured term loan (fixed) #1	Sunstone Hotel Partnership, LLC	Wells Fargo Bank, PNC Bank, U.S. Bank, BB&T	$85,000,000
Unsecured term loan (fixed) #2	Sunstone Hotel Partnership, LLC	PNC Bank, U.S. Bank, BB&T	$100,000,000
Bank Credit Agreement	Sunstone Hotel Partnership, LLC	Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and J.P. Morgan Securities LLC	$0

2 Loan balances as of September 30, 2016

3 Loan swapped to fixed interest rate.

Schedule 5.15

(to Note and Guarantee Agreement)

Certain Permitted Liens

None.

Schedule 10.5

(to Note and Guarantee Agreement)

Information Relating To PurchaseR

Name And Address Of Purchaser		Principal Amount Of
Notes To Be Purchased

[Name Of Purchaser]	$

(1)        All payments by wire transfer of immediately available

funds to:

with sufficient information to identify the source

and application of such funds.

(2)        All notices of payments and written confirmations of

such wire transfers:

(3)         E-mail address for Electronic Delivery:

(4)        All other communications:

(5)        U.S. Tax Identification Number:

Purchaser Schedule

(to Note and Guarantee Agreement)

Form Of Subsidiary Guaranty Agreement

(See Attached)

Exhibit Sga

(to Note and Guarantee Agreement)

Form Of Pledge Agreement

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated as of [        ], 20[   ], is executed and delivered by each of the undersigned parties identified as “Pledgors” on the signature pages hereto and the other Persons who may become Pledgors hereunder pursuant to the execution and delivery of a Pledge Agreement Supplement substantially in the form of Annex 1 hereto (each a “Pledgor” and collectively, the “Pledgors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Agent (the “Collateral Agent”) for the benefit of (i) WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as administrative agent (the “Administrative Agent”), and the other Lender Parties (as defined in the Credit Agreement), under that certain Amended and Restated Credit Agreement, dated as of October 17, 2018, by and among SUNSTONE HOTEL PARTNERSHIP, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), SUNSTONE HOTEL INVESTORS, INC., a corporation formed under the laws of the State of Maryland, (“Parent”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (ii) the holders from time to time (the “Noteholders”; and together with the Administrative Agent, the Lender Parties and the Collateral Agent, collectively, the “Secured Parties”) of notes issued pursuant to that certain Note and Guarantee Agreement, dated as of December 20, 2016, by and among the Borrower, the Parent and the purchasers named therein (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”).

WHEREAS, pursuant to the Credit Agreement and the Note Agreement, the Lenders and the Noteholders have each made available to the Borrower certain financial accommodations on terms and conditions set forth in the Credit Agreement and the Note Agreement, respectively;

WHEREAS, the Borrower, Parent and each of the other Pledgors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to continue to obtain financing from the Lenders and the Noteholders, respectively, through their collective efforts;

WHEREAS, each Pledgor acknowledges that it will receive direct and indirect benefits from the Lenders and the Noteholders continuing to make such financial accommodations available to the Borrower under the Credit Agreement and the Note Agreement, respectively;

WHEREAS, it is required pursuant to Section 8.14 of the Credit Agreement and Section 9.13 of the Note Agreement that the Pledgors execute and deliver this Agreement on or prior to the Security Trigger Date in order to, among other things, grant to the Collateral Agent for the benefit of the Secured Parties a security interest in the Pledged Collateral as security for the Senior Indebtedness (hereinafter, as defined in the Intercreditor Agreement).

Exhibit Pa

(to Note and Guarantee Agreement)

NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Pledge. As security for the prompt performance and payment in full of the Senior Indebtedness, each Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Pledgor’s right, title and interest in, to and under the following (collectively, the “Pledged Collateral”):

(a)                 the Pledged Interests;

(b)                the Material Debt Receivables;

(c)                all distributions, cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof to which such Pledgor shall at any time be entitled in respect of the Pledged Interests and the Material Debt Receivables;

(d)                all other payments due or to become due to such Pledgor in respect of any of the foregoing;

(e)                all of such Pledgor’s claims, rights, powers, privileges, authority, puts, calls, options, security interests, liens and remedies, if any, in respect of any of the foregoing;

(f)                 all of such Pledgor’s rights to exercise and enforce any and every right, power, remedy, authority, option and privilege of such Pledgor relating to any of the foregoing including, without limitation, any power to (i) terminate, cancel or modify any agreement, (ii) execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of any of the foregoing and the applicable Issuer thereof, (iii) exercise voting rights or make determinations, (iv) exercise any election (including, but not limited to, election of remedies), (v) exercise any “put”, right of first offer or first refusal, or other option, (vi) exercise any right of redemption or repurchase, (vii) give or receive any notice, consent, amendment, waiver or approval, (viii) demand, receive, enforce, collect or receipt for any of the foregoing, (ix) enforce or execute any checks, or other instruments or orders, (x) file any claims and to take any action in connection with any of the foregoing, or (xi) otherwise act as if such Pledgor were the absolute owner of such Pledged Interests and Material Debt Receivables and all rights associated therewith;

(g)                all certificates and instruments representing or evidencing any of the foregoing;

(h)                all other property hereafter delivered in substitution for or in addition to any of the foregoing;

(i)                  all other rights, titles, interests, powers, privileges and preferences pertaining to any of the foregoing; and

(j)                 all products and Proceeds of any of the foregoing.

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provided, that, notwithstanding any of the foregoing to the contrary, the Pledged Collateral shall not include (i) insurance policies the proceeds of which are required, by the terms of such policies, to be paid to Persons other than any Pledgor, and rights related to such policies; (ii) [reserved] or (iii) any other property the pledge of which, or granting of a Lien in which, would be prohibited or restricted by (x) Applicable Law (including any requirement to obtain the consent of any Governmental Authority) or (y) a term, provision or condition of any contract, property right or agreement applicable to such Pledgor or such Unencumbered Property and described on Exhibit A; provided, however, that the Pledged Collateral shall include (and such security interest shall attach) immediately at such time as such prohibition and/or restriction shall no longer be applicable and to the extent severable, shall attach immediately to any such property not subject to the prohibitions and/or the restrictions specified in clause (iii) above.

Section 2. Representations and Warranties. Each Pledgor hereby represents and warrants to the Collateral Agent and the Secured Parties as follows:

(a)                Title and Liens. Such Pledgor is, and will at all times continue to be, the legal and beneficial owner of the Pledged Collateral of such Pledgor. None of the Pledged Collateral is subject to any adverse claim or other Lien (other than Permitted Liens of the types described in (x) clause (a), (f) or (i) of the definition of such term in the Credit Agreement and (y) clause (a), (f) or (h) of the definition of such term in the Note Agreement). No Person has control of any of the Pledged Collateral other than the Pledgors and, pursuant to the terms of this Agreement, Collateral Agent.

(b)                Authorization. Such Pledgor has the right and power, and has taken all reasonably necessary action to authorize such Pledgor, to execute, deliver and perform this Agreement in accordance with its terms. Subject to the terms of this Agreement, the execution, delivery and performance of this Agreement in accordance with its terms, including the granting of the security interest hereunder, do not and will not, by the passage of time, the giving of notice, or both: (i) require any governmental approval or violate any Applicable Law relating to such Pledgor; (ii) conflict with, result in a breach of or constitute a default under the Organizational Documents of such Pledgor, or, subject to Section 2(i), any indenture, agreement or other instrument to which such Pledgor is a party or by which it or any of the Pledged Collateral of such Pledgor or its other property may be bound; or (iii) result in or require the creation or imposition of any Lien (other than Permitted Liens of the types described in (x) clauses (a), (f) or (i) of the definition of such term in the Credit Agreement and (y) clauses (a), (f) and (h) of the definition of such term in the Note Agreement) upon or with respect to any of the Pledged Collateral of such Pledgor or such Pledgor’s other property whether now owned or hereafter acquired.

(c)                 Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Collateral. Such security interest will be perfected (i) with respect to any such Pledged Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Pledged Collateral is delivered to the Collateral Agent or any Person acting as bailee for the Collateral Agent for purposes of perfecting the security interests in such Pledged Collateral with duly executed stock powers with respect thereto, (ii) with respect to any such Pledged Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the Pledgors or when control is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, (iii) with respect to any such Pledged Collateral that is not a “security” (as such term is defined in the UCC) when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the Pledgors and (iv) with respect to any Mortgage Receivables, when each promissory note or other Instrument evidencing such Mortgage Receivable is delivered to the Collateral Agent or any Person acting as bailee for the Collateral Agent for purposes of perfecting the security interests in such Mortgage Receivable with duly executed allonges with respect thereto. Except as set forth in this subsection, no action is necessary to perfect the security interest granted by any Pledgor under this Agreement.

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(d)                Pledged Collateral. The information set forth on Schedule 1 attached hereto and incorporated herein by reference with respect to the Pledged Collateral of such Pledgor is true and correct.

(e)                Name, Organization, Etc. Such Pledgor’s exact legal name, type of legal entity, jurisdiction of formation, organizational identification number and location of its chief executive office are as set forth on Schedule 1 attached hereto. Except as set forth on such Schedule, within the five years preceding the date hereof, such Pledgor has not changed its name or merged with or otherwise combined its business with any other Person.

(f)                  Validly Issued, etc. All of the Pledged Interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights of any Person.

(g)                Interests in Partnerships and LLCs. None of the Pledged Collateral consisting of an interest in a partnership or in a limited liability company (i) is dealt in or traded on a securities exchange or in securities markets, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) otherwise constitutes a security or (v) constitutes a financial asset.

(h)                No Judgments; No Litigation. There are no judgments presently outstanding and unsatisfied against any Pledgor or any of its assets that would constitute an Event of Default under the Credit Agreement or the Note Agreement, and there are no actions, suits, investigations or proceedings pending (nor to the knowledge of any Pledgor, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting any Pledgor or any of its property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(i)                 No Restrictions on Transfer. Other than restrictions contained in Franchise Agreements, Property Management Agreements, Ground Leases, owner agreements and the guaranties associated with each of the preceding agreements as such agreements are (x) in effect on the First Amendment Date or (y) entered into after the First Amendment Date with respect to any Property which becomes an Unencumbered Property after the First Amendment Date if the subject restrictions in such agreements are substantially similar to the restrictions in Hotel Agreements (as defined below) in effect on the First Amendment Date and are required by the counterparty to the Hotel Agreement (collectively, the “Hotel Agreements”) relating to the Property owned by certain Issuers restricting the transfer of Pledged Interests of such Issuers which restrictions may be applicable upon an exercise of remedies hereunder (provided that such restrictions do not prohibit the pledge of such Pledged Interests hereunder), and subject to Applicable Law and in accordance with this Agreement, there are no restrictions on the transfer of the Pledged Interests or the Material Debt Receivables to the Collateral Agent and/or the Secured Parties hereunder, or with respect to any subsequent transfer thereof or realization thereupon by the Collateral Agent and/or the Secured Parties (or, if there are any such restrictions, Pledgors shall use commercially reasonable efforts to assist Collateral Agent and the Secured Parties in complying with any such transfer restrictions by all required parties), and, as set forth in the Acknowledgement and Consents in the form of Schedule 2 attached hereto and delivered by any Issuer, except as set forth above in this clause (i), each of the Pledgors has obtained all consents needed in connection with any such transfer or subsequent transfer, if any, subject to matters resulting from operation of law.

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Section 3. Covenants. Each Pledgor hereby unconditionally covenants and agrees as follows:

(a)                 No Liens; No Sale of Pledged Collateral. Such Pledgor will not create, assume, incur or permit or suffer to exist or to be created, assumed or incurred, any Lien (other than Permitted Liens of the types described in (x) clause (a), (f) or (i) of the definition of such term in the Credit Agreement and (y) clause (a), (f) or (h) of the definition of such term in the Note Agreement) on any of the Pledged Collateral (or any interest therein) or sell, lease, assign, transfer or otherwise dispose of all or any portion of the Pledged Collateral (or any interest therein) except as expressly permitted under the Credit Agreement and the Note Agreement.

(b)                Change of Name, Etc. Without giving the Collateral Agent at least 30-days’ prior written notice and to the extent such action is not otherwise prohibited by any of the Loan Documents or the Note Agreement, such Pledgor shall not: (i) change its name; (ii) reorganize or otherwise become formed under the laws of another jurisdiction or (iii) become bound by a security agreement in favor of ~~of~~ another Person within the meaning of Section 9-203(d) of the UCC.

(c)                 Defense of Title. Such Pledgor will use commercially reasonable efforts to warrant and defend its title to and ownership of the Pledged Collateral of such Pledgor, at its sole cost and expense, against the claims of all Persons.

(d)                Delivery of Certificates, Etc. If a Pledgor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a stock and/or liquidating dividends, other distributions in property, return of capital or other distributions made on or in respect of the Pledged Collateral, whether resulting from a subdivision, combination or reclassification of outstanding Equity Interests or received in exchange for Pledged Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets or on the liquidation, whether voluntary or involuntary, or otherwise), promissory note, instrument, option or rights in respect of any Pledged Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, such Pledgor shall hold the same in trust for the Collateral Agent and the Secured Parties and promptly deliver the same to the Collateral Agent in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, if required, together with an undated stock power covering such certificate or allonge covering such promissory note, as the case may be (or other appropriate instrument of transfer) duly executed in blank by such Pledgor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms of this Agreement, as Pledged Collateral.

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(e)                 Uncertificated Securities. With respect to any Pledged Collateral that constitutes a security and is not represented or evidenced by a certificate or instrument, such Pledgor shall cause the Issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in writing with the Collateral Agent and such Pledgor that such Issuer will comply with the instructions with respect to such security originated by the Collateral Agent without further consent of such Pledgor.

(f)                  Additional Shares. Such Pledgor shall not permit any Issuer to issue any additional Equity Interests unless such Equity Interests are pledged hereunder as provided herein. Further, such Pledgor shall not permit any Issuer to amend or modify its articles or certificate of incorporation, articles of organization, certificate of limited partnership, by-laws, operating agreement, partnership agreement or other comparable organizational instrument in a manner which would adversely affect the voting, liquidation, preference or other similar rights of any holder of the Equity Interests pledged hereunder in any material respect.

(g)                Issuer Acknowledgment. Such Pledgor shall cause each Issuer of Pledged Collateral and which Issuer is not a Pledgor itself, to execute and deliver to the Collateral Agent an Acknowledgment and Consent substantially in the form of Schedule 2 attached hereto.

(h)                Investment Property. Such Pledgor shall not, and shall not allow any issuer of any Pledged Collateral, to the extent such issuer is a limited liability company or a partnership, to, elect that the Pledged Interests, except as directed or requested by the Collateral Agent, be securities governed by Article 8 of the UCC.

(i)                 Additional Pledged Collateral. If any Pledgor acquires any Pledged Collateral after executing this Agreement, it shall promptly thereafter deliver to the Collateral Agent a supplement to Schedule 1 attached hereto, and Schedule 1 shall thereby be amended to add the additional Pledged Collateral set forth in such supplement.

(j)                 UCC Financing Statements. The Borrower shall prepare, execute, file, record or deliver notices, assignments, financing statements, continuation statements, applications for registration or like papers that are necessary to perfect and preserve the Collateral Agent’s security interest in the Pledged Collateral or any of the documents, instruments, certificates and agreements described in Section 12(b) of this Agreement; provided, that the Borrower shall prepare, execute, file, record or deliver any continuation statement as required under this Section 3(j) six (6) months prior to date by which such continuation statement is required to be filed in accordance with the UCC in the necessary and appropriate jurisdiction.

Section 4. Registration in Nominee Name, Denominations. The Collateral Agent shall have the right to hold any Equity Interests which are part of the Pledged Collateral in its own name as pledgee, the name of its nominee (as Collateral Agent or as sub-agent) or the name of the Pledgor thereof, endorsed or assigned in blank or in favor of the Collateral Agent. Such Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to any Equity Interests constituting Pledged Collateral registered in the name of such Pledgor.

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Section 5. Voting Rights; Dividends, etc.

(a)                So long as no Event of Default exists:

(i)       each Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Collateral or any part thereof for any purpose not in violation of the terms and conditions of the Note Agreement, any of the other Note Documents or any of the Loan Documents, including the Intercreditor Agreement, or any of such Pledgor’s Organizational Documents; provided, however, that no Pledgor shall exercise, or refrain from exercising, any such right or power if any such action would have a material adverse effect on the value of such Pledged Collateral in the reasonable determination of the Collateral Agent; and

(ii)     each Pledgor shall be entitled to retain and use any and all cash distributions paid on the Pledged Collateral, but any and all equity and/or liquidating distributions, other distributions in property, return of capital or other distributions made on or in respect of Pledged Collateral, whether resulting from a subdivision, combination or reclassification of outstanding Equity Interests which are pledged hereunder or received in exchange for Pledged Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets or on the liquidation, whether voluntary or involuntary, of any Issuer, or otherwise, shall be and become part of the Pledged Collateral pledged hereunder and, if received by such Pledgor, shall forthwith be delivered to the Collateral Agent to be held as collateral subject to the terms and conditions of this Agreement.

The Collateral Agent agrees to execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, as appropriate, at the sole cost and expense of such Pledgor, all such proxies, powers of attorney, dividend orders and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers which such Pledgor is entitled to exercise pursuant to clause (i) above and/or to receive the distributions and other amounts which such Pledgor is authorized to retain pursuant to clause (ii) above.

(b)                Subject to the terms of this Agreement, if an Event of Default exists, all rights of the Pledgors to exercise the voting and/or consensual rights and powers which the Pledgors are entitled to exercise pursuant to subsection (a)(i) above and/or to receive the distributions and other amounts which the Pledgors are authorized to receive and retain pursuant to subsection (a)(ii) above shall cease, and all such rights thereupon shall become immediately vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers which the Pledgors shall otherwise be entitled to exercise pursuant to subsection (a)(i) above and/or to receive and retain the distributions and other amounts which the Pledgors shall otherwise be authorized to retain pursuant to subsection (a)(ii) above. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this subsection (b) shall be retained by the Collateral Agent as additional collateral hereunder and shall be applied in accordance with the provisions of Section 8 of this Agreement. If any Pledgor shall receive any distributions or other property which it is not entitled to receive under this Section, such Pledgor shall hold the same in trust for the Collateral Agent and the Secured Parties, without commingling the same with other funds or property of or held by such Pledgor, and shall promptly deliver the same to the Collateral Agent in the identical form received, together with any necessary endorsements.

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Section 6. Event of Default Defined. For purposes of this Agreement, “Event of Default” shall mean any of the following events, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body: (i) the failure of any Pledgor to comply in all material respects with any of the terms and provisions of this Agreement beyond any applicable notice and cure periods; (ii) the occurrence of an “Event of Default” as such term is defined in the Credit Agreement; (iii) the occurrence of an “Event of Default” as such term is defined in the Note Agreement; or (iv) any action is taken by the Issuer of any Pledged Interests or the partners, shareholders, managers, members or trustees thereof to amend or modify the Organizational Documents in a manner that would (A) materially adversely affect the voting, liquidation, preference, redemption or other similar rights of any holder of the Pledged Interests or, (B) adversely affect the Collateral Agent’s or the Secured Parties’ rights or remedies under this Agreement.

Section 7. Remedies upon Default.

(a)                In addition to any right or remedy that the Collateral Agent or any of the Secured Parties may have under the Credit Agreement, the Note Agreement, any other Note Document, any other Loan Document or any Specified Derivatives Contract or otherwise under Applicable Law, and in accordance with the Intercreditor Agreement, if an Event of Default shall exist, the Collateral Agent may immediately exercise any and all the rights and remedies of a Secured Party under the UCC and may otherwise sell, assign, transfer, endorse and deliver the whole or, from time to time, any part of the Pledged Collateral at one or more public or private sales or on any securities exchange, for cash, upon credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account in compliance with the Securities Act and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer, endorse and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each purchaser at any sale of Pledged Collateral shall take and hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the fullest extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which such Pledgor now has or may at any time in the future have under any Applicable Law now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by Applicable Law, at least ten (10) days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification. Such notice, in case of public sale, shall state the time and place for such sale, and, in the case of sale on a securities exchange, shall state the exchange on which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and shall state in the notice or publication (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof to be sold, may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. Neither the Collateral Agent nor any of the Secured Parties shall be obligated to make any sale of the Pledged Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Pledged Collateral may have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but neither the Collateral Agent nor any of the Secured Parties shall incur any liability to any Pledgor in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public sale made pursuant to this Agreement, the Collateral Agent or any of the Secured Parties and any other holder of any of the Senior Indebtedness, to the extent permitted by Applicable Law, may bid for or purchase, free from any right of redemption, stay and/or appraisal on the part of any Pledgor (all said rights being also hereby waived and released to the extent permitted by Applicable Law), any part of or all the Pledged Collateral offered for sale and may make payment on account thereof by using any claim then due and payable to the Collateral Agent or any of the Secured Parties from any Pledgor as a credit against the purchase price, and the Collateral Agent may, upon compliance with the terms of sale and to the extent permitted by Applicable Law, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase all or any part of the Pledged Collateral shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of any Pledged Collateral subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default may have been remedied or the Senior Indebtedness may have been paid in full as herein provided. Each Pledgor hereby waives any right to require any marshaling of assets and any similar right.

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(b)                In addition to exercising the power of sale herein conferred upon it, the Collateral Agent shall also have the option to proceed by suit or suits at law or in equity to foreclose this Agreement and sell the Pledged Collateral or any portion thereof pursuant to judgment or decree of a court or courts having competent jurisdiction.

(c)                The rights and remedies of the Collateral Agent and the Secured Parties under this Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have.

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Section 8.       Application of Proceeds of Sale and Cash. The proceeds of any sale of the whole or any part of the Pledged Collateral, together with any other moneys held by the Collateral Agent or any of the Secured Parties under the provisions of this Agreement, shall be applied in accordance with the Intercreditor Agreement. The Pledgors shall remain liable and will pay, on demand, any deficiency remaining in respect of the Senior Indebtedness.

Section 9.       Collateral Agent Appointed Attorney-in-Fact. Subject to the terms of the Intercreditor Agreement, each Pledgor hereby constitutes and appoints the Collateral Agent as the attorney-in-fact of such Pledgor with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor to do any of the following upon the occurrence and during the continuance of an Event of Default at the direction of the Required Senior Lenders (hereinafter, as defined in the Intercreditor Agreement): (a) to perform any obligation of such Pledgor hereunder in such Pledgor’s name or otherwise; (b) to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due under and by virtue of any Pledged Collateral; (c) [reserved]; (d) to verify facts concerning the Pledged Collateral in its own name or a fictitious name; (e) to endorse checks, drafts, orders and other instruments for the payment of money payable to such Pledgor, representing any interest or dividend or other distribution payable in respect of the Pledged Collateral or any part thereof or on account thereof and to give full discharge for the same; (f) to exercise all rights, powers and remedies which such Pledgor would have, but for this Agreement, under the Pledged Collateral; and (g) to carry out the provisions of this Agreement and to take any action and execute any instrument which the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes hereof, and to do all acts and things and execute all documents in the name of the Pledgor or otherwise, deemed by the Collateral Agent as reasonably necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder. Nothing herein contained shall be construed as requiring or obligating the Collateral Agent or the Secured Parties to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Collateral Agent or of the Secured Parties or omitted to be taken with respect to the Pledged Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Pledgor or to any claim or action against the Collateral Agent or any of the Secured Parties. The power of attorney granted herein is irrevocable and coupled with an interest.

Section 10.       Collateral Agent’s Duty of Care. Other than the exercise of reasonable care to ensure the safe custody of the Pledged Collateral while being held by the Collateral Agent hereunder, the Collateral Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that each Pledgor shall be responsible for preservation of all rights of such Pledgor in the Pledged Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords similar property for the account of other customers in similar transactions, it being understood that the Collateral Agent shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral. The Collateral Agent is hereby authorized and directed to accept signature pages from any other Persons who may become Pledgors hereunder pursuant to the execution and delivery of a Pledge Agreement Supplement substantially in the form of Annex 1 hereto without further direction by the Secured Parties.

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Section 11.       Reimbursement of Collateral Agent. Each Pledgor agrees to pay within two (2) Business Days after written demand to the Collateral Agent the amount of any and all reasonable out of pocket expenses, including the reasonable fees disbursements and other charges of its counsel and of any experts or agents, excluding any internal costs, that the Collateral Agent may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or any sale of, collection from, or other realization upon, any of the Pledged Collateral, (c) the exercise or enforcement of any of the rights of the Collateral Agent or the Secured Parties hereunder, or (d) the failure by such Pledgor to perform or observe any of the provisions hereof. Any such amounts payable as provided hereunder shall be Senior Indebtedness.

Section 12.       Further Assurances. Each Pledgor shall, at its sole cost and expense, take all action that may be necessary in the Collateral Agent’s reasonable determination, so as at all times to maintain the validity, perfection, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral, or to enable the Collateral Agent or the Secured Parties to exercise or enforce their respective rights hereunder, including, without limitation (a) delivering to the Collateral Agent, endorsed or accompanied by such instruments of assignment as the Collateral Agent may specify, any and all chattel paper, instruments, letters of credit and all other advices of guaranty and documents evidencing or forming a part of the Pledged Collateral and (b) executing and delivering pledges, designations, notices and assignments, in each case in form and substance reasonably satisfactory to the Collateral Agent, relating to the creation, validity, perfection, priority or continuation of the security interest granted hereunder. Each Pledgor agrees to take, and authorizes the Collateral Agent to take on such Pledgor’s behalf, any or all of the following actions with respect to any Pledged Collateral as the Collateral Agent shall deem reasonably necessary to perfect the security interest and pledge created hereby or to enable the Collateral Agent to enforce its rights and remedies hereunder at the direction of the Required Senior Lenders: (i) to register in the name of the Collateral Agent any Pledged Collateral in certificated or uncertificated form; (ii) to endorse in the name of the Collateral Agent any Pledged Collateral issued in certificated form; and (iii) by book entry or otherwise, identify as belonging to the Collateral Agent a quantity of securities or partnership interests that constitutes all or part of the Pledged Collateral registered in the name of the Collateral Agent. Notwithstanding the foregoing, each Pledgor agrees that Pledged Collateral which is not in certificated form or is otherwise in book-entry form shall be held for the account of the Collateral Agent. Each of each Pledgor and the Collateral Agent hereby constitutes and appoints the Administrative Agent, the other Lender Parties and the Noteholders as the attorney-in-fact of such Pledgor with full power of substitution in the name of such Pledgor to file from time to time in all necessary and appropriate jurisdictions one or more financing or continuation statements or any other document or instrument referred to in the immediately preceding clause (b) or in Section 3(j) hereof in favor of the Collateral Agent so as at all times to maintain the validity, perfection, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral. To the extent permitted by Applicable Law, a carbon, photographic, xerographic or other reproduction of this Agreement or any financing statement is sufficient as a financing statement. Any property comprising part of the Pledged Collateral required to be delivered to the Collateral Agent pursuant to this Agreement shall be accompanied by proper instruments of assignment duly executed by the Pledgors and by such other instruments or documents as the Collateral Agent may reasonably request.

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Section 13.       Securities Act. In view of the position of any Pledgor in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act or any similar Applicable Law hereafter enacted analogous in purpose or effect (such Act and any such similar Applicable Law as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral in accordance with the terms hereof, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral in accordance with the terms hereof under applicable “Blue Sky” or other state securities laws or similar Applicable Law analogous in purpose or effect. Each Pledgor recognizes that in light of the foregoing restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of the foregoing restrictions and limitations, the Collateral Agent, in its reasonable determination, may, in accordance with Applicable Law, (a) proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, neither the Collateral Agent nor any of the Secured Parties shall incur any responsibility or liability for selling all or any part of the Pledged Collateral in accordance with the terms hereof at a price that the Collateral Agent may deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section will apply notwithstanding the existence of public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sell.

Section 14.       Security Interest Absolute. Subject to the terms of this Agreement, all rights of the Collateral Agent hereunder, the grant of a security interest in the Pledged Collateral and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, the Note Agreement, any other Note Document, any other agreement with respect to any of the Senior Indebtedness or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of the payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from any of the documents, instruments or agreements evidencing any of the Senior Indebtedness, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Senior Indebtedness or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Senior Indebtedness or in respect of this Agreement (other than the indefeasible payment in full of all the Senior Indebtedness).

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Section 15.       Continuing Security Interest. This Agreement constitutes an authenticated record, shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until it terminates in accordance with Section 22. Subject to the terms of the Credit Agreement, the Note Agreement and the Intercreditor Agreement, the Pledgors and the Collateral Agent hereby agree that the security interest created by this Agreement in the Pledged Collateral shall not terminate and shall continue and remain in full force and effect notwithstanding the transfer by the Pledgors or any person designated by it of all or any portion of the Pledged Collateral.

Section 16.       No Waiver. Neither the failure on the part of the Collateral Agent or any of the Secured Parties to exercise, nor the delay on its part in exercising any right, power or remedy hereunder, nor any course of dealing between the Collateral Agent or any of the Secured Parties and any Pledgor shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy hereunder preclude any other or the further exercise thereof or the exercise of any other right, power or remedy.

Section 17.      Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to a Pledgor at its address set forth below its signature hereto, (b) to the Collateral Agent at its address for notices provided under its signature to this Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. All such notices and other communications shall be effective: (i) if mailed, when received; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with each of Section 13.1 of the Credit Agreement and Section 19 of the Note Agreement to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

SECTION 18.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

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SECTION 19.   WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION; VENUE.

(a)       EACH PLEDGOR, AND EACH OF THE COLLATERAL AGENT AND THE SECURED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN SUCH PLEDGOR, THE COLLATERAL AGENT OR ANY OF THE SECURED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PLEDGORS, AND THE COLLATERAL AGENT AND THE SECURED PARTIES BY ACCEPTING THE BENEFITS HEREOF HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PLEDGORS, THE COLLATERAL AGENT OR ANY OF THE SECURED PARTIES OF ANY KIND OR NATURE RELATING TO THIS AGREEMENT.

(b)       EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT, ANY SECURED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE COLLATERAL AGENT OR ANY SECURED PARTY OR THE ENFORCEMENT BY THE COLLATERAL AGENT OR ANY SECURED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

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(c)       THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 20.    Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 21.    Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Pledgor shall be permitted to assign this Agreement or any interest herein or in the Pledged Collateral, or any part thereof, or any cash or property held by the Collateral Agent or any of the Secured Parties as collateral under this Agreement, and any such assignment by a Pledgor shall be null and void absent the prior written consent of the Collateral Agent, which consent may be withheld, conditioned or delayed in the Collateral Agent’s reasonable determination.

Section 22.    Termination. Upon the earlier of (a) the Security Release Date under each of the Credit Agreement and the Note Agreement and (b) indefeasible payment and performance in full of all of the Senior Indebtedness, this Agreement shall terminate. Upon termination of this Agreement in accordance with its terms the Collateral Agent agrees to take such actions as the Pledgors may reasonably request, and at the sole cost and expense of the Pledgors, to evidence the termination of this Agreement, all without any recourse, representation or warranty by the Collateral Agent.

Section 23.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 24.    Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 25.    Counterparts. To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile or in portable document format (“PDF”)). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

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Section 26.    Definitions.

(a)       Unless otherwise specified, as used herein, the following terms have the indicated meanings:

“Event of Default” has the meaning set forth in Section 6 of this Agreement.

“Excluded Issuer” means any Subsidiary that (i) indirectly (but not directly) owns an Unencumbered Property and (ii) directly or indirectly owns Property that is not an Unencumbered Property.

“Issuer” means each Subsidiary of the Borrower that directly or indirectly owns an Unencumbered Property; provided that “Issuer” shall not include any Excluded Issuer.

“Material Debt Receivables” has the meaning set forth in the Credit Agreement and the Note Agreement, and shall include the Mortgage Receivables and Secured Mezz Receivables described on Schedule 1 attached hereto.

“Organizational Documents” means any declaration of trust, operating agreement, partnership agreement, by-laws, articles or certificate of incorporation, articles of organization, certificate of limited partnership, or other similar agreement or document.

“Pledged Interests” means, with respect to each Pledgor, such Pledgor’s right, title and interest in the Equity Interests of any Issuer, including the Equity Interests described on Schedule 1 attached hereto, including, without limitation, all economic interests and rights to vote or otherwise control such Issuers and all rights as a partner, shareholder, member, or trustee thereof, whether now owned or hereafter acquired.

“Proceeds” means all proceeds (including proceeds of proceeds) of any of the Pledged Collateral including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, inventory, equipment, general intangibles, payment intangibles, deposit accounts, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Pledged Collateral, or proceeds thereof (including any cash, Equity Interests, or other instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Issuers and any security entitlements, as defined in Section 8-102(a)(17) of the UCC, with respect thereto); (b) “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC; (c) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Pledged Collateral, or proceeds thereof; and (d) payments (in any form whatsoever) made or due and payable to a Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral, or proceeds thereof.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

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(b)       Terms not otherwise defined herein are used herein with the respective meanings given to them in the Intercreditor Agreement. Terms which are defined in the UCC have the meanings given such terms therein.

Section 27.    Intercreditor Agreement. The provisions of this Agreement are in all respects subject to the terms and provisions of that certain Intercreditor and Collateral Agency Agreement, dated as of the date hereof (the “Intercreditor Agreement”), by and among Wells Fargo Bank, National Association, as the Collateral Agent, Wells Fargo Bank, National Association, as the Bank Agent, and the Noteholders, as the [Noteholders], and acknowledged by the Borrower and the Parent and the other Pledgors, including the relative rights, obligations and priorities with respect to the Pledged Collateral and proceeds thereof. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern. The Collateral Agent is a party to this Agreement solely in its capacity as Collateral Agent pursuant to the Intercreditor Agreement and the Collateral Agent shall have all the rights, privileges and immunities afforded to it as Collateral Agent under the Intercreditor Agreement. The exercise of the Collateral Agent’s rights and remedies under this Agreement shall be performed in accordance with the Intercreditor Agreement.

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IN WITNESS WHEREOF, each Pledgor has executed and delivered this Pledge Agreement under seal as of this the date first written above.

PLEDGORS:
[ ]

By:
Name:
Title:

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Agreed to, accepted and acknowledged
as of the date first written above,

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

Address for Notices:

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ANNEX 1 TO PLEDGE AGREEMENT

FORM OF PLEDGE AGREEMENT SUPPLEMENT

THIS PLEDGE AGREEMENT SUPPLEMENT dated as of                            , 20      (this “Supplement”) is executed and delivered by                                       , a                             (the “New Pledgor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Agent (the “Collateral Agent”)

WHEREAS, pursuant to (i) that certain Amended and Restated Credit Agreement dated as of October 17, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SunStone Hotel Partnership, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), SunStone Hotel Investors, Inc., a corporation formed under the laws of the State of Maryland, (“Parent”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), Wells Fargo Bank, National Association, as administrative agent and the other parties thereto and (ii) that certain Note and Guarantee Agreement, dated as of December 20, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and among the Borrower, Parent, and the purchasers named therein, the Lenders and the Noteholders (as defined in the Pledge Agreement referred to below) have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement and the Note Agreement, respectively;

WHEREAS, to secure obligations owing by certain parties under the Note Agreement, the Credit Agreement and the other Loan Documents, the “Pledgors” thereunder have executed and delivered that certain Pledge Agreement dated as of [                ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) in favor of the Collateral Agent;

WHEREAS, it is a condition precedent to the continued extension by the Lenders and the Noteholders, respectively, of such financial accommodations that the New Pledgor execute this Supplement to become a party to the Pledge Agreement.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Pledgor, the New Pledgor hereby agrees as follows:

Section 1. Accession to Pledge Agreement; Grant of Security Interest. The New Pledgor agrees that it is a “Pledgor” under the Pledge Agreement and assumes all obligations of a “Pledgor” thereunder, all as if the New Pledgor had been an original signatory to the Pledge Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby:

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(a)       pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a security interest in, all of the New Pledgor’s right, title and interest in, to and under the Pledged Collateral, including the Equity Interests and Material Debt Receivables described on Schedule 1 attached hereto which shall be appended to Schedule 1 attached to the Pledge Agreement and become a part thereof, as security for the Senior Indebtedness (as defined in the Intercreditor Agreement);

(b)       makes to the Collateral Agent and the Secured Parties as of the date hereof each of the representations and warranties contained in Section 2 of the Pledge Agreement and agrees to be bound by each of the covenants contained in the Pledge Agreement, including without limitation, those contained in Section 3 thereof; and

(c)       consents and agrees to each other provision set forth in the Pledge Agreement.

SECTION 2. GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Pledge Agreement.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the New Pledgor has caused this Pledge Agreement Supplement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW PLEDGOR]

By:
Name:
Title:

Address for Notices:

[ ]

Accepted:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Collateral Agent

By:
Name:
Title:

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SCHEDULE 1 TO PLEDGE AGREEMENT

SCHEDULE 1 TO PLEDGE AGREEMENT

Pledged Equity Interests:4

Pledgor	Jurisdiction	Organizational	Location of	Issuer	Jurisdiction	Organizational	Class of	Certificate	Percentage
	of	ID No. of	Chief		of	ID No. of	Equity	Number	of
	Formation	Pledgor	Executive		Formation	Issuer	Interest	(if any)	Ownership
	of Pledgor		Office		of Issuer

Material Debt Receivables

1. [                  ]

4 NTD: To be Equity Interests of each Subsidiary of Borrower that directly or indirectly owns an Unencumbered Property.

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SCHEDULE 2 TO PLEDGE AGREEMENT

Form of Acknowledgement and Consent

The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement dated as of                                , 20      (the “Pledge Agreement”), made by                          and the other Pledgors party thereto in favor of Wells Fargo Bank, National Association, as Collateral Agent. Terms not otherwise defined herein have the respective meanings given them in the Pledge Agreement.

The undersigned agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

(a)       The undersigned will be bound by, and comply with, the terms of the Pledge Agreement applicable to the undersigned, including without limitation, Sections 3(e) and 3(f).

(b)       The undersigned will notify the Collateral Agent in writing promptly of the occurrence of any of the events described in Section 3(d) of the Pledge Agreement.

[(c) The undersigned will not permit any of the Equity Interests issued by it (i) to be dealt in or traded on a securities exchange or in securities markets; or (ii) to provide by its terms that it is a security governed by Article 8 of the UCC.]5

IN WITNESS WHEREOF, the undersigned has executed and delivered this Acknowledgement and Consent under seal as of this the date first written above.

[ISSUER]

By:
Name:
Title:

5         Include only if the Issuer is a partnership or limited liability company.

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Exhibit A

Restrictions on Pledges

1.	Any consent required to be given to an Issuer in connection with the giving of a pledge of the Pledged Collateral under the Hotel Agreements for the “Portland Marriott” hotel; and

2.	Any consent required to be given to an Issuer in connection with the giving of a pledge of the Pledged Collateral under the Hotel Agreements for the “Chicago Hyatt” hotel.

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Form of Intercreditor and Collateral Agency Agreement

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This Intercreditor and Collateral Agency Agreement (this “Agreement”), dated as of this             day of                   , 20      , is by and among the Bank Agent, the Collateral Agent, the Noteholders listed on Exhibit A attached hereto (the “Initial Noteholders”), and each of the other Noteholders and Persons that become parties hereto pursuant to Section 20 hereof. All terms used herein which are defined in Section 1 hereof or in the text of any other Section hereof shall have the meanings given therein.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement the Banks have heretofore made and the Banks may from time to time hereafter make Term Loans, Revolving Loans and Swingline Loans to the Borrower and issue Letters of Credit for the account of the Borrower; and

WHEREAS, pursuant to the Note Agreement the Initial Noteholders currently hold on the date hereof certain Senior Notes of the Borrower; and

WHEREAS, pursuant to the Guaranty Agreements the Guarantors have guaranteed the Senior Indebtedness; and

WHEREAS, pursuant to the Collateral Documents the Pledgors are concurrently herewith granting to the Collateral Agent liens upon and security interests in the Collateral to secure the Senior Indebtedness; and

WHEREAS, the Initial Noteholders and the Bank Agent desire to appoint Wells Fargo Bank, National Association as Collateral Agent under and in accordance with the terms and provisions of this Agreement; and

WHEREAS, the Initial Noteholders and the Bank Agent desire to agree upon the priorities for the application of any proceeds from the Collateral and the Guaranty Agreements and to agree upon various other matters with respect to their respective agreements with the Loan Parties and their rights thereunder.

NOW, THEREFORE, for the above reasons, in consideration of the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Definitions.

For the purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below. Any plural term that is used herein in the singular shall be taken to mean each entity or item of the defined class and any singular term that is used herein in the plural shall be taken to mean all of the entities or items of the defined class, collectively.

Exhibit ICA
(to Note and Guarantee Agreement)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Bankruptcy Proceeding” shall mean, with respect to any Person:

(a)       any case or proceeding or process commenced by or against such Person under any Bankruptcy Law, any other proceeding or process for the reorganization, recapitalization, restructuring, arrangement or adjustment or marshaling of the assets or liabilities of such Person, any receivership, compromise, power of sale, foreclosure or assignment for the benefit of creditors (or any class thereof) relating to such Person or, with respect to any Loan Party, any similar case or proceeding or process relative to such Loan Party or its creditors, as such, in each case whether or not voluntary;

(b)       any composition, compromise, assignment, scheme or arrangement made or entered into with the creditors (or any class thereof) of such Person, or any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to such Person, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except, with respect to any Loan Party, for any voluntary liquidation, dissolution or other winding up to the extent permitted by the Credit Agreement and the Note Agreement); or

(c)       any other proceeding of any type or nature in which substantially all claims of creditors of such Person are determined and any payment or distribution is or may be made on account of such claims.

“Banks” shall mean each Person party to the Credit Agreement as a “Lender” or “Issuing Bank” thereunder as such terms are defined in the Credit Agreement as in effect on the First Amendment Date.

“Bank Agent” shall mean Wells Fargo Bank, National Association, in its capacity as the “Administrative Agent” under the Credit Agreement, and its successors and assigns in that capacity.

“Borrower” shall mean Sunstone Hotel Partnership, LLC, a Delaware limited liability company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

EXH ICA-2

“Collateral” shall mean all property and assets, and interests in property and assets, upon or in which any Loan Party has granted a lien or security interest to the Collateral Agent to secure the Senior Indebtedness.

“Collateral Agent” shall mean Wells Fargo Bank, National Association, solely in its capacity as Collateral Agent for the Secured Parties pursuant to this Agreement, together with any successor or replacement collateral agent which may be appointed pursuant to this Agreement.

“Collateral Agent Obligations” shall mean all liabilities, obligations, covenants and duties of the Loan Parties or the Senior Lenders to the Collateral Agent arising under this Agreement or any Collateral Document, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated and whether or not evidenced by any promissory note, now existing or hereafter arising and including interest and fees that accrue after the commencement of any proceeding under any debtor relief laws, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Collateral Agent Obligations include the obligations of the Loan Parties under Sections 2(c), 2(d) and 2(e) of this Agreement and the obligations of the Senior Lenders under Section 2(f) of this Agreement.

“Collateral Documents” shall mean the Pledge Agreement and each other agreement, document or instrument in effect on the date hereof or executed by any Loan Party in accordance with the terms of the Credit Agreement or the Note Agreement after the date hereof under which such Loan Party has granted a lien upon or security interest in any property or assets to the Collateral Agent to secure all or any part of the Senior Indebtedness, all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” of any Bank shall mean a “Revolving Commitment” of such Bank as defined in the Credit Agreement.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 17, 2018, among the Borrower, the Parent, the Banks, the Bank Agent and the joint lead arrangers, joint bookrunners, syndication agents and documentations agents named therein, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of July 15, 2020 and as it may be further amended, restated, supplemented or otherwise modified from time to time.

EXH ICA-3

“Enforcement” shall mean the occurrence of any of the following: (a) after the occurrence of an Event Default, the Bank Agent or any Senior Lender (i) makes demand for payment prior to the scheduled payment date, if any, of or accelerates the time for payment of any Loan and Reimbursement Obligations or Note Document Obligations or (ii) calls for the funding of any risk participation in or collateral for any Letter of Credit prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date) pursuant to Section 11.2.(a) of the Credit Agreement or a similar provision, (b) the Banks holding more than 50% of the aggregate Commitments of all Banks at the time thereof terminate their Commitments pursuant to the Credit Agreement (but not including (x) the expiration of such Commitments on the relevant Termination Date or (y) for the avoidance of doubt, the refusal of the Banks to fund loans or issue letters of credit if the conditions precedent thereto have not been satisfied), (c) the Bank Agent or any Senior Lender commences the judicial enforcement of any rights or remedies under or with respect to any Loan Document or any Note Document, or sets off against or otherwise appropriates any balances held by it for the account of any Loan Party or any other property at any time held or owing by it to or for the credit or for the account of any Loan Party, in each case if such set off or appropriation is to be applied to satisfy the Loan and Reimbursement Obligations or the Note Document Obligations, (d) the Collateral Agent commences the judicial enforcement of any rights or remedies under any Collateral Document (other than an action solely for the purpose of establishing or defending the lien or security interest intended to be created by any Collateral Document upon or in any Collateral as against or from claims of third parties on or in such Collateral), or otherwise takes any action (whether judicial or non-judicial) to realize upon the Collateral, or (e) the commencement by, against or with respect to any Loan Party of any Bankruptcy Proceeding for such Loan Party or its assets.

“Event of Default” shall mean an “Event of Default,” as defined in the Credit Agreement, or an “Event of Default,” as defined in the Note Agreement.

“Excess Leverage Fee” shall mean the “Excess Leverage Fee” as defined in the Note Agreement as in effect on the First Amendment Date.

“First Amendment Date” shall mean July 15, 2020.

“Guaranteed Obligations” shall have the meaning set forth in the Credit Agreement as in effect on the First Amendment Date.

“Guarantors” shall mean (a) the Parent, (b) each of the Persons listed on Schedule A hereto and (c) each other subsidiary of the Parent hereafter executing a Guaranty Agreement or joinder thereto in accordance with the provisions of Section 9.9(a) of the Note Agreement and/or Section 8.13. of the Credit Agreement.

“Guaranty Agreements” shall mean (a) the Guaranty, dated as of October 17, 2018, made by the Parent and each of the other Guarantors in favor of the Banks, (b) the Subsidiary Guaranty Agreement, (c) the guarantee of the Parent pursuant to Section 13 of the Note Agreement and (d) each other guaranty hereafter made by a subsidiary of the Parent in favor of the Noteholders or the Banks in accordance with the provisions of Section 9.9(a) of the Note Agreement and/or Section 8.13. of the Credit Agreement, each as amended, restated, supplemented or otherwise modified from time to time.

“Indemnitee” shall have the meaning given in Section 2(e) hereof.

“IRS” shall mean the United States Internal Revenue Service and any successor thereto.

“Lender Party” shall mean a “Lender Party” as defined in the Credit Agreement as in effect on the First Amendment Date.

“Letters of Credit” shall mean a “Letter of Credit” as defined in the Credit Agreement.

EXH ICA-4

“Letter of Credit Collateral Obligations” shall mean all of the obligations of the Borrower under Section 11.2.(a) of the Credit Agreement to deposit cash with the Bank Agent with respect to Outstanding Letters of Credit Exposure.

“Loan Documents” shall mean the “Loan Documents” as defined in the Credit Agreement as in effect on the First Amendment Date.

“Loan Parties” shall mean the Borrower, the Parent, the Guarantors and the Pledgors.

“Loan and Reimbursement Obligations” shall mean the Guaranteed Obligations now existing or hereafter occurring, including interest and fees that accrue after the commencement of any proceeding under any debtor relief laws, regardless of whether such interest and fees are allowed claims in such proceeding.

“Loan” shall have the meaning set forth in the Credit Agreement as in effect on the First Amendment Date.

“Make-Whole Amount” shall mean the “Make-Whole Amount,” as defined in the Note Agreement as in effect on the First Amendment Date.

“Note Agreement” shall mean the Note and Guarantee Agreement dated as of December 20, 2016 originally between the Borrower, the Parent and the purchasers listed on the Purchaser Schedule thereto, as amended by that certain First Amendment dated as of July 15, 2020, and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Note Documents” shall mean the “Note Documents,” as defined in the Note Agreement as in effect on the First Amendment Date.

“Note Document Obligations” shall mean the aggregate principal amount of, Make-Whole Amount, if any, and accrued and unpaid interest and Excess Leverage Fee, if any, and Change in Control Prepayment Fees, if any, on, the Senior Notes, and all of the other present or future indebtedness, liabilities, obligations, covenants and duties of any Loan Party now or hereafter owed to any or all of the Noteholders of every kind, nature and description, under or in respect of the Note Documents, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated and whether or not evidenced by any promissory note, now existing or hereafter arising and including interest and fees that accrue after the commencement of any proceeding under any debtor relief laws, regardless of whether such interest and fees are allowed claims in such proceeding.

“Noteholders” shall mean the holders of the Senior Notes from time to time.

“Other Shared Amounts” shall have the meaning given in Section 5(a) hereof.

“Outstanding Letters of Credit Exposure” at any time shall mean the “Letter of Credit Liabilities” as defined in the Credit Agreement as in effect on the First Amendment Date and any fees owing with respect thereto under the terms of the Credit Agreement.

EXH ICA-5

“Parent” shall mean Sunstone Hotel Investors, Inc., a Maryland corporation.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof, made by each Pledgor in favor of the Collateral Agent, and any supplement or joinder to the Pledge Agreement hereafter made by any subsidiary of the Parent in favor of the Collateral Agent in accordance with Section 9.13 of the Note Agreement and/or Section 8.14. of the Credit Agreement, each as amended, restated, supplemented or otherwise modified from time to time.

“Pledgor” shall mean each of the Persons listed on Schedule B hereto and each other subsidiary of the Parent hereafter executing a Pledge Agreement or joinder thereto in accordance with the provisions of Section 9.13 of the Note Agreement and Section 8.14. of the Credit Agreement.

“Pro Rata Expenses Share” with respect to any Senior Lender shall mean (a) prior to the occurrence of a Sharing Date (i) at any time before the time all Commitments of the Banks have been terminated, the ratio of (1) the sum of the amount of such Senior Lender’s Commitment and the aggregate outstanding principal amount of the Term Loans held by such Senior Lender at such time, if such Senior Lender is a Bank, or the aggregate outstanding principal amount of the Senior Notes held by such Senior Lender at such time, if such Senior Lender is a Noteholder, to (2) the sum of the Commitments, the aggregate outstanding principal amount of the Term Loans and the aggregate outstanding principal amount of all of the Senior Notes at such time, or (ii) at any time on and after the time all Commitments of the Banks have been terminated, the ratio of (1) the sum of the amount of such Senior Lender’s Revolving Credit Exposure and the aggregate outstanding principal amount of the Term Loans held by such Senior Lender at such time, if such Senior Lender is a Bank, or the aggregate outstanding principal amount of the Senior Notes held by such Senior Lender at such time, if such Senior Lender is a Noteholder, to (2) the sum of the Revolving Credit Exposure, the aggregate outstanding principal amount of the Term Loans and the aggregate outstanding principal amount of all of the Senior Notes at such time, and (b) on and after the occurrence of a Sharing Date, the ratio set forth in clause (a)(ii) above.

“Reimbursement Obligation” shall have the meaning set forth in the Credit Agreement.

“Required Holders” shall mean the holders of more than 50% in principal amount of the Senior Notes at the time outstanding (exclusive of Senior Notes then owned by either Constituent Company (as defined in the Note Purchase Agreement) or any of its Affiliates).

“Required Senior Lenders” shall mean, at any time, both (a) the Requisite Lenders and (b) the Required Holders; provided that if the Collateral Agent shall have received (i) inconsistent written requests or directions from the Required Lenders and the Required Holders or (ii) a written request or direction from only one such group and the Collateral Agent shall have notified the Bank Agent and the Noteholders to such effect but shall not have received a written request or direction from the Required Senior Lenders within 30 days of such notice, “Required Senior Lenders” shall mean the Supermajority Lenders.

EXH ICA-6

“Requisite Lenders” shall mean (a) Banks having more than 50% of the aggregate amount of the Commitments and the outstanding Term Loans of all Banks, or (b) if the Commitments have been terminated or reduced to zero, Banks holding more than 50% of the principal amount of the aggregate outstanding Revolving Loans, Swingline Loans, Term Loans and Outstanding Letter of Credit Exposure; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders (as defined in the Credit Agreement) will be disregarded and excluded, and (ii) at all times when two or more Banks (excluding Defaulting Lenders) are party to the Credit Agreement, the term “Requisite Lenders” shall in no event mean less than two Banks. For purposes of this definition, a Bank shall be deemed to hold a Swingline Loan or Outstanding Letter of Credit Exposure to the extent such Bank has acquired a participation therein under the terms of the Credit Agreement and has not failed to perform its obligations in respect of such participation.

“Revolving Credit Exposure” shall have the meaning set forth in the Credit Agreement as in effect on the First Amendment Date.

“Revolving Loan” shall mean a “Revolving Loan,” as defined in the Credit Agreement.

“Secured Parties” shall mean the Collateral Agent, the Bank Agent and the Senior Lenders.

“Senior Indebtedness” shall mean the Collateral Agent Obligations, the Loan and Reimbursement Obligations and the Note Document Obligations; provided that no separate dollar amount shall be ascribed to “covenants and duties” when determining such Collateral Agent Obligations, Loan and Reimbursement Obligations and Note Document Obligations.

“Senior Lenders” shall mean the Banks, the other Lender Parties and the Noteholders.

“Senior Notes” shall mean the Borrower’s (a) 4.69% Series A Guaranteed Senior Notes due January 10, 2026 and (b) 4.79% Series B Guaranteed Senior Notes due January 10, 2028, in each case, issued pursuant to the Note Agreement.

“Sharing Date” with respect to an Enforcement shall mean the first date which a Sharing Event with respect to such Enforcement has occurred; provided that, if an Enforcement does not occur within 90 days of the date of the occurrence of a Sharing Event, the applicable Sharing Event and any Sharing Date with respect to such Sharing Event shall be deemed not to have occurred and the applicable Senior Lender can retain any Other Shared Amounts, if any, received after such Sharing Date and prior to the next Sharing Date and shall not be required to apply such Other Shared Amounts as set forth in clauses (i) – (iii) of Section 5.1(a) upon the occurrence of any subsequent Enforcement.

“Sharing Event” shall mean (a) an Enforcement, (b) the occurrence of any Specified Event of Default, or (c) any refusal by Banks holding more than 50% of the aggregate Commitments of all Banks at the time to make any Revolving Loan requested by the Borrower if the conditions precedent thereto specified in the Credit Agreement have been satisfied.

EXH ICA-7

“Specified Event of Default” shall mean (a) any default in the payment of any principal of or interest on any Senior Indebtedness when due, (b) an Event of Default arising from a default in the performance or observance of Section 10.1.(i) of the Credit Agreement or Section 10.8(g) of the Note Agreement as in effect on the First Amendment Date, (c) an Event of Default described in Section 11.1.(e) or 11.1.(f) of the Credit Agreement as in effect on the First Amendment Date, or (d) an Event of Default described in Section 11(g), 11(h) or 11(i) of the Note Agreement as in effect on the First Amendment Date.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of December 16, 2016, made by each of the Persons listed on Schedule A hereto in favor of the Noteholders, as heretofore supplemented and as may be further supplemented, amended, restated or otherwise modified from time to time.

“Supermajority Lenders” shall mean, as of any date of determination, Senior Lenders that hold, in the aggregate, in excess of 66-2/3% of the sum of (a) the aggregate principal amount of all outstanding Loan and Reimbursement Obligations (other than Loan and Reimbursement Obligations arising from clause (b) of the definition of Guaranteed Obligations, as determined in good faith by the Bank Agent) as of such date and (b) the aggregate principal amount of the Senior Notes outstanding as of such date.

“Swingline Loan” shall mean a “Swingline Loan,” as defined in the Credit Agreement.

“Term Loan” shall mean a “Term Loan,” as defined in the Credit Agreement.

“Termination Date” shall mean a “Termination Date,” as defined in the Credit Agreement.

2.       Appointment of Well Fargo Bank, National Association as Collateral Agent for the Secured Parties; Collateral Document Amendments; Fees, Expenses and Indemnification.

(a)      Appointment of Collateral Agent. Subject in all respects to the terms and provisions of this Agreement, the Senior Lenders and the Bank Agent hereby appoint Wells Fargo Bank, National Association, and Wells Fargo Bank, National Association accepts such appointment, to act as Collateral Agent for the Secured Parties under this Agreement and the Collateral Documents to which the Collateral Agent is a party, and authorizes the Collateral Agent to take such actions on their behalf and to exercise such powers as are specifically delegated to the Collateral Agent by the terms hereof or thereof. It is understood and agreed that the use of the term “agent” herein or in any Collateral Documents (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The appointment of the Collateral Agent pursuant to this Agreement shall be effective with respect to all financing statements filed in any filing office in favor of the Bank Agent or any Senior Lender with respect to any Loan Party prior to the date of this Agreement on and as of the date such financing statements were filed. The agency created hereby shall in no way impair or affect any of the rights and powers of, or impart any duties or obligations upon, Wells Fargo Bank, National Association in its individual capacity as a Bank or as Bank Agent. To the extent legally necessary to enable the Collateral Agent to enforce or otherwise foreclose and realize upon any of the liens or security interests in the Collateral in any legal proceeding which the Collateral Agent either commences or joins as a party in accordance with the terms hereof, the Bank Agent and each of the Senior Lenders agree to join as a party in such proceeding and take such action therein concurrently to enforce and obtain a judgment for the payment of the Senior Indebtedness held by it

EXH ICA-8

(b)     Collateral Document Amendments. An amendment, supplement, modification, restatement or waiver of any provision of any Collateral Document, any consent to any departure by any Loan Party therefrom, or the execution or acceptance by the Collateral Agent of any Collateral Document not in effect on the date hereof shall be effective if, and only if, consented to in writing by the Required Senior Lenders; provided, however, that (i) no such amendment, supplement, modification, restatement, waiver, consent or Collateral Document not in effect on the date hereof which in any case imposes any additional responsibilities upon the Collateral Agent or adversely affects the rights, privileges and immunities of the Collateral Agent or increases its duties shall be effective without the written consent of the Collateral Agent, (ii) no such amendment, supplement, modification, waiver or consent shall release any Collateral from the lien or security interest created by any Collateral Document or narrow the scope of the property or assets in which a lien or security interest is granted pursuant to any Collateral Document or change the description of the obligations secured thereby without the written consent of all Senior Lenders and (iii) no such consent of the Required Senior Lenders shall be required for the execution and acceptance of any additional Collateral Documents in accordance with the provisions of Section 9.13 of the Note Agreement and Section 8.14. of the Credit Agreement; provided that in the case of this clause (iii), the Borrower shall have delivered to the Collateral Agent a certificate of an officer of the Borrower stating that the execution by the Collateral Agent of such additional Collateral Documents is authorized and permitted by this Section 2(b) and the Collateral Agent shall be entitled to rely on such certificate without any further direction or consent of the Senior Lenders.

(c)      Fees. The Loan Parties, by their consent hereto, jointly and severally, agree to pay to the Collateral Agent for its own account fees in the amounts and at the times agreed by the Borrower and the Collateral Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)     Costs and Expenses. The Loan Parties, by their consent hereto, jointly and severally, agree to pay (i) all reasonable out-of-pocket expenses incurred by the Collateral Agent and its affiliates (including the fees, charges and disbursements of counsel for the Collateral Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the Collateral Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Collateral Agent and its affiliates (including the fees, charges and disbursements of counsel for the Collateral Agent), in connection with the enforcement or protection of its rights under this Agreement and the Collateral Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Senior Indebtedness.

EXH ICA-9

(e)      Indemnification of Collateral Agent. The Loan Parties, by their consent hereto, jointly and severally agree to indemnify and hold the Collateral Agent, its officers, directors, employees and agents (including, but not limited to, any attorneys acting at the direction or on behalf of the Collateral Agent) (each such Person being called an “Indemnitee” and collectively, the “Indemnitees”) harmless against any and all fees, losses, claims, damages, liabilities and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and all fees, expenses and costs incurred by any Indemnitee in connection with any dispute, action, claim or suit brought to enforce the right to indemnification) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Loan Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Collateral Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Senior Indebtedness or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Loan Parties or by any other Person, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The obligations of the Loan Parties under this Section 2(e) shall survive the payment in full of the Senior Indebtedness, the resignation or replacement of the Collateral Agent and the termination of this Agreement.

(f)      Indemnification by the Senior Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under paragraph (d) or (e) of this Section 2, each Senior Lender severally agrees to pay to the Collateral Agent or such other Indemnitee, as the case may be, such Senior Lender’s Pro Rata Expenses Share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Senior Lender); provided that, the indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further that no action taken in accordance with the written direction or consent (which written direction or consent may be in the form of an email) of the requisite Senior Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 2(f). If any indemnity in favor of the Collateral Agent shall be or become in its reasonable good faith determination inadequate, the Collateral Agent may call for additional indemnification from the Senior Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. The obligations of the Senior Lenders under this Section 2(f) shall survive the payment in full of the Senior Indebtedness, the resignation or replacement of the Collateral Agent and the termination of this Agreement. If any Loan Party shall reimburse the Collateral Agent for any amounts indemnified by the Senior Lenders pursuant to this Section 2(f), the Collateral Agent shall share such reimbursement with each Senior Lender on the basis of such Senior Lender’s Pro Rata Expenses Share of the indemnified amount then being reimbursed actually paid by such Senior Lender.

EXH ICA-10

3.       Lien Priorities. The parties hereto expressly agree that the security interests and liens granted to the Collateral Agent in the Collateral shall secure the Senior Indebtedness on a pari passu basis for the benefit of the Secured Parties and that, notwithstanding the relative priority or the time of grant, creation, attachment or perfection under applicable law of any security interests and liens, if any, of any of the Secured Parties upon or in any of the Collateral to secure any Senior Indebtedness, whether such security interests and liens are now existing or hereafter acquired or arising and whether such security interests and liens are in or upon now existing or hereafter arising Collateral, such security interests and liens shall be first and prior security interests and liens in favor of the Collateral Agent to secure the Senior Indebtedness on a pari passu basis for the benefit of the Secured Parties.

4.       Certain Notices. The Bank Agent and each Senior Lender agrees to use its best efforts to give to the others and to the Collateral Agent (a) copies of any notice of the occurrence or existence of a Specified Event of Default sent to any Loan Party, simultaneously with the sending of such notice to such Loan Party, (b) notice of the occurrence or existence of a default in the payment of principal or interest on any Reimbursement Obligation or any of such Person’s outstanding Senior Indebtedness or a Specified Event of Default, in either case, of which such party has knowledge, promptly after obtaining knowledge thereof, (c) notice of the refusal of Banks holding more than 50% of the aggregate Commitments of all Banks at the time to make any Revolving Loan requested by the Borrower if the conditions precedent thereto specified in the Credit Agreement have been satisfied, promptly after such refusal, and (d) notice of an Enforcement by such party, prior to commencing such Enforcement, but the failure to give any of the foregoing notices shall not affect the validity of such notice of an Event of Default given to a Loan Party or create a cause of action against or cause a forfeiture of any rights of the party failing to give such notice or create any claim or right on behalf of any third party; provided that, if the Noteholders fail to give notice to the Bank Agent of the occurrence of a Sharing Event arising under or with respect to the Note Agreement as set forth above, then a Sharing Date solely as it relates to Other Shared Amounts received with respect to the Loan and Reimbursement Obligations shall be deemed not to have occurred and the requirement of the second paragraph of Section 5(a) to turn over payments received with respect to the Loan and Reimbursement Obligations on and after such Sharing Date shall not be effective until such time as such notice is received; provided further that, if the Bank Agent fails to give notice to the Noteholders of the occurrence of a Sharing Event under or with respect to the Credit Agreement as set forth above, then a Sharing Date solely as it relates to Other Shared Amounts received with respect to the Note Document Obligations shall be deemed not to have occurred and the requirement of the second paragraph of Section 5(a) to turn over payments received with respect to the Note Document Obligations on and after such Sharing Date shall not be effective until such time as such notice is received.

EXH ICA-11

5.       Distribution of Proceeds of Collateral After Enforcement.

(a)     On and after the occurrence of an Enforcement, (x) all proceeds of Collateral held or received by any Secured Party, (y) any other payments (all such other payments being hereinafter referred to as “Other Shared Amounts”) received, directly or indirectly, by the Bank Agent or any Senior Lender on or with respect to any Senior Indebtedness on and after such Enforcement (which shall be deemed to include, without limitation, (i) any payment under any Guaranty Agreement, (ii) any payment in an insolvency or reorganization proceeding, (iii) the proceeds from any sale of any Senior Indebtedness or any interest therein to any Loan Party or any affiliate of any Loan Party and (iv) any amount received by the Bank Agent or any Senior Lender as a result of its rights of setoff or appropriation made by the Bank Agent or such Senior Lender intending to be applied to any Senior Indebtedness) (but excluding (1) the proceeds of any cash collateral that was deposited with the Bank Agent prior to the Sharing Date to Cash Collateralize Letters of Credit outstanding under the Credit Agreement, (2) except as otherwise provided in paragraph (b) of this Section 5, amounts on deposit in the Special Cash Collateral Account provided for in such paragraph (b) and (3) the proceeds of any assignment or participation effected by a Bank pursuant to Section 13.5 of the Credit Agreement or proceeds received by any Bank as a result of a refinancing of the Loan and Reimbursement Obligations) and (z) all Other Shared Amounts required to be shared as a result of the occurrence of a Sharing Event pursuant to the immediately following paragraph of this Section 5(a) shall be delivered to the Collateral Agent and distributed as follows:

(i)       First, to the Collateral Agent in the amount of all unpaid Collateral Agent Obligations;

(ii)       Next, to the extent proceeds remain, to the Senior Lenders in the amount of any unreimbursed amounts paid by the Senior Lenders to any Indemnitee pursuant to Section 2(f) hereof, pro rata in proportion to the respective unreimbursed amounts thereof paid by each Senior Lender;

(iii)       Next, to the extent proceeds remain, to the Bank Agent on behalf of the Bank Agent, the Banks and any other Lender Party (to be further distributed in accordance with the terms of the Credit Agreement) and to the Noteholders in the amount of all unpaid Senior Indebtedness, pro rata in proportion to the respective amounts thereof owed to each Senior Lender (and, for this purpose, Letter of Credit Collateral Obligations shall be considered to have been paid to the extent of any amount then on deposit in the Special Cash Collateral Account provided for in paragraph (b) of this Section 5).

Pursuant to the foregoing clause (z) in the immediately preceding paragraph, any Other Shared Amounts received by any Senior Lender on or after a Sharing Date and no more than 90 days prior to the date of the occurrence of the applicable Enforcement, shall be turned over to the Collateral Agent for distribution in accordance with provisions of clauses (i) through (iii) above upon the occurrence of an Enforcement relating to the Sharing Event causing such Sharing Date to occur but only to the extent that the principal amount of the Senior Indebtedness owed to such Senior Lender on the date of such Enforcement is less than the principal amount of the Senior Indebtedness owed to such Senior Lender on the date of the Sharing Event causing such Sharing Date to occur. For the purposes of the preceding sentence, any collection or payment received by the Bank Agent on behalf of the Banks and the other Lender Parties shall be considered to have been received by the Banks and such other Lender Parties, and applied to pay the Senior Indebtedness owed to the Banks and the other Lender Parties to which such payment or collection relates, whether or not distributed by the Bank Agent to the Banks and the other Lender Parties.

EXH ICA-12

After the Senior Indebtedness has been finally paid in full in cash and all commitments thereunder have been terminated, the balance of proceeds of the Collateral, if any, shall be paid to the Loan Parties, as applicable, or as otherwise required by law.

(b)      Any payment pursuant to clause (a)(iii) above with respect to Letter of Credit Collateral Obligations shall be paid to the Bank Agent for deposit in an account (the “Special Cash Collateral Account”) to Cash Collateralize (as defined in, and in the amount required by, the Credit Agreement as in effect on the First Amendment Date) the Outstanding Letters of Credit Exposure pursuant to the terms of the Credit Agreement. On each date after the occurrence of an Enforcement on which a payment is made to a beneficiary pursuant to a draw on a Letter of Credit, the Bank Agent shall distribute funds from the Special Cash Collateral Account in an amount not to exceed the amount drawn thereunder and in accordance with the terms of the Credit Agreement. On each date after the occurrence of an Enforcement on which a reduction in the Outstanding Letters of Credit Exposure occurs other than on account of a payment made to a beneficiary pursuant to a draw on a Letter of Credit, then the Bank Agent shall distribute to the Collateral Agent from the Special Cash Collateral Account an amount (determined in good faith by the Bank Agent) equal to the amount of such reduction, which amount shall be distributed as provided in clause (a)(iii), above. At such time as the amount of the Outstanding Letters of Credit Exposure is reduced to zero (as determined in good faith by the Bank Agent), any amount remaining in the Special Cash Collateral Account, after the distribution therefrom as provided above, shall be distributed by the Bank Agent to the Collateral Agent for distribution as provided in clause (a)(iii), above.

(c)      Each Loan Party, by its acknowledgment hereto, agrees that in the event any payment is made with respect to any Senior Indebtedness that is delivered to the Collateral Agent pursuant to this Section 5, (i) the Senior Indebtedness discharged by such payment shall be the amount or amounts of the Senior Indebtedness with respect to which such payment is distributed pursuant to this Section 5 notwithstanding that the payment may have initially been made by a Loan Party with respect to other Senior Indebtedness, and (ii) such payment shall be deemed to reduce the Senior Indebtedness of any Senior Lenders receiving any distributions from such payment under Section 5(a) or (b) in the amount of such distributions and shall be deemed to restore and reinstate the Senior Indebtedness of any Senior Lender making any such payment under Section 5(a) in the amount of such payment; provided that if for any reason such restoration and reinstatement shall not be binding against any Loan Party, the Senior Lenders agree to take actions as shall have the effect as placing them in the same relative positions as they would have been if such restoration and reinstatement had been binding against the Loan Parties.

6.       [Reserved].

7.       [Reserved].

8.       Certain Credit Extensions and Amendments to Agreements by the Senior Lenders; Actions Related to Collateral and Guaranty Agreements; Other Liens and Security Interests.

EXH ICA-13

(a)      The Bank Agent and each Bank agrees that, without the consent in writing of the Required Holders, it will not (i) except for the Guaranty Agreements, retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to all or any part of the Senior Indebtedness, or (ii) from and after the institution of any Bankruptcy Proceeding involving any Loan Party, as respects the Collateral enter into any agreement with such Loan Party with respect to post-petition usage of cash collateral, post-petition financing arrangements or adequate protection. Each Noteholder agrees that, without the consent in writing of the Requisite Lenders, it will not (i) except for the Guaranty Agreements, retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to all or any part of the Senior Indebtedness, or (ii) from and after the institution of any Bankruptcy Proceeding involving any Loan Party, as respects the Collateral enter into any agreement with such Loan Party with respect to post-petition usage of cash collateral, post-petition financing arrangements or adequate protection.

(b)     Each of the Bank Agent and each Senior Lender agrees that it will have recourse to the Collateral only through the Collateral Agent, that it shall have no independent recourse thereto and that it shall refrain from exercising any rights or remedies under the Collateral Documents which have or may have arisen or which may arise as a result of an Event of Default or an acceleration of the maturities of the Senior Indebtedness.

(c)      None of the Secured Parties shall take or receive a security interest in or lien upon any of the property or assets of any Loan Party as security for the payment of any Senior Indebtedness other than (i) liens and security interests granted to the Collateral Agent in the Collateral pursuant to the Collateral Documents, (ii) any judgment lien on any assets of the Loan Parties other than the Collateral as contemplated by Section 8(d), (iii) liens and security interests of the Bank Agent and the Banks on Cash Collateral (as defined in the Credit Agreement as in effect on the First Amendment Date) securing obligations in respect of Letters of Credit pursuant to the terms of the Credit Agreement as in effect on the First Amendment Date or on account of any Defaulting Lender’s (as defined in the Credit Agreement) obligations in respect of Letters of Credit and (iv) any set off rights of the Bank Agent and the Banks arising pursuant to the terms of the Credit Agreement as in effect on the First Amendment Date and, if any such security interest or lien is granted in violation of this paragraph (c), the grantee of such security interest or lien agrees that such security interest or lien shall be deemed to have been granted to the Collateral Agent for the benefit of the Secured Parties. The existence of a common law lien and setoff rights on deposit accounts shall not be prohibited by the provisions of this paragraph (c); provided that any realization on such lien or set off rights and the application of the proceeds thereof after a Sharing Event shall be subject to the provisions of this Agreement.

(d)      Nothing contained in this Agreement shall (i) prevent any Senior Lender from imposing a default rate of interest in accordance with the Credit Agreement or the Note Agreement or any Senior Notes, as applicable, or prevent a Senior Lender from raising any defenses in any action in which it has been made a party defendant or has been joined as a third party, except that the Collateral Agent may direct and control any defense directly relating to the Collateral or any one or more of the Collateral Documents as directed by the Required Senior Lenders, which shall be governed by the provisions of this Agreement, (ii) affect or impair the right any Senior Lender may have under the terms and conditions governing the Senior Indebtedness to accelerate and demand repayment of such Senior Indebtedness or (iii) prevent any Senior Lender from agreeing to new or modified covenants and other terms under, or otherwise amending, the Loan Documents or the Note Documents. Subject only to the express limitations set forth in this Agreement, each Senior Lender retains the right to freely exercise its rights and remedies as a general creditor of the Loan Parties in accordance with applicable law and agreements with the Loan Parties, including without limitation the right to file a lawsuit and obtain a judgment therein against the Loan Parties and to enforce such judgment against any assets of the Loan Parties other than the Collateral, provided that the application of the proceeds thereof shall be subject to the provisions of this Agreement. Nothing contained in this Agreement shall be construed as an amendment of, or a waiver of a consent to the departure by any Loan Party from, any provision of a Loan Document or a Note Document.

EXH ICA-14

(e)       Subject to the provisions set forth in this Agreement, each Secured Party and its affiliates may (without having to account therefor to any other Secured Party) own, sell, acquire and hold equity and debt securities of the Loan Parties and lend money to and generally engage in any kind of business with the Loan Parties (as if, in the case of Wells Fargo Bank, National Association, it was not acting as Collateral Agent), and, subject to the provisions of this Agreement, the Secured Parties and their affiliates may accept dividends, interest, principal payments, fees and other consideration from the Loan Parties for services in connection with this Agreement or otherwise without having to account for the same to the other Secured Parties.

9.       Accounting; Adjustments.

(a)       Each Secured Party agrees to render an accounting to any of the other Secured Parties of the amounts of the outstanding Senior Indebtedness, receipts of payments from the Loan Parties or from the Collateral and of other items relevant to the provisions of this Agreement upon the reasonable request from one of the others as soon as reasonably practicable after such request, giving effect to the application of payments and the proceeds of Collateral as provided in this Agreement.

(b)       Each party hereto agrees that (i) to the extent any amount distributed to it hereunder is in excess of the amount due to be distributed to it hereunder, it shall pay to the other parties hereto such amounts so that, after giving effect to such payments, the amounts received by all parties hereto are equal to the amounts to be paid to them hereunder, and (ii) in the event any payment made to any party hereto is subsequently invalidated, declared fraudulent or preferential, set aside or required to be paid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then each of the other parties hereto shall pay to such party such amounts so that, after giving effect to the payments hereunder by all such other parties, the amounts received by all parties are not in excess of the amounts to be paid to them hereunder as though any payment so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid had not been made.

10.       Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered one Business Day after delivery to a courier for next day delivery, upon delivery by courier or upon transmission during business hours (otherwise on the next Business Day) by electronic mail, telecopy or other similar electronic medium to the addresses set forth below the signatures hereto (or such other address as any party hereto shall have notified the other parties in writing in accordance with this Section 10), with a copy to any person or persons set forth below such signature shown as to receive a copy, or to such other address as any party designates to the others in the manner herein prescribed. Any party giving notice to any other party hereunder shall also give copies of such notice to all other parties.

EXH ICA-15

11.       Contesting Liens or Security Interests; No Partitioning or Marshalling of Collateral; Contesting Senior Indebtedness.

(a)       None of the Secured Parties shall contest the validity, perfection, priority or enforceability of or seek to avoid, have declared fraudulent or have put aside any lien or security interest granted to the Collateral Agent as contemplated hereby, and each Secured Party hereby agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interests. Each Senior Lender and, by its consent hereto, each Loan Party, shall also use its best efforts to notify the other Secured Parties of any change in the location of any of the Collateral or principal place of business, chief executive office or jurisdiction or organization of any Loan Party or of any change in law which would make it necessary or advisable to file additional financing statements in another location as against any Loan Party with respect to the liens and security interests intended to be created by the Collateral Documents, but the failure of any Senior Lender to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any other party hereto and any third party.

(b)       Notwithstanding anything to the contrary in this Agreement or in any Collateral Document, neither the Bank Agent nor any Senior Lender shall have the right to have any of the Collateral partitioned, or to file a complaint or institute any proceeding at law or in equity to have any of the Collateral partitioned and each of the Bank Agent and each Senior Lender hereby waives any such right. The Secured Parties hereby waive any and all rights to have the Collateral, or any part thereof, marshalled upon any foreclosure of any of the liens or security interests securing the Senior Indebtedness.

(c)       None of the Secured Parties shall contest the validity or enforceability of or seek to avoid, have declared fraudulent or have set aside any Senior Indebtedness. In the event any Senior Indebtedness is invalidated, avoided, declared fraudulent or set aside for the benefit of any Loan Party, the Secured Parties agree that such Senior Indebtedness shall nevertheless be considered to be outstanding for all purposes of this Agreement.

12.       No Additional Rights for Loan Parties Hereunder; Senior Indebtedness Held By Borrower and its Affiliates; Credit Bidding. Each Loan Party, by its consent hereto, acknowledges that it shall have no rights under this Agreement. If any Secured Party shall violate the terms of this Agreement, each Loan Party agrees, by its consent hereto, that it shall not use such violation as a defense to any enforcement by any such party against such Loan Party nor assert such violation as a counterclaim or basis for setoff or recoupment against any such party. Each Secured Party and, by its consent hereto, each Loan Party agrees, that any Senior Indebtedness that may at any time be held by any Loan Party or any Affiliate of any Loan Party shall not be considered to be outstanding for any purpose under this Agreement, such Loan Party or Affiliate shall not be a “Senior Lender”, “Bank” or “Noteholder” under this Agreement and such Loan Party or Affiliate shall not be entitled to the benefit of any provision of this Agreement. Each Loan Party further agrees that it will not object to, contest or oppose (or cause any other Person to object to, contest or oppose or support any other Person in objecting to, contesting or opposing) in any manner any “credit bid” by any Secured Party of any or all the Senior Indebtedness in any sale of assets of any Loan Party pursuant to Section 363 of the Bankruptcy Code, a plan of reorganization under the Bankruptcy Code or otherwise under any other provision of the Bankruptcy Code or in a similar process in any proceeding under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law.

EXH ICA-16

13.       Bankruptcy Proceedings. Nothing contained herein shall limit or restrict the independent right of the Bank Agent or any Senior Lender to initiate an action or actions in any Bankruptcy Proceeding in its individual capacity and to appear or be heard on any matter before the bankruptcy or other applicable court in any such proceeding, including, without limitation, with respect to any question concerning the post-petition usage of Collateral and post-petition financing arrangements. The Collateral Agent is not entitled to initiate such actions on behalf of the Bank Agent or any Senior Lender or to appear and be heard on any matter before the bankruptcy or other applicable court in any such proceeding as the representative of the Bank Agent or any Senior Lender. The Collateral Agent is not authorized in any such proceeding to enter into any agreement for, or give any authorization or consent with respect to, any determination of adequate protection with respect to the Senior Indebtedness or the post-petition usage of Collateral, unless such agreement, authorization or consent has been directed in writing by the Required Senior Lenders. This Agreement shall survive the commencement of any such Bankruptcy Proceeding.

14.       Independent Credit Investigation. None of the Secured Parties, nor any of their respective directors, officers, agents or employees, shall be responsible to any of the others for the solvency or financial condition of any Loan Party or the ability of any Loan Party to repay any of the Senior Indebtedness, or for the value, sufficiency, existence or ownership of any of the Collateral, or for the perfection or vesting of any lien or security interest, or for the statements of any Loan Party, oral or written, or for the validity, sufficiency or enforceability of any of the Senior Indebtedness, this Agreement, any Collateral Document, any Loan Document or any Note Document or any other document or agreement executed in connection with or pursuant to any of the foregoing, or for the liens or security interests granted by the Loan Parties to the Collateral Agent in connection therewith. Each of the Bank Agent and each Senior Lender has entered into its respective financial agreements with the Loan Parties based upon its own independent investigation, and makes no warranty or representation to the other Secured Parties, nor does it rely upon any representation by any of the others, with respect to the matters identified or referred to in this Section.

15.      Supervision of Obligations. Except to the extent otherwise expressly provided herein, each of the Bank Agent and each Senior Lender shall be entitled to manage and supervise the obligations of the Loan Parties to it in accordance with applicable law and the Bank Agent’s or such Senior Lender’s practices in effect from time to time without regard to the existence of any other Senior Lender.

16.      Turnover of Collateral. If the Bank Agent or any Senior Lender acquires custody, control or possession of any Collateral or any proceeds thereof or any other amounts described in Section 5(a), including, without limitation, Other Shared Amounts, after a Sharing Date other than pursuant to the terms of this Agreement, the Bank Agent or such Senior Lender, as the case may be, shall, subject to the penultimate paragraph of Section 5(a), upon the occurrence of an Enforcement, promptly cause such Collateral or the proceeds thereof to be delivered to or put in the custody, possession or control of the Collateral Agent for disposition and distribution in each case in accordance with the provisions of Section 5 of this Agreement. Until such time as the Bank Agent or such Senior Lender, as the case may be, shall have complied with the provisions of the immediately preceding sentence, the Bank Agent or such Senior Lender, as the case may be, shall be deemed to hold such Collateral and the proceeds thereof and such other amounts described in Section 5(a) in trust for the parties entitled thereto under this Agreement.

EXH ICA-17

17.       [Reserved].

18.      Amendment. This Agreement and the provisions hereof may be amended, modified or waived only by a writing signed by the Collateral Agent (acting at the direction of the Requisite Lenders and the Required Holders), the Bank Agent (with the authorization of the Requisite Lenders) and the Required Holders.

19.      Bank Agent Authorized to Act for Banks. The Bank Agent represents, warrants and covenants to the other parties hereto that it is and, the Person acting in the capacity of Bank Agent shall at all times while this Agreement is in effect remain, authorized pursuant to the Credit Agreement to execute this Agreement on behalf of itself and each other Bank and the execution, delivery and performance by the Bank Agent of this Agreement will result in a valid and legally binding obligation of each Bank enforceable in accordance with its terms. It shall be sufficient for all purposes under this Agreement that any distributions, payments or notices to be made or given by the Collateral Agent to the Banks or the Lender Parties shall be given to the Bank Agent on behalf of the Banks and such other Lender Parties, and the Collateral Agent is hereby authorized and directed to make and give such distributions, payments and notices to the Bank Agent.

20.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto, including any replacement Collateral Agent, subsequent holders of the Senior Indebtedness and Persons subsequently becoming parties to the Credit Agreement as a “Bank” thereunder or becoming parties to the Note Agreement as a “holder of a Note” thereunder, provided that no Noteholder shall assign or transfer any interest in any Senior Indebtedness or permit such Person to become such a party to the Note Agreement unless such transferee, assignee or Person executes and delivers to the Collateral Agent, the Bank Agent and each other Senior Lender an Assumption Agreement in the form of Exhibit B hereto under which such transferee, assignee or Person assumes the obligations of the transferor or assignor or the obligations of a “Noteholder,” hereunder from and after the time of such transfer or assignment or the time such Person becomes a party to the Note Agreement.

21.        Limitation Relative to Other Agreements. Nothing contained in this Agreement is intended to impair (a) as between the Noteholders and the Loan Parties, the rights of the Noteholders and the obligations of the Loan Parties under the Note Documents, or (b) as between the Banks and the Loan Parties, the rights of the Banks and the obligations of the Loan Parties under the Loan Documents.

22.       Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission (pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

EXH ICA-18

23.      Governing Law. THIS AGREEMENT SHALL BE GOVERNED AS TO VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT BY THE LAWS OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE GOVERNED BY THE LAWS OF ANY OTHER JURISDICTION).

24.      Jurisdiction; Waiver of Jury Trial.

(a)        Each Secured Party and, by its consent hereto, each Loan Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, each Secured Party and, by its consent hereto, each Loan Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)       Each Secured Party and, by its consent hereto, each Loan Party agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)        Each Secured Party and, by its consent hereto, each Loan Party hereby waives trial by jury in any action brought on or with respect to this Agreement or any other document executed in connection herewith.

25.       Collateral Agent.

(a)       The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the Collateral Documents to which the Collateral Agent is a party, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent:

(i)       shall not be subject to any fiduciary or other implied duties, regardless of whether a default, Event of Default, Specified Event of Default or Enforcement has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Collateral Documents to which the Collateral Agent is as party that the Collateral Agent is required to exercise as directed in writing by the Required Senior Lenders (or such other number or percentage of the Senior Lenders as shall be expressly provided for herein or in the Collateral Documents); provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to this Agreement or any Collateral Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law; and

(iii)       shall not, except as expressly set forth herein and in the Collateral Documents to which the Collateral Agent is a party, have any duty to disclose, and shall not be liable for the failure to disclose, in its capacity as Collateral Agent, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Collateral Agent or any of its Affiliates.

EXH ICA-19

(b)       Notwithstanding any other provision of this Agreement or the Collateral Documents, the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Senior Lenders (or such other number or percentage of the Senior Lenders as shall be expressly provided for herein or in the Collateral Documents) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Collateral Agent shall be deemed not to have knowledge of any default, Event of Default, Specified Event of Default, Sharing Event or Enforcement unless and until notice describing such occurrence is given to a responsible officer of the Collateral Agent within Corporate Trust Services in writing by a Senior Lender or the Bank Agent referring to this Agreement, describing such occurrence and stating that such notice is a “notice of default” or “notice of enforcement.”

(c)       The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any Collateral Document or in connection herewith or therewith, (iii) the performance or observance by any person other than the Collateral Agent of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, Event of Default, Specified Event of Default or Enforcement, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Collateral Document or any other agreement, instrument or document or (v) the terms or provisions of the Loan Documents or the Note Documents.

(d)       Each Senior Lender and the Bank Agent authorizes and directs the Collateral Agent to enter into the Collateral Documents to which it is a party on the date hereof on behalf of and for the benefit of the Secured Parties.

(e)      The Collateral Agent shall never be required to use, risk or advance its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties or the exercise of any of its rights and powers under this Agreement or the Collateral Documents.

(f)       In no event shall the Collateral Agent be liable for any consequential, indirect, punitive or special loss or damage of any kind whatsoever (including loss of profit) relating to its performance of its duties under this Agreement or any Collateral Document irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)      In no event shall the Collateral Agent be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

(h)       Delivery of reports, documents and other information to the Collateral Agent is for informational purposes only and the Collateral Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein. Information contained in notices, reports or other documents delivered to the Collateral Agent and other publicly available information shall not constitute actual or constructive knowledge.

(i)       Knowledge of or notices or other documents delivered to Wells Fargo Bank, National Association in any capacity other than as Collateral Agent hereunder shall not constitute knowledge of or delivery to Wells Fargo Bank, National Association in its capacity as Collateral Agent under this Agreement or the Collateral Documents. Knowledge of or notices or other documents delivered to Wells Fargo Bank, National Association in any capacity other than as Bank Agent or Senior Lender hereunder shall not constitute knowledge of or delivery to Wells Fargo Bank, National Association in its capacity as Bank Agent or Senior Lender under this Agreement or the Collateral Documents.

EXH ICA-20

(j)       Notwithstanding any provision of this Agreement or any Collateral Document to the contrary, (i) before taking or omitting any action to be taken or omitted by the Collateral Agent hereunder or thereunder, the Collateral Agent may seek the written direction of the Required Senior Lenders (which written direction may be in the form of an email), and the Collateral Agent shall be entitled to rely (and is fully protected in so relying) upon such direction and (ii) whenever reference is made herein or in any Collateral Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that the Collateral Agent shall be acting at the direction of the Required Senior Lenders and shall be fully protected in acting pursuant to such directions. The Collateral Agent is not liable with respect to any action taken or omitted to be taken by it in accordance with any such direction. If the Collateral Agent requests any such direction, the Collateral Agent shall be entitled to refrain from such action unless and until the Collateral Agent has received such direction, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. In the absence of an express statement in this Agreement or the Collateral Documents regarding which Senior Lenders shall direct in any circumstance, the direction of the Required Senior Lenders shall apply and be sufficient for all purposes. If the Collateral Agent requests, it must first be indemnified to its reasonable satisfaction by the Loan Parties or the Senior Lenders against any and all fees, losses, liabilities and expenses which may be incurred by the Collateral Agent by reason of taking or continuing to take, or omitting, any action directed by any Senior Lender. Any provision of this Agreement or the Collateral Documents authorizing the Collateral Agent to take any action shall not obligate the Collateral Agent to take such action.

(k)       If at any time the Collateral Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Collateral Agent is authorized to comply therewith in any manner as it or legal counsel selected by it with due care deems appropriate; and if the Collateral Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l)       Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Collateral Documents, the Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements).

(m)       Each party agrees and acknowledges that Wells Fargo Bank, National Association is acting in separate and distinct roles and capacities under this Agreement and the Collateral Documents. In no event shall Wells Fargo Bank, National Association in any role or capacity have any duty or liability for any other role or capacity.

(n)       The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it with due care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

EXH ICA-21

(o)       The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Collateral Document by or through any one or more sub agents appointed by the Collateral Agent. The exculpatory provisions of this Section 25 shall apply to any such sub agent. The Collateral Agent shall not be responsible for the action or inaction or the supervision, negligence or misconduct of any sub-agents that it selects with due care.

(p)       The Collateral Agent may at any time (i) give notice of its resignation to the Bank Agent and the Noteholders or (ii) be removed upon the written request of the Required Senior Lenders sent to the Collateral Agent and the other Senior Lenders. Upon receipt of any such notice of resignation or the removal of the Collateral Agent, the Required Senior Lenders shall appoint a successor Collateral Agent; provided that such successor Collateral Agent is a bank or trust company having capital, surplus and undivided profits of at least $250,000,000; provided further that, if at any time after the resignation or removal of the Collateral Agent and prior to the appointment of a successor Collateral Agent by the Required Senior Lenders the Collateral Agent, the Requisite Lenders or the Required Holders notify the others that one of the Persons listed on Schedule 25(p) hereto has agreed to serve as successor Collateral Agent on the terms set forth in this Agreement, then the Required Senior Lenders shall be deemed to have agreed to the appointment of such Person as successor Collateral Agent and shall enter into such documentation as is reasonably necessary to evidence such appointment. No resignation or removal of the Collateral Agent shall become effective until a successor Collateral Agent shall have been selected as provided herein and shall have assumed in writing the obligations of the Collateral Agent hereunder and under the Collateral Documents. In the event that a successor Collateral Agent shall not have been selected as provided herein or shall not have assumed such obligations within 30 days after the resignation or removal of the Collateral Agent, then the Collateral Agent may apply to a court of competent jurisdiction for the appointment of a successor Collateral Agent (at the sole cost and expense of the Loan Parties). Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, the retiring Collateral Agent shall assign all of the liens upon and security interests in all Collateral under this Agreement and the Collateral Documents, and all right, title and interest of the Collateral Agent under this Agreement and all the Collateral Documents, to the successor Collateral Agent, without recourse to the Collateral Agent or any Senior Lender and at the sole expense of the Loan Parties, and such successor Collateral Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent (other than any rights to indemnity or other payments owed to the retiring Collateral Agent), and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the Collateral Documents. After the retiring Collateral Agent’s resignation or removal hereunder, the provisions of this Section 25 and Sections 2(c), 2(d), 2(e) and 2(f) shall continue in effect for the benefit of such retiring Collateral Agent in respect of any actions taken or omitted to be taken by it while the retiring Collateral Agent was acting as Collateral Agent. Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(q)       The Collateral Agent shall not have any obligation whatsoever to assure that the Collateral exists or is owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Collateral Agent herein or pursuant to the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority. Notwithstanding anything contained in this Agreement or the Collateral Documents or otherwise to the contrary, the Collateral Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Collateral Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral (except as directed by the Required Senior Lenders in accordance with this Agreement); or (iii) take any action to protect against any diminution in value of the Collateral (except as directed by the Required Senior Lenders in accordance with this Agreement). The Collateral Agent shall not be responsible for the value of any of the Collateral or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for the account of other customers in similar transactions. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of its rights and powers.

EXH ICA-22

(r)       Not less than five Business Days (or such shorter period as may be agreed to by the Collateral Agent) prior to any payment, distribution or transfer of funds by the Collateral Agent to any Person, the payee shall provide to the Collateral Agent such documentation and information as may be requested by the Collateral Agent (unless such Person has previously provided the documentation or information, and so long as such documentation or information remain accurate and true); provided that the Collateral Agent shall make any such request at least five Business Days before the due date of any such documentation and information. The Collateral Agent shall have no duty, obligation or liability to make any payment to any Person unless it has timely received such documentation and information with respect to such Person, which documentation and information shall be reasonably satisfactory to the Collateral Agent.

(s)       The Collateral Agent shall act as the withholding agent under this Agreement. The Collateral Agent shall have the right to withhold taxes from any payments under this Agreement, and shall not be liable for such withholding, as required to comply with applicable law. The Senior Lenders, the Bank Agent and the Loan Parties, as applicable, shall each provide to the Collateral Agent an accurate, correct and complete IRS Form W-9 or IRS Form W-8 (together with any applicable certifications and exhibits), as may be applicable in connection with becoming parties to this Agreement. Wells Fargo Bank, National Association, both in its individual capacity and in its capacity as the Collateral Agent, shall have no liability to any Senior Lender, the Bank Agent or any Loan Party in connection with any tax withholding amounts paid or withheld pursuant to applicable law arising from a failure by such Senior Lender, the Bank Agent or such Loan Party to timely provide an accurate, correct and complete IRS Form W-9 or IRS Form W-8 (together with any applicable documentation). In the event any IRS form, certification or other documentation expires or becomes obsolete or inaccurate in any respect, the Senior Lenders, the Bank Agent or the Loan Parties, as applicable, shall promptly provide to the Collateral Agent an updated version of such form, certificate or other documentation or promptly notify the Collateral Agent in writing of its legal inability to do so.

EXH ICA-23

(t)       The Collateral Agent shall have no responsibility for interest or income on any funds held by it under this Agreement or any Collateral Document and any funds so held shall be held un-invested pending distribution thereof.

Section 26.   Patriot Act. The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and its implementing regulations, the Collateral Agent, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The parties hereto shall provide the Collateral Agent with such information as it may reasonably request including each party’s name, physical address, tax identification number and other information that is necessary to enable the Collateral Agent to identify and verify each party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 27.   Termination of this Agreement. Upon the earlier of (i) indefeasible payment and performance in full of the Loan and Reimbursement Obligations and/or the Note Document Obligations, in each case, after giving effect to any refinancing thereof that is secured by a Lien on the Collateral and (ii) the “Security Release Date” as defined in both the Credit Agreement and the Note Agreement, this Agreement shall terminate without further action on the part of the parties hereto, provided that the Collateral is concurrently released under each of the Collateral Documents.

Section 28.   Determinations with respect to Required Senior Lenders and Obligations.

(a)       Whenever, in connection with the exercise of rights or the performance of its obligations hereunder or under the Collateral Documents, the Collateral Agent shall be required to determine the existence or amount of any Loan and Reimbursement Obligations (including determination of Commitments, Guaranteed Obligations, Revolving Loans, Term Loans, Swing Line Loans or Outstanding Letters of Credit Exposure) or any Note Document Obligations (including the aggregate outstanding amount under the Senior Notes) or to determine if any consent, direction, request, other communication or action has been made or given by the Required Senior Lenders or the Supermajority Lenders or to make any payment or distribution to the Bank Agent or the Senior Lenders, the Collateral Agent may request in writing that such information be furnished to it in writing by the Bank Agent (with respect to the Loan and Reimbursement Obligations or any other information related to the Banks or Lender Parties) or each Noteholder (with respect to the Note Document Obligations or any other information related to such Noteholder) and shall be entitled to make such determination on the basis of the information so furnished; provided that if, notwithstanding such request, the Bank Agent or a Noteholder shall refuse to provide, or fails to provide within 10 Business Days of such request, the requested information, the Collateral Agent shall be entitled (but not obligated) to make any such determination by such reasonable method as it may determine, including by reliance upon a certificate of a responsible officer of the Borrower. The Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Loan Party, any Secured Party or any other Person as a result of such determination or any action taken or not taken pursuant thereto.

(b)       Notwithstanding the terms of this Agreement or any Collateral Document, in no event shall the Collateral Agent have any duty, responsibility or liability with respect to (i) the identity of any Bank or other Lender Party, (ii) the identity of any Noteholder, other than any Noteholder that has executed and delivered this Agreement or an Assumption Agreement delivered to the Collateral Agent, (iii) any requirements of the Loan Documents or the Note Documents regarding voting or otherwise taking action, including voting percentages or entitlement to vote, (iv) whether any Senior Indebtedness is held by the Loan Parties any Affiliate of the Loan Parties, or (v) whether any Senior Lender should be disregarded for purposes of voting, and in all such matters, the Bank Agent and the Noteholders shall be solely responsible for ensuring that votes comply with the Loan Documents and the Note Documents, respectively.

EXH ICA-24

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Wells Fargo Bank, National Association, in its
capacity as Bank Agent

By:
Title:

Address for notices:

Attn:

Facsimile:

Email:

Wells Fargo Bank, National Association, in
its capacity as Collateral Agent

By:
Title:

Address for notices:

Wells Fargo Bank, National Association
Corporate Trust Services
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention of:	Jason Prisco or Lance Yeagle-
Sunstone Hotel

Email:
ctsbankdebtadministrationteam@wellsfargo.com

EXH ICA-25

[Initial Noteholders]

By:

Title:

Address for notices:

[include email]

EXH ICA-26

EXHIBIT A

LIST OF NOTEHOLDERS

EXH ICA-27

EXHIBIT B

FORM OF ASSUMPTION AGREEMENT

Assumption Agreement

Reference is made to the Intercreditor and Collateral Agency Agreement, dated as of                         ,20       by and among Wells Fargo Bank, National Association (“WFB”) in its capacity as Bank Agent, WFB in its capacity as Collateral Agent and the Noteholders party thereto (the “Intercreditor Agreement”). Terms used in this Assumption Agreement and not otherwise defined herein shall have the meanings given in the Intercreditor Agreement.

The undersigned hereby advises the Collateral Agent, the Bank Agent and the other Senior Lenders that as of the date set forth below the undersigned [is the assignee or transferee of [describe Senior Indebtedness assigned or transferred] from [name of assigning or transferring Senior Lender]] became a party to the Note Agreement as a “holder” thereunder and, pursuant to the provisions of Section 20 of the Intercreditor Agreement, the undersigned hereby assumes the obligations of [[name of assigning or transferring Senior Lender] with respect to [describe Senior Indebtedness assigned or transferred]] a Noteholder under the Intercreditor Agreement from and after the date hereof.

Please be advised that for the purposes of Section 10 of the Intercreditor Agreement the address for notices to the undersigned is as follows:

Name:
Address:

Attention:
Facsimile:

Email:

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed as of           ,

By:
Title:

EXH ICA-28

ACKNOWLEDGMENT OF AND CONSENT AND AGREEMENT

TO INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

(this “Acknowledgment”)

The undersigned, the Loan Parties described in the Intercreditor and Collateral Agency Agreement, dated as of                          , 20       (the “Intercreditor Agreement”), among the Collateral Agent, the Bank Agent and the Noteholders (each as defined therein), acknowledge and, to the extent required, consent to the terms and conditions of the Intercreditor Agreement. The undersigned Loan Parties do hereby further acknowledge and agree to their joint and several agreements under Sections 2(c), 2(d), 2(e), 5(c) and 12 of the Intercreditor Agreement and acknowledge and agree that no Loan Party is a third-party beneficiary of, or has any rights under, the Intercreditor Agreement. The undersigned hereby further agree that any proceeds or any payment made by any Loan Party to any Senior Lender which is required to be delivered to the Collateral Agent and distributed in accordance with the provisions of Section 5(a) of the Intercreditor Agreement shall be deemed to have been delivered by the Loan Parties to pay the Senior Indebtedness in the amounts in which any such proceeds or payments are allocated under such Section 5(a) notwithstanding the amount initially paid to or received by any particular Senior Lender which such Senior Lender delivered to the Collateral Agent.

This Acknowledgment and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one of the same instrument. In proving this Acknowledgment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery of an executed counterpart of a signature page to this Acknowledgment by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart of this Acknowledgment.

IN WITNESS WHEREOF, the parties below have caused this Acknowledgment to be executed by their respective duly authorized officers as of                          , 20      .

SUNSTONE HOTEL PARTNERSHIP,
LLC, as Borrower

By:
Title:

SUNSTONE HOTEL INVESTORS, INC.,
as the Parent

By:
Title:

[SUBSIDIARY GUARANTORS]

EXH ICA-29

SCHEDULE A

SUBSIDIARY GUARANTORS

EXH ICA-30

SCHEDULE B

PLEDGORS

EXH ICA-31

SCHEDULE 25(p)

ACCEPTABLE SUCCESSOR COLLATERAL AGENTS

- Bank of America, N.A.

- Bank of New York Mellon

- Citibank, N.A.

- JPMorgan Chase Bank, N.A.

- KeyBank National Association

- PNC Bank, National Association

- State Street Bank and Trust Company

- UMB Bank, National Association

- U.S. Bank National Association

- Wilmington Trust, National Association

EXH ICA-32